Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

CHARTER LCI CORPORATION,

THE PROVIDENCE SERVICE CORPORATION,

PRSC ACQUISITION CORPORATION

and

CLCI AGENT, LLC

Dated as of November 6, 2007

	3.22	Minute Books	36
	3.23	Labor Agreements and Actions; Employee Compensation	36
	3.24	Real Property Holding Company	38
	3.25	Significant Customers and Suppliers	38
	3.26	No Unlawful Payments	38
	3.27	Brokers’ Fees	38
	3.28	Environmental Laws	38
	3.29	Absence of Certain Changes	39
	3.30	Votes Required and Obtained	39
	3.31	Third Party Payers	39
	3.32	Merger Consideration Statement	40
	3A.	Representations and Warranties of Sellers	40
	3A.1	Power and Authorization	41
	3A.2	Consents	41
	3A.3	Binding Effect and Noncontravention	41
	3A.4	Capital Stock	42
	3A.5	Investment Matters	42

4.	Representations and Warranties of Parent and Merger Sub		42
	4.1	Organization, Good Standing and Qualification	42
	4.2	Merger Sub	43
	4.3	Authority, Authorization and Enforceability	43
	4.4	Governmental Consents	43
	4.5	Required Consents	43
	4.6	Brokers’ Fees	44
	4.7	Funds	44

5.	Conditions of Obligations of Parent and Merger Sub at the Closing		44
	5.1	Representations and Warranties	44
	5.2	Performance	44
	5.3	Closing Deliverables	44
	5.4	Governmental Qualifications	44
	5.5	Orders and Injunctions	44
	5.6	HSR Act	45
	5.7	Material Adverse Effect	45
	5.8	Company Stock Options	45
	5.9	FIRPTA Certificate	45
	5.10	Senior Management Employment Arrangements	45
	5.11	Consents	45
	5.12	Guaranty Agreement	45
	5.13	Closing Date Indebtedness; Release of Encumbrances	45
	5.14	Shareholder Agreement and Other Affiliate Agreements	45
	5.15	Merger Consideration Statement	46
	5.16	Management Agreement(s)	46
	5.17	280G Stockholder Approval	46
	5.18	Opinion of Company Counsel	46
	5.19	Financing	46
	5.20	Amendments	46

6.	Conditions of the Company’s and Sellers’ Obligations at the Closing		46
	6.1	Representations and Warranties	46
	6.2	Performance	46
	6.3	Closing Deliverables	47
	6.4	Orders and Injunctions	47
	6.5	HSR Act	47
	6.6	Opinion of Parent Counsel	47

7.	Additional Covenants		47
	7.1	No Solicitation by the Company	47
	7.2	Employee Benefits	48
	7.3	Conduct of Business Pending Closing	49
	7.4	Restrictions on Conduct of Business of the Company and the Subsidiaries	50
	7.5	Access to Information	52
	7.6	Supplements to Disclosure Schedules; Notification	52
	7.7	Financing	53
	7.8	Shareholder Agreement and Other Affiliate Agreements	54
	7.9	Management Agreement	54
	7.10	Directors’ and Officers’ Indemnification	54
	7.11	Public Disclosure	54
	7.12	Consents; Cooperation	54
	7.13	Legal Requirements	55
	7.14	Securities Matters	55
	7.15	Merger Sub Compliance	55
	7.16	Audited Closing Financial Statements	55
	7.17	Release and Covenant Not to Sue	55

8.	Termination		56
	8.1	Termination	56
	8.2	Effect of Termination	57

9.	Stockholders’ Representative		58
	9.1	Appointment	58
	9.2	Limitations on Liability; Expenses	58
	9.3	Access	59
	9.4	Actions of the Stockholders’ Representative	59

10.	Indemnification and Escrow		59
	10.1	Indemnification	59
	10.2	Parent Indemnification	60
	10.3	Limitations on Indemnification	61
	10.4	Release of Indemnity Escrow Fund; Reduction of Option Values	63
	10.5	Exclusive Remedy	63
	10.6	Indemnification Procedures	63

11.	Miscellaneous		65
	11.1	Successors and Assigns; Third Parties	65
	11.2	Governing Law	65
	11.3	Counterparts	65
	11.4	Titles and Headings	65
	11.5	Notices	66
	11.6	Expenses	67
	11.7	Amendments and Waivers	68
	11.8	Severability	68
	11.9	Entire Agreement	68
	11.10	Further Instruments and Actions	68
	11.11	Assignment	68
	11.12	Waivers	68
	11.13	References	68
	11.14	Jurisdiction and Process	69
	11.15	Specific Performance	69
	11.16	Neutral Construction	69
	11.17	Survival of Obligations	69

v

INDEX OF DEFINED TERMS

“To the Knowledge of” or “Knowledge”	20
280G Stockholder Approval	49
Acquiror Indemnified Person	60
Action	22
Agreement	1
Ancillary Agreements	21
Arbitrator	12
Assets	31
Audited Closing Financial Statements	56
Benefit Plan	32
Certificate of Merger	2
Change in Company Recommendation	48
Claim Period	63
Claims	56
Closing	2
Closing Date	2
Closing Date Indebtedness	5
Closing Date Net Indebtedness	5
Closing Date Net Working Capital	11
COBRA	33
Code	7
Company	1
Company Common Stock	1
Company Recommendation	1
Company Stock Certificates	6
Company Takeover Proposal	48
Company Transaction Expenses	5
Confidentiality Agreement	52
Continuing Employees	48
Contracts	26
D&O Tail Premium	55
DGCL	1
Disclosure Schedule	18
Dissenting Shares	18
Effective Time	2
Encumbrance	30
Environmental Laws	39
Environmental Liabilities	39
ERISA	32
ERISA Affiliate	32
Escrow Agent	4

Escrow Agreement	4
Escrow Fund	4
Estimated Closing Date Net Working Capital	11
Estimated Closing Statement	11
Estimated Working Capital Deficit	11
Estimated Working Capital Surplus	11
Exchange Act	41
Exchange Fund	6
Final Closing Statement	12
Financial Statement Date	31
Financial Statements	31
FLSA	37
GAAP	29
Government Programs	40
Governmental Authority	22
Hazardous Materials	39
HSR Act	22
Indebtedness	28
Indemnifiable Losses	60
Indemnification Threshold	61
Indemnified Person	64
Insurance Policy	35
Intellectual Property	24
Intellectual Property Assignment Agreement	22
Intellectual Property Contributor	22
Knowledgeable Sellers	20
Law	19
Lease	30
Leased Real Property	30
Licensed Intellectual Property	24
Litigation Indemnification Threshold	62
LogistiCare	18
Material Adverse Effect	18
Material Contracts	26
Merger	1
Merger Consideration	3
Merger Consideration Statement	5
Merger Sub	1
Obligated Person	64
Owned Intellectual Property	24
Parent	1
Parent Indemnification Cap	63
Payoff Letters	46

Permits	25
Permitted Encumbrances	30
Potential 280G Benefits	49
Proposed Closing Statement	12
Receivables	31
Registration Statement	8
Related Party	29
Released Persons	56
Required Stockholder Approval	40
SEC	8
Securities Act	8
Seller Indemnification Cap	62
Software	25
Stockholders’ Representative	1
Subsidiaries	21
Surviving Entity	2
Target Indemnified Person	61
Target Net Working Capital	11
Tax	35
Tax Authority	34
Tax Return	35
Transmittal Letter	6
Treasury Regulations	35
Unaudited Balance Sheet	31
Uninterested Accounting Firm	12
Working Capital Deficit	11
Working Capital Surplus	11

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of November 6, 2007, by and among Charter LCI Corporation, a Delaware corporation (the “Company”), The Providence Service Corporation, a Delaware corporation (“Parent”), PRSC Acquisition Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and, only with respect to those Sections of this Agreement expressly applicable to it, CLCI Agent, LLC, a Delaware limited liability company, as the representative of the Sellers and certain other persons identified in Section 9 hereof (the “Stockholders’ Representative”).

Background

A. Merger Sub is a wholly owned subsidiary of Parent. Parent intends to acquire the Company on the terms and conditions set forth in this Agreement.

B. The stockholders, option holders and warrant holders of the Company are collectively referred to herein as the “Sellers”.

C. Each of Parent, Merger Sub and the Company desires to enter into a transaction whereby Merger Sub will merge with and into Company (the “Merger”), with the Company being the surviving entity. In the Merger, each issued and outstanding share of the Company’s Class A common stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share (collectively, “Company Common Stock”), other than the Dissenting Shares (as defined in Section 2.7(a) hereof), will be converted into the right to receive a portion of the Merger Consideration (as defined in Section 1.5(a) hereof).

D. The respective Boards of Directors of Parent and the Company have each approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and determined that the Merger is advisable. Parent has adopted this Agreement and approved the Merger on behalf of Merger Sub, as the sole member of Merger Sub, and in accordance with the DGCL.

E. The Company’s Board of Directors has recommended the Merger and this Agreement for approval by the Company’s stockholders (the “Company Recommendation”), and the Company’s stockholders will adopt this Agreement and approve the Merger.

F. Certain senior executives of the Company have, simultaneously with the execution of this Agreement, entered into certain “Terms of Employment” agreements with the Surviving Entity, which agreements include confidentiality, noncompetition and nonsolicitation covenants, to be effective upon the Closing (as defined in Section 1.2 hereof) in consideration for the substantial and valuable consideration such senior executives will receive upon consummation of the transactions contemplated by this Agreement and to protect the goodwill and confidential, proprietary and trade secret information of the Surviving Entity (as defined in Section 1.1 hereof).

Agreement

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:

1. The Merger.

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, at the Effective Time (as defined in Section 1.3 hereof). Following the Effective Time, the Company shall be the surviving entity (the “Surviving Entity”), shall become a direct, wholly-owned subsidiary of Parent, and all the rights and obligations of the Merger Sub shall be vested in the Company in accordance with the DGCL.

1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Sections 5 and 6 hereof, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Sections 5 and 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Blank Rome LLP, Philadelphia, Pennsylvania or at such other location as is agreed to by the parties hereto.

1.3 Effective Time. At, and subject to, the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached to this Agreement as Exhibit A (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and as so specified in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at and after the Effective Time: (i) the Surviving Entity shall possess all of the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Merger Sub and the Company; (ii) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including, without limitation, all choses in action, and all and every other interest of or belonging to or due to either the Merger Sub or the Company shall be taken and deemed to be transferred to, and vested in, the Surviving Entity without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of either Merger Sub or the Company prior to the Effective Time; and (iii) subject to the terms of this Agreement, all debts, liabilities, duties and obligations of the Company shall become the debts, liabilities, duties and obligations of the Surviving Entity, and the Surviving Entity shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company, and the rights of creditors of the Company shall not be impaired by the Merger, and may be enforced against the Surviving Entity.

1.5 Merger Consideration; Escrow Fund.

(a) Subject to adjustment as set forth in Sections 2.4 and 2.5 below, and payable in accordance with Section 1.5(h), the aggregate merger consideration to be paid by Parent and Merger Sub at Closing for all the outstanding Company Common Stock, Company Stock Options and Company Warrants shall be an amount equal to the difference between (i) $220,000,000 and (ii) the sum of (1) the Closing Date Net Indebtedness (defined below) and (2) the Company Transaction Expenses (defined below). The result of the calculation in the preceding sentence shall be increased by the amount of the Estimated Working Capital Surplus, if any, or decreased by the amount of the Estimated Working Capital Deficit, if any (such consideration, in the aggregate and as adjusted, the “Merger Consideration”).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Company Common Stock or shares of capital stock of Merger Sub, said shares shall be converted as follows:

(c) Capital Stock of the Merger Sub. Each issued and outstanding share of the capital stock of the Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(d) Cancellation of Company-Owned Stock. Any shares of Company Common Stock that are owned by the Company shall be canceled and retired and shall cease to exist without any conversion thereof.

(e) Capital Stock of the Company. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 1.5(d) above and any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount equal to (i) the quotient of (A) the sum of (1) the Merger Consideration, plus (2) the aggregate exercise price of the Company Stock Options, plus (3) the aggregate exercise price of the Company Warrants, divided by (B) the sum of (1) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (2) the number of shares of Company Common Stock issuable upon exercise of the Company Stock Options outstanding immediately prior to the Effective Time, plus (3) the number of shares of Company Common Stock issuable upon exercise of the Company Warrants outstanding immediately prior to the Effective Time (the “Common Stock Merger Consideration”), and (ii) any additional amounts as may be payable pursuant to Sections 2.4 and 2.5 below. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive (i) the Common Stock Merger Consideration (less the pro rata portion of the Escrow Fund) in consideration therefor upon the surrender of such certificate in accordance with Section 2.1 hereof, plus (ii) any additional amounts as may be payable pursuant to Sections 2.4 and 2.5 below. Notwithstanding anything to the contrary set forth herein, in no event will the aggregate amounts paid to Sellers exceed the Merger Consideration plus any additional amounts as may be payable pursuant to Sections 2.4 and 2.5 below.

(f) Company Stock Options. At the Effective Time, each then outstanding option to purchase Company Common Stock, whether vested or unvested (a “Company Stock Option”), will be cancelled and exchanged into the right to receive, immediately after the Effective Time, the Option Consideration, which shall be payable immediately after the Effective Time by delivery of (i) shares of common stock of Parent, par value $.001 per share (the “Parent Common Stock”), as further described on Exhibit B and (ii) any additional amounts as may be payable pursuant to Sections 2.4 and 2.5 below. Following the Effective Time, there shall be no outstanding Company Stock Options. For purposes of this Agreement, the term “Option Consideration” means an amount equal to (i) the Common Stock Merger Consideration multiplied by the number of shares of Company Common Stock issuable upon exercise of the Company Stock Options outstanding immediately prior to the Effective Time, less (ii) the aggregate exercise price of such Company Stock Options for such shares.

(g) Company Warrants. At the Effective Time, each then outstanding warrant to purchase Company Common Stock (a “Company Warrant”), will be cancelled in exchange for the right to receive an amount equal to (i) the Common Stock Merger Consideration multiplied by the number of shares of Company Common Stock issuable upon exercise of the Company Warrants outstanding immediately prior to the Effective Time, less (ii) the aggregate exercise price of such Company Warrants for such shares (the “Warrant Consideration”), and (iii) any additional amounts as may be payable pursuant to Sections 2.4 and 2.5 below. Following the Effective Time, there shall be no outstanding Company Warrants and any payment required pursuant to this Section 1.5(g) in connection with any Company Warrants shall constitute a part of the Merger Consideration.

(h) An amount equal to (1) the Merger Consideration less (2) the Option Consideration shall be payable in cash at the Closing.

(i) $11,178,000 in cash of the Merger Consideration payable to holders of Company Common Stock and Company Warrants (the “Escrow Fund”), shall be deposited at the Closing with Wells Fargo Bank, National Association as escrow agent (the “Escrow Agent”) in accordance with an escrow agreement dated as of the Closing Date in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”) by and among Parent, the Escrow Agent and the Stockholders’ Representative.

(j) For purposes of the Agreement, the following terms have the following meanings:

(i) “Closing Date Indebtedness” means the Indebtedness (as defined in Section 3.12(c) hereof) of the Company and its Subsidiaries on a consolidated basis as of the close of business on the day immediately preceding the Closing Date.

(ii) “Closing Date Net Indebtedness” means the difference between (a) the Closing Date Indebtedness and (b) cash and cash equivalents (but not including any restricted cash) of the Company and its Subsidiaries on a consolidated basis as of the close of business on the day immediately preceding the Closing Date.

(iii) “Company Transaction Expenses” means the unpaid out-of-pocket costs and expenses incurred by the Company in furtherance of this Agreement and the Merger, including Brokers’ Fees (as defined below), the D&O Tail Premium, the fees and expenses of Company counsel, and transaction fees or transaction bonuses (whether retention bonuses, parachute payments, bonus payments or similar items) payable to any Seller (including any Medicare Taxes arising from any amounts paid pursuant to the Company’s Transaction Incentive Bonus Plan in connection with the transactions contemplated by this Agreement), any employee or consultant of the Company and its Subsidiaries upon consummation of the Merger. “Company Transaction Expenses” shall not include any Management Transaction Expenses.

1.6 Certificate of Incorporation and Bylaws of the Surviving Entity. The certificate of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law (as defined in Section 3.1 hereof).

1.7 Directors and Officers. The directors of Merger Sub shall, from and after the Effective Time, become the directors of the Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the Surviving Entity. The officers of the Company shall, from and after the Effective Time, become the officers of the Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the Surviving Entity.

1.8 Pre-Closing Delivery of Information. No later than two business days prior to the scheduled Closing Date, the Company shall deliver to Parent a true and correct schedule detailing the Company’s calculation of the Merger Consideration payments in Section 1.5 hereof (including the Merger Consideration payable to each Seller) to be made at Closing (the “Merger Consideration Statement”). Such statement shall be attached to this Agreement as Schedule 1.8 of the Disclosure Schedule.

1.9 Recalculation of Merger Consideration. Within 10 days after the final determination of the 2008 Audited Financial Statements and the statement of 2008 Adjusted EBITDA, if the Earn-Out Payment (or any portion thereof) is earned, then the amount of such payment to be paid to each Seller pursuant to Section 2.5 shall be determined in accordance with Schedule 1.9 of the Disclosure Schedule.

2. Certain Effects of the Merger; Post Closing Adjustments.

2.1 Exchange Procedures.

(a) Parent will deposit, on or before the Effective Time with the Stockholders’ Representative, cash sufficient to pay immediately following the Effective Time (the “Exchange Fund”), and Parent shall instruct the Stockholders’ Representative to timely pay, the aggregate Merger Consideration payable at the Closing (net of the amount required to be contributed to the Escrow Fund). At Parent’s sole discretion, the Stockholders’ Representative shall invest any cash included in the Exchange Fund so long as such investment would not delay payment to any Seller. Parent shall be required to restore any loss to the Exchange Fund resulting from such investments of cash and any interest and other income resulting from such investments shall be paid to Parent or its designee.

(b) Parent shall cause the Stockholders’ Representative to deliver, at the Effective Time, to each holder of record of a certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (“Company Stock Certificates”) whose shares are to be converted into the right to receive the Merger Consideration pursuant to this Section 2.1, and to each holder of a Company Warrant: (i) a letter of transmittal in substantially the form attached to this Agreement as Exhibit D (the “Transmittal Letter”), and (ii) instructions for use in surrendering the Company Stock Certificate(s) and the warrant agreements, or for providing separate stock powers to the extent that such Company Stock Certificates are already in the Company’s possession, in exchange for the allocable portion of the Merger Consideration to be paid in consideration therefor upon surrender of such certificate. No interest shall accrue on the Merger Consideration payable upon the surrender of the Company Stock Certificates or warrant agreements for the benefit of, or be paid to, the holders of the Company Stock Certificates or holders of Company Warrants, as the case may be. Parent and the Company shall reasonably cooperate to facilitate delivery of Transmittal Letters and related instructions to the Company (which the Company may disseminate to its stockholders) sufficiently in advance of Closing so as to enable the Company’s stockholders and warrant holders to deliver completed materials to the Stockholders’ Representative within such a time frame as will permit receipt by such stockholders of any cash payments due on the Closing Date.

(c) Upon surrender to the Stockholders’ Representative of its Company Stock Certificate(s), accompanied by a properly completed Transmittal Letter, (i) a holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration, without interest, in respect of the shares of Company Common Stock represented by its Company Stock Certificate(s). Until so surrendered, each such Company Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the allocable portion of the Merger Consideration to be paid in consideration therefor upon surrender of such certificate(s). If requested by any holder of shares of Company Common Stock, the Stockholders’ Representative shall make the foregoing cash payment by wire transfer on the Closing Date, if the Stockholders’ Representative shall have received the materials required by this Section and otherwise within two business days after receipt of the required materials by the Stockholders’ Representative.

(d) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a Company Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay to the Stockholders’ Representative any transfer or other similar taxes required as a result of such payment to a person other than the registered holder of such Company Stock Certificate, or establish to the reasonable satisfaction of the Stockholders’ Representative that such tax has been paid or is not payable. Parent or the Stockholders’ Representative shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Company or the Stockholders’ Representative are required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by Parent or the Stockholders’ Representative, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Stockholders’ Representative.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Entity, they shall be cancelled and exchanged for the allocable portion of the Merger Consideration, without interest, in accordance with the procedures set forth in this Section 2.

(f) At any time following the six month anniversary of the Effective Time, Parent shall be entitled to require the Stockholders’ Representative to deliver to it any remaining portion of the Exchange Fund that was deposited with the Stockholders’ Representative at the Effective Time (including any interest received with respect thereto and other income resulting from investments by the Stockholders’ Representative, as directed by Parent pursuant to Section 2.1(a) above), and stockholders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration payable upon due surrender of their Company Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Stockholders’ Representative shall be liable to any holder of a Company Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) In the event any Company Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate(s) to be lost, stolen or destroyed and upon agreeing to indemnify Parent against any claim that may be made against it or the Surviving Entity with respect to such Company Stock Certificate(s), the Stockholders’ Representative will issue the Merger Consideration, without interest, deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Stock Certificates.

(h) At the Effective Time, each Company Stock Option shall have been cancelled and exchanged into Parent Company Stock as described on Exhibit B attached hereto.

(i) At the Effective Time, subject to the delivery of an appropriate Transmittal Letter, each holder of Company Warrants shall receive from the Stockholders’ Representative the applicable Warrant Consideration (less the pro rata portion of the Escrow Fund) into which the Company Warrants shall have been converted pursuant, and subject to, the provisions of Section 1.5(f) hereof.

2.2 Registration of Parent Common Stock. The shares of Parent Common Stock to be issued in connection with the Earn-Out Payment (as defined in Section 2.5 hereof), if any, will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(2) thereof. So long as shares of Parent Common Stock having an aggregate value in excess of $1,000,000 are issued in connection with the Earn-Out Payment, Parent shall use commercially reasonable efforts to prepare and file as promptly as practicable, and, in any event, within 30 days following the Earn-Out Payment Date, a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) covering the resale of such shares of Parent Common Stock issued in connection with the Earn-Out Payment, and Parent shall use commercially reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable after filing; provided that Parent may (i) postpone (one-time only) filing of the Registration Statement for a period not to exceed 60 days if required in order for Parent to satisfy the SEC’s financial statement requirements for the Registration Statement and (ii) postpone (one-time only) effectiveness of the Registration Statement for a period not to exceed 60 days after the date it has been advised by the SEC that it has no further comments on the Registration Statement if the board of directors of Parent determines in good faith that such effectiveness would materially and adversely affect Parent. Notwithstanding the foregoing, Parent shall have no obligation to register any shares of Parent Common Stock under this Section 2.2 if (i) such shares are eligible for sale pursuant to Rule 144(k) of the Securities Act, or any successor rule, without any limitation as to volume or (ii) such shares have been publicly sold. Parent’s obligation in the preceding sentence to file the Registration Statement within 30 days is subject to the condition that the holders of Company Common Stock provide Parent promptly, but in no event more than five days after the Earn-Out Payment Date, all information relating to them requested by Parent for inclusion in the Registration Statement, and such obligation of Parent to file the Registration Statement shall be postponed to the extent of any delay in providing such information. Parent shall pay all costs and expenses incident to the performance of its obligations pursuant to this Section 2.2 (other than the costs of any advisors to the holders of Parent Common Stock). Parent shall indemnify and hold harmless each holder of the shares of Parent Common Stock to be registered pursuant to this Section 2.2 (and each of such holder’s officers, directors, agents, employees and each person controlling such holder) against all claims, losses, damages and liabilities (including reimbursement of legal expenses) arising out of or based on any untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) and any prospectus contained therein (or amendment or supplement thereto), or based on any omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading

(provided, however, that Parent will not be liable in any such case to the extent that (i) any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Parent by an instrument duly executed by such holder and stated to be specifically for use therein), (ii) use of a prospectus during a period after Parent has notified the holders of Parent Common Stock in writing of the suspension of the use of such prospectus, (iii) failure of such holder to deliver a prospectus, as then amended or supplemented, as required by applicable laws; provided that Parent shall have delivered to such holder such prospectus, as then amended or supplemented, or (iv) any loss, liability, claim, damage or expense which, in the case of this clause (iv), is finally judicially determined to have resulted from the gross negligence, willful misconduct or bad faith of any such party seeking indemnification. Each holder of Parent Common Stock, severally, but not jointly, agrees to indemnify and hold harmless Parent, (and each of Parent’s officers, directors, agents, employees and each person controlling Parent) against all claims, losses, damages and liabilities (including reimbursement of legal expenses) described in the indemnity described above but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or any prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such holder furnished to Parent by or on behalf of such holder expressly for use in the Registration Statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto); provided, however, that no such holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such holder from the sale of Parent Common Stock pursuant to such Registration Statement. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action, claim, suit, investigation or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and to assume the defense thereof; provided, however, that in the event that any such action, claim, suit, investigation or proceeding includes both an indemnified party and the indemnifying party, and such indemnified party reasonably concludes that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or if the indemnifying party fails to assume the defense of the action, claim, suit, investigation or proceeding, in either case in a timely manner, then such indemnified party may employ separate counsel to represent or defend it in any such action, claim, suit, investigation or proceeding and the indemnifying party will pay the reasonable fees and disbursements of such counsel; provided, further, that the indemnifying party will not be required to pay the fees and disbursements of more than one counsel for all indemnified parties (and one separate local counsel). In any action, claim, suit, investigation or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 2.2 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (1) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party or (ii) be liable for any settlement of any such action effected without its prior written consent (which consent shall not be unreasonably withheld). If the indemnification provided for in this Section 2.2 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of Parent on the one hand and the holders on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. The relative fault of Parent on the one hand and the holders on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Parent, or by the holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission as well as any other relevant equitable considerations. In no event shall any holder of Parent Common Stock be liable pursuant to this Section 2.2 for an amount in excess of the amount of net proceeds received by such holder from the sale of Parent Common Stock pursuant to such Registration Statement, unless Parent is liable for such excess amount as a result of an untrue statement or omission based upon written information furnished to Parent by such holder and stated to be specifically for use in such Registration Statement.

2.3 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and the Surviving Entity are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.4 Adjustment to Merger Consideration.

(a) For purposes of this Section 2.4:

(i) “Closing Date Net Working Capital” means (1) the current assets of the Company and its Subsidiaries on a consolidated basis (including any restricted cash but excluding any other cash and cash equivalents or short-term deferred Tax assets) less (2) the current liabilities of the Company and its Subsidiaries on a consolidated basis (not including any accrued interest payable, accrued income taxes payable (other than state and local franchise taxes payable which will be deemed a current liability for determination of Closing Date Net Working Capital), revolving credit, short-term portion of senior term loan, short-term capital lease obligations or any other Closing Date Indebtedness) as of the close of business on the day immediately preceding the Closing Date in accordance with the guidelines set forth on Exhibit E and GAAP (as defined in Section 3.12(c) hereof) and as determined in the Final Closing Statement.

(ii) “Estimated Working Capital Deficit” means the amount, if any, that the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital.

(iii) “Estimated Working Capital Surplus” means the amount, if any, that the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital.

(iv) “Working Capital Deficit” means the amount, if any, by which the Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital, as reflected on the Final Closing Statement.

(v) “Working Capital Surplus” means the amount, if any, by which the Closing Date Net Working Capital is greater than the Estimated Closing Date Net Working Capital, as reflected on the Final Closing Statement.

(vi) “Target Net Working Capital” means an amount equal to negative twenty-two million five-hundred thousand dollars (-$22,500,000).

(b) No later than five days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent an estimated closing statement of the Company as of the Closing Date (the “Estimated Closing Statement”), which shall include a calculation of the Estimated Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”). The Company shall provide Parent and its representatives such books and records reasonably requested by them to verify the information contained in the Estimated Closing Statement. The Company shall make appropriate revisions to the Estimated Closing Statement as are mutually agreed upon by Parent and the Company.

(c) No later than 60 days following the Closing Date, the Company’s auditor shall prepare and deliver to the Stockholders’ Representative the draft closing statement of the Company as of the Closing Date (the “Proposed Closing Statement”) which shall include a calculation of each of the Closing Date Net Working Capital, the Working Capital Surplus, if any, and the Working Capital Deficit, if any. Parent shall cause to be provided to the Stockholders’ Representative such books and records reasonably requested by them to verify the information contained in the Proposed Closing Statement. The Proposed Closing Statement shall be prepared in accordance with (i) the guidelines set forth on Exhibit E and (ii) GAAP on a basis consistent with the Audited Closing Financial Statements.

(d) Parent and the Stockholders’ Representative shall have 30 days following receipt of the Proposed Closing Statement during which to notify the other party of any dispute of any item contained in the Proposed Closing Statement, which notice shall set forth in reasonable detail the basis for such dispute.

(e) If the Stockholders’ Representative or Parent does not notify the other party of any such dispute within such 30-day period, the Proposed Closing Statement shall be deemed to be the “Final Closing Statement.”

(f) If either the Stockholders’ Representative or Parent does notify the other party of any such dispute within such 30-day period, the Final Closing Statement shall be resolved as follows:

(i) Parent and the Stockholders’ Representative shall cooperate in good faith to resolve any such dispute as promptly as possible.

(ii) In the event Parent and the Stockholders’ Representative are unable to resolve any such dispute within 15 days (or such longer period as Parent and the Stockholders’ Representative shall mutually agree in writing) of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by a national accounting firm that has not performed work for either the Company or Parent within the past four years (any such firm, an “Uninterested Accounting Firm”), (1) the initial Uninterested Accounting Firm of which shall be Grant Thornton LLP or BDO Seidman, LLP or (2) in the event such accounting firm identified in (A) is unable or unwilling to take such assignment, another Uninterested Accounting Firm mutually agreed upon by Parent and the Stockholders’ Representative (such identified Uninterested Accounting Firm shall be referred to herein as the ”Arbitrator”). Such resolution shall be final and binding on the parties and shall be deemed the Final Closing Statement. The Arbitrator shall use commercially reasonable efforts to complete its work within 30 days following its engagement. The fees, costs and expenses of the Arbitrator shall be paid one-half by Parent and one-half by the Sellers.

(iii) Parent and the Stockholders’ Representative jointly shall revise the Proposed Closing Statement and the calculation of Closing Date Net Working Capital, the Working Capital Surplus, if any, and the Working Capital Deficit, if any, as appropriate to reflect the resolution of the objections (as agreed upon by Parent and the Stockholders’ Representative or as determined by the Arbitrator) and deliver it to Parent and the Stockholders’ Representative within 10 days after the resolution of such objections. Such revised balance sheet shall be deemed the Final Closing Statement.

(g) For purposes of determining the information on the Final Closing Statement, the parties may take into consideration all facts which are known prior to the final determination of the Final Closing Statement.

(h) To the extent there is a Working Capital Deficit on the Final Closing Statement, Parent shall be entitled to recover the amount of the Working Capital Deficit from Sellers (on a several and not joint basis). Any such Working Capital Deficit shall be paid to Parent by the Sellers, on a several and not joint basis.

(i) To the extent there is a Working Capital Surplus on the Final Closing Statement, Parent shall pay the Stockholders’ Representative, on behalf of the Sellers, the amount of the Working Capital Surplus by wire transfer of immediately available funds within two business days after the delivery of the Final Closing Statement to the Stockholders’ Representative to an account designated by the Stockholders’ Representative. Upon such payment, the Stockholders’ Representative or Stockholders’ Representative, as applicable, shall disburse promptly such amount to the Sellers in accordance with their pro rata ownership in the Company immediately prior to the Closing.

2.5 Earn-Out Payment.

(a) For purposes of this Section 2.5:

(i) “2007 Adjusted EBITDA” means, for the fiscal year ending December 31, 2007, the total of the following for the Surviving Entity and its Subsidiaries, determined on a consolidated basis, in each case as set forth in the 2007 Audited Financial Statements: net income; plus interest expense; plus income taxes; plus depreciation and amortization; plus amounts allocated to, or paid or payable by, the Surviving Entity or any of its Subsidiaries by or to Parent or any of its Affiliates for any corporate overhead costs; plus any incremental costs related to or arising from services or products provided by Parent or from procedures and practices required by Parent; plus costs and expenses incurred in connection with, related to, or arising from, the Merger or the other transactions contemplated by this Agreement, including the payment of transaction bonuses, sales bonuses or similar payments; plus extraordinary losses, including losses related to or arising from any asset sale; plus severance payments, severance benefits or similar payments paid or payable to current and former directors, officers and employees of the Surviving Entity or any of its Subsidiaries; plus any non-cash compensation charges related to equity compensation; less extraordinary gains, and gains related to or arising from any asset sale.

(ii) “2007 Audited Financial Statements” means the consolidated audited balance sheet of the Surviving Entity, and the related consolidated audited statements of income, stockholders’ equity and cash flows of the Company, including information relating to each of its consolidated Subsidiaries, together with all related notes and schedules thereto, for the fiscal year beginning January 1, 2007 and ending December 31, 2007, prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company immediately prior to the Effective Time.

(iii) “2008 Adjusted EBITDA” means, for the fiscal year ending December 31, 2008, the total of the following for the Surviving Entity and its

Subsidiaries, determined on a consolidated basis, in each case as set forth in the 2008 Audited Financial Statements: net income; plus interest expense; plus income taxes; plus depreciation and amortization; plus amounts allocated to, or paid or payable by, the Surviving Entity or any of its Subsidiaries by or to Parent or any of its Affiliates for any corporate overhead costs; plus any incremental costs related to or arising from services or products provided by Parent or from procedures and practices required by Parent; plus costs and expenses incurred in connection with, related to, or arising from, the Merger or the other transactions contemplated by this Agreement, including the payment of transaction bonuses, sales bonuses or similar payments; plus extraordinary losses, including losses related to or arising from any asset sale; plus severance payments, severance benefits or similar payments paid or payable to current and former directors, officers and employees of the Surviving Entity or any of its Subsidiaries; plus any non-cash compensation charges related to equity compensation; plus “start-up” losses arising from or related to new contracts; less extraordinary gains, and gains related to or arising from any asset sale.

(iv) “2008 Audited Financial Statements” means the consolidated audited balance sheet of the Surviving Entity, and the related consolidated audited statements of income, stockholders’ equity and cash flows of the Surviving Entity, including information relating to each of its consolidated Subsidiaries, together with all related notes and schedules thereto, for the fiscal year beginning January 1, 2008 and ending December 31, 2008, prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company immediately prior to the Effective Time.

(v) “Change of Control” means any transaction that results in any person or group directly acquiring legal or beneficial ownership of (i) equity securities of the Surviving Entity possessing the majority of the voting power under normal circumstances to elect a majority of directors or similar governing body (whether by merger, consolidation or sale or transfer of the equity securities of the Surviving Entity) or (ii) all or substantially all of the Surviving Entity’s and its Subsidiaries’ assets, determined on a consolidated basis.

(vi) “Earn-Out Payment” means an amount equal to the product of (i) 9.0 and (ii) the difference between (1) 2008 Adjusted EBITDA and (2) 110% of 2007 Adjusted EBITDA; provided that in no event shall the Earn-Out Payment exceed $40,000,000.

(b) No later than March 16, 2008, Parent shall deliver to the Stockholders’ Representative the 2007 Audited Financial Statements, together with a statement of 2007 Adjusted EBITDA prepared at the direction of the Surviving Entity’s chief financial officer. Parent shall provide the Stockholders’ Representative with reasonable access, during normal business hours, to any books and records reasonably requested by it to verify the information contained in such statements, subject to the Stockholders’ Representative executing in advance of any review a mutually agreeable confidentiality agreement. The Stockholders’ Representative shall have 45 days following receipt of the 2007 Audited Financial Statements and the statement of 2007 Adjusted EBITDA during which to notify Parent in writing of any dispute of any item contained in such statements, which written notice shall set forth in reasonable detail the basis for such dispute. If the Stockholders’ Representative does not notify Parent in writing of any such dispute, detailing in the written notice, the basis of such dispute, within such 45-day period, the 2007 Audited Financial Statements and the statement of 2007 Adjusted EBITDA shall be deemed to be final and binding upon the parties. If the Stockholders’ Representative does notify Parent in writing of any such dispute within such 45-day period, Parent and the Stockholders’ Representative shall cooperate in good faith to resolve any such dispute as promptly as possible. In the event Parent and the Stockholders’ Representative are unable to resolve any such dispute within 15 days (or such longer period as Parent and the Stockholders’ Representative shall mutually agree in writing) of written notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, the Arbitrator. Such resolution shall be final and binding on the parties. The Arbitrator shall use commercially reasonable efforts to complete its work within 30 days following its engagement. The fees, costs and expenses of the Arbitrator shall be paid one-half by Parent and one-half by the Sellers. Parent and the Stockholders’ Representative jointly shall revise, to the extent applicable, the statement of 2007 Adjusted EBITDA as appropriate to reflect the resolution of the objections (as agreed upon by Parent and the Stockholders’ Representative or as determined by the Arbitrator) and deliver such statement to Parent and the Stockholders’ Representative within 10 days after the final resolution of such objections.

(c) No later than March 16, 2009, Parent shall cause the Surviving Entity’s auditor to prepare and deliver to the Stockholders’ Representative the 2008 Audited Financial Statements, together with a statement of 2008 Adjusted EBITDA prepared at the direction of the Surviving Entity’s chief financial officer. Parent shall provide the Stockholders’ Representative with reasonable access, during normal business hours, to any books and records reasonably requested by it to verify the information contained in such statements, subject to the Stockholders’ Representative executing in advance of any review a mutually agreeable confidentiality agreement. The Stockholders’ Representative shall have 45 days following receipt of the 2008 Audited Financial Statements and the statement of 2008 Adjusted EBITDA during which to notify Parent in writing of any dispute of any item contained in such statements, which written notice shall set forth in reasonable detail the basis for such dispute. If the Stockholders’ Representative does not notify Parent in writing of any such dispute within such 45-day period, the 2008 Audited Financial Statements and the statement of 2008 Adjusted EBITDA shall be final and binding upon the parties. If the Stockholders’ Representative does notify Parent in writing of any such dispute within such 45-day period, Parent and the Stockholders’ Representative shall cooperate in good faith to resolve any such dispute as promptly as possible. In the event Parent and the Stockholders’ Representative are unable to resolve any such dispute within 15 days (or such longer period as Parent and the Stockholders’ Representative shall mutually agree in writing) of written notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, the Arbitrator. Such resolution shall be final and binding on the parties. The Arbitrator shall use commercially reasonable efforts to complete its work within 30 days following its engagement. The fees, costs and expenses of the Arbitrator shall be paid one-half by Parent and one-half by the Sellers. Parent and the Stockholders’ Representative jointly shall revise, to the extent applicable, the statement of 2008 Adjusted EBITDA as appropriate to reflect the resolution of the objections (as agreed upon by Parent and the Stockholders’ Representative or as determined by the Arbitrator) and deliver such statement to Parent and the Stockholders’ Representative within 10 days after the final resolution of such objections.

(d) The Earn-Out Payment shall be paid by Parent in cash; provided that, subject to Parent obtaining the approval of its stockholders of such issuance in accordance with Nasdaq Marketplace Rule 4350 (the “Necessary Approval”), each Seller shall have the right to elect to receive up to 50% of its pro rata share of the Earn-Out Payment (as set forth on Schedule 1.9 of the Disclosure Schedule) in the form of shares of Parent Common Stock. Parent agrees to use all commercially reasonable efforts to obtain the Necessary Approval at the first meeting of the stockholders of Parent following the date of this Agreement. If Parent fails to obtain the Necessary Approval and a Seller elects to receive a portion of such Seller’s pro rata share of the Earn-Out Payment in the form of shares of Parent Common Stock, then Parent shall pay such portion of the Earn-Out Payment to such Seller in cash in an amount equal to the product of (i) the number of shares of Parent Common Stock such Seller would have received if the Necessary Approval had been obtained by Parent, multiplied by (ii) the volume weighted average of the price per share of the Parent’s Common Stock for the 20 trading days immediately preceding the Earn Out Payment Date (such closing price, the “Earn Out Payment Per Share Price”), provided, however, that the Earn Out Payment Per Share Price shall not exceed the product of (i) 2.0, multiplied by (ii) the Signing Per Share Price. Each Seller shall, within 10 days after final determination of the 2008 Audited Financial Statements and the statement of 2008 Adjusted EBITDA, notify the Stockholders’ Representative in writing as to such Seller’s election. Parent shall, within two business days following the expiration of such 10-day period (the “Earn-Out Payment Date”), (i) pay an amount equal to the aggregate cash portion of the Earn-Out Payment by wire transfer of immediately available funds to such bank account or accounts designated by the Stockholders’ Representative and (ii) provide notice to the transfer agent for Parent to deliver to each Seller who has made an election to receive a portion of its Earn-Out Payment in shares of Parent Common Stock certificates representing such shares. Upon the receipt of the cash payment referred to in clause (i) above, the Stockholders’ Representative shall disburse promptly such amount to the Sellers in accordance with their respective pro rata ownership in the Company immediately prior to the Closing. For the purposes of this Section 2.5, the value of each share of Parent Common Stock shall be equal to $31.42 (the “Signing Per Share Price”).

(e) During the period from the Effective Time until December 31, 2008, subject to Parent’s policies, procedures and practices generally applicable to all of its subsidiaries, and in the absence of the Company’s and its Subsidiaries’ EBITDA for any two consecutive calendar quarters being less than 80% of the budgeted EBITDA for such calendar quarters, each of Parent and the Surviving Entity will (except with respect to borrowed Indebtedness (including, without limitation, any convertible debt), tax reporting and payments, the provision of services or products provided by Parent generally for the benefit of its subsidiaries and operations resulting from an integration plan between Parent, the Company and its Subsidiaries, the development of which is participated in by the chief executive officer of the Company), (i) operate the business of the Surviving Entity and its Subsidiaries in the ordinary course of business consistent with the past practice of the Company and (ii) refrain from removing material assets or material contracts from the business of the Surviving Corporation or any of its Subsidiaries consistent with the past practice of the Company. Parent shall refrain from intentionally taking any actions intended to reduce 2008 Adjusted EBITDA for the purpose of reducing the amount of the Earn-Out Payment.

(f) If a Change of Control occurs during the period from the Effective Time until the Earn-Out Payment Date which ascribes an enterprise value to the Company of in excess of $220,000,000, then, regardless as to whether the Earn-Out Payment would otherwise be payable, Parent shall pay to the Stockholders’ Representative (for prompt disbursement by the Stockholders’ Representative to the Sellers in accordance with their respective pro rata ownership in the Company immediately prior to the Closing) the full amount of the Earn-Out Payment ($40,000,000). For the avoidance of doubt, the occurrence of a Change of Control at an enterprise value of less than $220,000,000 shall not release Parent of its obligations under this Section 2.5 if the Earn-Out Payment otherwise becomes due and payable.

(g) Promptly following any acquisition by Parent of any entity engaged in the transportation brokerage business during the period from the Closing Date until December 31, 2008, Parent hereby agrees that its Board of Directors shall, in good faith, recalculate the original performance targets (the “New Performance Targets”) used to determine the Earn-Out Payment to appropriately reflect such acquisition, with such New Performance Targets to be subject to the approval of the Stockholders’ Representative, such approval not to be unreasonably withheld, conditioned or delayed. If the Stockholders Representative disapproves of the New Performance Targets, a dispute will be deemed to exist and Parent may submit the New Performance Targets to the Arbitrator and all such disputes with respect to the New Performance Targets shall be resolved in accordance with the procedures set forth in Section 2.5(c).

2.6 Seller Matters. By his, her or its execution of this Agreement, each Seller executing this Agreement, in his, her or its capacity as a stockholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its Exhibits. Such execution shall be deemed to be action taken by the written consent of each Seller for purposes of Section 228 of the DGCL. As a result of this approval, each Seller also confirms that he, she or it is no longer entitled to any appraisal rights pursuant to the DGCL.

2.7 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised such holder’s appraisal rights in accordance with Section 262 of the DGCL, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the applicable Merger Consideration, but the holder of the Dissenting Shares shall only be entitled to such appraisal rights as are granted pursuant to the DGCL.

(b) Notwithstanding the provisions of Section 2.7(a) above, if any holder of shares of Company Common Stock who demands his, her or its appraisal rights with respect to such shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its rights to receive payment for the fair market value of such shares under Section 262 of the DGCL, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration upon surrender of the certificate(s) representing such shares.

3. Representations and Warranties of the Company and Sellers. The Company and each of the Sellers, on a several and not joint basis, hereby represent and warrant to Parent and Merger Sub that, except as set forth on the Company’s Disclosure Schedule furnished on or before the date hereof (the “Disclosure Schedule”), the following statements in this Section 3 are true and correct:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. LogistiCare, Inc. (“LogistiCare”) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. LogistiCare Solutions, LLC (“Solutions”) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company and the Subsidiaries (as defined in Section 3.4 hereof) has all requisite corporate or limited liability company power, as the case may be, and authority to carry on such entity’s business as now conducted. Each of the Company and the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole. For all purposes under this Agreement, “Material Adverse Effect” shall mean any occurrence, event, fact, condition, effect or change, whether determined individually or in the aggregate, that does, or is reasonably likely to, (a) have a material adverse effect on the business (as presently conducted), operations, results of operations, properties or financial condition of the Company and the Subsidiaries, taken as a whole, other than any occurrence, event, fact, condition, effect or change (i) resulting from performance in accordance with the express terms of this Agreement by the parties of their respective covenants contained herein; (ii) impacting the economy, securities markets, or financial markets generally; (iii) impacting the Company’s and the Subsidiaries’ industry in general and not specific to the Company or the Subsidiaries; (iv) resulting from the announcement or existence of this Agreement or the transactions contemplated hereby; or (v) attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared); or (b) materially impair the ability of the Company to perform its respective obligations under this Agreement. For all purposes under this Agreement, “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree of a Governmental Authority.

3.2 Capitalization and Voting Rights of the Company. The authorized capital of the Company consists of, as of the date of this Agreement:

(a) Company Common Stock. 1,000,000 shares of Company Common Stock are authorized (700,000 shares of Class A common stock and 300,000 shares of Class B common stock), of which 590,197 shares of Class A common stock and 56,601 shares of Class B common stock are issued and outstanding and the rights, privileges and preferences of which are as stated in the Company’s Certificate of Incorporation.

(b) The outstanding securities of the Company are owned as of the date hereof by the securityholders and in the numbers specified on Schedule 3.2(b) of the Disclosure Schedule.

(c) The outstanding shares of Company Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of applicable securities Laws, or pursuant to valid exemptions therefrom.

(d) Except as set forth on Schedule 3.2(e) of the Disclosure Schedule, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts (as defined in Section 3.12(a) hereof) or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (1) additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or (2) any bonds, debentures, notes or other Indebtedness (as defined in Section 3.12(c) hereof) of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote, (ii) obligating the Company or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract or undertaking with respect to shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company, or (iii) that give any person the right to receive any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of Company Common Stock. Neither the Company nor any of the Knowledgeable Sellers (as defined below) is a party or subject to any agreement or understanding, and to the Knowledge of the Knowledgeable Sellers, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or the voting or giving of written consents by a director of the Company. For all purposes under this Agreement, the term “To the Knowledge of” or “Knowledge” and similar phrases means in the case of an individual, knowledge of a particular fact or matter, actually known or that which could reasonably be expected to be known after reasonable inquiry. For purposes of this Agreement, the term “Knowledgeable Sellers” means each of John L. Shermyen, Albert Cortina, Thomas E. Oram, Herman M. Schwarz, M. Chinta Gaston, Robert Cornell and each member of the Company’s Board of Directors.

(e) Schedule 3.2(e) of the Disclosure Schedule sets forth the name of each holder of a Company Stock Option, together with the grant date, exercise price and the number and type of shares of Company Common Stock issuable upon exercise of each such Company Stock Option.

3.3 Capitalization and Voting Rights of the Subsidiaries.

(a) Capitalization and Voting Rights of LogistiCare. The authorized capital of LogistiCare consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. The Company owns all outstanding shares of LogistiCare. The rights and privileges of the common stock of LogistiCare are as stated in its Certificate of Incorporation. The issued and outstanding securities of LogistiCare are all duly and validly authorized and issued and fully paid and nonassessable, and were issued in accordance with all applicable securities Laws, rules and regulations, or pursuant to valid exemptions therefrom. LogistiCare is not a party or subject to any agreement, and to the Knowledge of the Knowledgeable Sellers, there is no agreement between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or the voting or giving of written consents by a director of LogistiCare.

(b) Capitalization and Voting Rights of Other Subsidiaries. Schedule 3.3(b) of the Disclosure Schedule sets forth the outstanding equity interests of each Subsidiary other than LogistiCare and, in the event of a corporation, the number of shares of stock outstanding as of the date hereof. The outstanding capital stock or membership interests or other equity interests in the Subsidiaries identified on Schedule 3.3(b) of the Disclosure Schedule were issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom. No Subsidiary identified on Schedule 3.3(b) of the Disclosure Schedule is a party or subject to any agreement, and there is no agreement between any persons, which affects or relates to the voting or giving of written consents with respect to any security or the voting or giving of written consents by a manager, director or similar person or member, stockholder or other equity owner of any Subsidiary identified on Schedule 3.4 of the Disclosure Schedule.

(c) Other Matters. There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (1) additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, any Subsidiary or (2) any bonds, debentures, notes or other Indebtedness of the Company or the Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of any Subsidiary’s capital stock or other equity interests may vote, (ii) obligating the Company or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract or undertaking with respect to shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, any Subsidiary or (iii) that give any person the right to receive any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock or other equity interests in any Subsidiary.

3.4 Subsidiaries. Schedule 3.4 of the Disclosure Schedule lists each direct and indirect subsidiary of the Company (collectively, the “Subsidiaries”). The Company does not presently (i) control, directly or indirectly, any other person or (ii) own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other person. None of the Subsidiaries presently (i) controls, directly or indirectly, any other person or (ii) owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person, except as shown on Schedule 3.4 of the Disclosure Schedule. None of the Company or any of the Subsidiaries is a participant in any joint venture (except as set forth on Schedule 3.4 of the Disclosure Schedule), legal partnership or similar arrangement.

3.5 Authority, Authorization and Enforceability. The Company has the corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and the other agreements set forth on Schedule 3.5 of the Disclosure Schedule, (the Escrow Agreement and such other agreements are referred to as the “Ancillary Agreements”) and to consummate the Merger and the other transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the filing and recordation of the Certificate of Merger. All corporate action on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Ancillary Agreements, and the performance of all obligations of the Company, hereunder and thereunder, has been taken or, with respect to the matters set forth on Schedule 3.5 of the Disclosure Schedule, will be taken prior to Closing. The Board of Directors of the Company has unanimously made the Company Recommendation. This Agreement has been duly and validly executed and delivered by the Company and each Ancillary Agreement to which the Company will become a party to on or prior to Closing, will be, when executed by the Company, duly and validly executed and delivered by the Company, and, in each case, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a valid and legally binding agreement of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited as a matter of public policy under applicable federal or state securities Laws.

3.6 Governmental Consents. No consent, notice, approval, order or authorization of, or registration, qualification, or filing with, any government or governmental, administrative or regulatory body thereof, or any subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) (“Governmental Authority”) on the part of the Company or any of the Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement (including the Merger), except (i) the filing of the Certificate of Merger with the Secretary of State of Delaware; (ii) the filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); or (iii) the consents and notices specified on Schedule 3.6 of the Disclosure Schedule.

3.7 Litigation. Except as set forth on Schedule 3.7 of the Disclosure Schedule, there is no action, suit, proceeding, inquiry, claim, complaint, charge or investigation materially adverse to the Company and its Subsidiaries, taken as a whole (each, an “Action”) pending or, to the Knowledge of the Knowledgeable Sellers, threatened against or affecting the Company or any of the Subsidiaries, or any Action that questions the validity of this Agreement or any Ancillary Agreement or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby (including the Merger) or thereby, nor, to the Knowledge of the Knowledgeable Sellers, is there any basis for the foregoing. Except as set forth on Schedule 3.7 of the Disclosure Schedule, none of the Company or any of the Subsidiaries (nor, to the Knowledge of the Knowledgeable Sellers, any of their respective employees or consultants) is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency. There is no Action by the Company or any of the Subsidiaries currently pending or that the Company or any of the Subsidiaries intends to initiate (other than routine collection of accounts in the ordinary course of business and consistent with past practices).

3.8 Confidentiality and Intellectual Property Assignment Agreements. All persons who have materially contributed to the development of any part of any Owned Intellectual Property (as defined in Section 3.9(i) hereof) (each, an “Intellectual Property Contributor”) have executed a confidential information and inventions assignment agreement or similar agreement in substantially the form provided to Parent or Parent’s counsel (each, an “Intellectual Property Assignment Agreement”). Each such Intellectual Property Assignment Agreement is forth on Schedule 3.8 to the Disclosure Schedule. To the Knowledge of the Knowledgeable Sellers, no Intellectual Property Contributor is in violation of any material term of any Intellectual Property Assignment Agreement.

3.9 Intellectual Property and Technology.

(a) Schedule 3.9(a) of the Disclosure Schedule sets forth a true, correct and complete list of all registrations or applications included in the Owned Intellectual Property. The Company and the Subsidiaries, as applicable, have sufficient title and ownership of, licenses for, or other valid rights to use, all Intellectual Property used in their respective businesses as presently conducted. Except as set forth on Schedule 3.9(a) of the Disclosure Schedule, the Company and the Subsidiaries are the sole and exclusive owners of the Owned Intellectual Property, and except as set forth on Schedule 3.9(a) of the Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind with any third party relating to any Owned Intellectual Property.

(b) The conduct of the business of the Company and the Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party, except for such infringements, misappropriations or violations which would not be materially adverse to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Knowledgeable Sellers, neither the Company nor any of the Subsidiaries has received any material claim or demand, and no material Action is pending or, to the Knowledge of the Knowledgeable Sellers, threatened against the Company or any of the Subsidiaries, (i) alleging that the Company or any of the Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property owned by a third party or (ii) challenging the validity, registrability, enforceability or ownership of, or the right of the Company or the Subsidiaries to use, any Owned Intellectual Property.

(c) To the Knowledge of the Knowledgeable Sellers, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property. Since January 1, 2006, neither the Company nor any Subsidiary has brought or threatened a material claim against any third party (i) alleging that such third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property or (ii) challenging such third party’s ownership or use, or the validity, registrability, or enforceability, of such third party’s Intellectual Property.

(d) Schedule 3.9(d) of the Disclosure Schedule sets forth a true, correct and complete list, and brief description of, all material Software included in the Owned Intellectual Property. To the Knowledge of the Knowledgeable Sellers, the Software is sufficient to operate the business of the Company and its Subsidiaries without material disruption as of the date hereof.

(e) To the Knowledge of the Knowledgeable Sellers, none of the Company’s or the Subsidiaries’ respective Key Employees is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency or industry organization or association, that would materially interfere with the use of his or her best efforts to promote the interests of the Company or the Subsidiaries, or that would materially conflict with the Company’s current business or the business of any of the Subsidiaries as presently conducted. For all purposes of this Agreement, “Key Employee” means an employee of the Company or its Subsidiary whose annual base salary is in excess of $100,000.

(f) The Company and each of the Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of the data, trade secrets and other confidential or proprietary information owned or used by the Company and the Subsidiaries. The Company and the Subsidiaries have, since January 1, 2006, been in material compliance with such policies and procedures, and such policies and procedures comply in all material respects with all applicable Laws. To the Knowledge of the Knowledgeable Sellers, there have been no breaches or violations of any such security measures, or any unauthorized access of any data, trade secrets and other confidential or proprietary information owned or used by the Company and the Subsidiaries which would be materially adverse to the Company and its Subsidiaries, taken as a whole. No suit or action is pending against the Company or any Subsidiary relating to any such policy, procedure or measure, or any breach or alleged breach thereof, nor has the Company or any Subsidiary received any written notice (or, to the Knowledge of the Knowledgeable Sellers, any oral notice) of any threatened material claim with respect to such matters.

(g) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations which (i) materially restrict the Company’s or any of the Subsidiaries’ rights to use any Intellectual Property or (ii) permit any third party to use any Owned Intellectual Property.

(h) Except as set forth on Schedule 3.9(h) of the Disclosure Schedule, the execution of this Agreement (including the consummation of the transactions contemplated hereby) shall not (i) result in the loss or impairment of the Company’s or any of the Subsidiaries’ rights to or under any of the Owned Intellectual Property (ii) give rise to a right to terminate any agreement under which the Company or any of the Subsidiaries obtains the rights to use any Licensed Intellectual Property (as defined in Section 3.9(i)(ii) hereof), or (iii) result in payment obligations under any Intellectual Property Contracts which are materially in excess of the amounts payable prior to the Closing Date.

(i) For purposes of this Section 3.9, the following terms have the following meanings:

(i) “Intellectual Property” means all patents and patent applications, registered, unregistered and applications to register trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, registered, unregistered and applications to register copyrights, together with translations, adaptations, derivations and combinations thereof, trade secrets, know-how, Software (including data and related documentation), domain names and all improvements thereto, and all other similar material intellectual property rights.

(ii) “Licensed Intellectual Property” means Intellectual Property owned by a third party and used in and material to the business of the Company and the Subsidiaries as presently conducted and for which the Company or a Subsidiary has secured a use license pursuant to a valid and enforceable written agreement, of which a true and complete copy has been provided to Parent or Parent’s counsel.

(iii) “Owned Intellectual Property” means Intellectual Property that is material to the business of the Company and the Subsidiaries and presently used in the business of the Company or any of the Subsidiaries as presently conducted, but not including Licensed Intellectual Property.

(iv) “Software” means all (1) computer programs (including “off-the-shelf” software), whether in source code or object code form, (2) data, database specifications, designs and compilations and (3) all documentation relating to any of the foregoing.

3.10 Compliance with Other Instruments and Laws. Except as set forth on Schedule 3.10 of the Disclosure Schedule and except for such violations or defaults which would not be materially adverse to the Company and its Subsidiaries, taken as a whole, since January 1, 2006 (i) the Company has not been, and is not, in violation or default of any provision of its certificate of incorporation, or bylaws, or in violation or default of any material instrument, judgment, order, writ, decree or Contract to which it is a party or by which it is bound; and (ii) the Company has not been, and is not in, violation or default of any Law of any Governmental

Authority or rule or regulation applicable to such entity. Except as set forth on Schedule 3.10 of the Disclosure Schedule and except for such violations or defaults which would not be materially adverse to the Company and its Subsidiaries, taken as a whole, (1) none of the Subsidiaries is in violation or default of any provision of such entity’s respective Certificate of Incorporation or Bylaws (or similar organizational documents), or in violation or default of any material instrument, judgment, order, writ, decree or Contract to which such entity is a party or by which such entity is bound, and (2) none of the Subsidiaries is in violation or default of any Law or rule or regulation applicable to such entity. Except as set forth on Schedule 3.10 of the Disclosure Schedule and except for such violations or defaults which would not be materially adverse to the Company and its Subsidiaries, taken as a whole, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Merger and the other transactions contemplated hereby and thereby, will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice or both, either a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit) under any such instrument, judgment, order, writ, decree or Contract, including any Material Contract (as defined in Section 3.12(a) hereof), or an event that requires a consent or waiver or any other action by any person under, or requires the payment of a penalty in connection with, any Contract binding upon the Company or any Subsidiary or results in the creation of any Encumbrance upon any assets of the Company or any of the Subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any Permit (as defined in Section 3.11 hereof) applicable to the Company or any of the Subsidiaries, except for any of the foregoing which would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

3.11 Permits.

(a) Each of the Company and the Subsidiaries has, and for the past three years has had, all material franchises, permits, certifications, registrations, licenses, approvals and any similar authority necessary for the conduct of its business as now being conducted by it (including all those required by any Governmental Authorities engaged in the regulation of the business of the Company or any of the Subsidiaries) (collectively, “Permits”). All such Permits are current and valid, and each such entity, as applicable, is in good standing with the appropriate Governmental Authorities in each state and other jurisdiction in which such entity does business, except where the failure to be current or valid or to be in good standing would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

(b) The Closing and the consummation of the transactions hereby contemplated will not result in any material default or material loss of good standing with respect to any Permit material to the conduct of the Company’s business or the business of any Subsidiary as now conducted. All material filings required to be made with or approvals required to be obtained on behalf of the Company or any of the Subsidiaries from any Governmental Authority in connection with the transactions contemplated hereby are set forth on Schedule 3.11(b) of the Disclosure Schedule.

(c) Except as set forth on Schedule 3.11(c) of the Disclosure Schedule or for normal or ordinary course examinations conducted by a Governmental Authority in the regular course of the business of the Company and the Subsidiaries, since January 1, 2006 (i) to the Knowledge of the Knowledgeable Sellers, no Governmental Authority has initiated any inquiry, proceeding or investigation into the business or operations of the Company or any Subsidiary which, if adversely determined, would be materially adverse to the Company and its Subsidiaries, taken as a whole, and (ii) there is no unresolved violation or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or any Subsidiary which, if adversely determined, would be materially adverse to the Company and its Subsidiaries, taken as a whole.

3.12 Material Contracts; Certain Actions.

(a) Schedule 3.12(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of the following contracts, agreements, understandings or arrangements (whether oral or written) (collectively, “Contracts”) to which the Company or any of the Subsidiaries is a party or by which any such entity is bound (collectively, the “Material Contracts”):

(i) (1) Contracts (measured in terms of obligations (contingent or otherwise) of, or payments by, the Company or any of its Subsidiaries) with the top 20 service providers to the Company or any of its Subsidiaries for the 2007 calendar year (it being acknowledged and agreed by the parties hereto that all Contracts involving obligations (contingent or otherwise) of, or payments by, the Company or any of its Subsidiaries to service providers in excess of $250,000 for the 2007 calendar year shall be deemed to be “Material Contracts” for purposes of this Section 3.12), (2) all Contracts that are reasonably expected to involve obligations (contingent or otherwise) of, or payments to the Company or any of the Subsidiaries, by customers of the Company or any Subsidiary in excess of $500,000 during the 2007 calendar year, and (3) all other Contracts that are reasonably expected to involve obligations (contingent or otherwise) of, or payments by or to the Company or any of the Subsidiaries, in excess of $500,000 during the 2007 calendar year;

(ii) each Contract that limits the ability of the Company or any Subsidiary to engage in any line of business or compete with any person or otherwise conduct its business in any geographic area or during any period of time;

(iii) all Contracts under which the Company or any Subsidiary has any Indebtedness (as defined in Section 3.12(c) hereof) or under which any person has directly or indirectly guaranteed Indebtedness of the Company or any of the Subsidiaries;

(iv) any license of any Intellectual Property to or from the Company or any of the Subsidiaries (other than the license to the Company or any of the Subsidiaries of standard, generally commercially available, “off-the-shelf” third party products that are not part of any product, service or Owned Intellectual Property) that are reasonably expected to involve payments by the Company or any of the Subsidiaries in excess of $250,000 during the 2007 calendar year;

(v) all Contracts between the Company and any of its officers, directors, affiliates, or any affiliate thereof, or any of the Subsidiaries and any of such entity’s officers, directors, managers, members, affiliates, or any affiliate thereof, (including indemnification agreements required in connection therewith), excluding agreements explicitly contemplated hereby and by the Ancillary Agreements;

(vi) any employment or consulting Contract with any executive officer or other Key Employee of the Company other than those that are terminable at will by the Company or the Subsidiaries at any time without liability or financial obligation to the Company or the Subsidiaries;

(vii) all Contracts with any Governmental Authority that are reasonably expected to involve payments by the Company or any of the Subsidiaries in excess of $500,000 during the 2007 calendar year;

(viii) all letters of credit;

(ix) all Contracts relating to the Leased Real Property for leases with an annual rent in excess of $250,000;

(x) all Contracts for capital expenditures in excess of $250,000 or the acquisition or construction of fixed assets having a cost in excess of $250,000;

(xi) all Contracts that provide for an increased benefit or payment, or accelerated vesting, upon the execution hereof or the Closing or in connection with the transactions contemplated hereby;

(xii) all Contracts providing for the indemnification or holding harmless of any officer, director, or Key Employee;

(xiii) all Contracts involving the sale or purchase of substantially all of the assets or capital stock of any person other than in the ordinary course of business, or a merger, consolidation, business combination or similar extraordinary transaction in excess of $500,000;

(xiv) All Contracts granting to any person an option or first refusal, first offer or similar preferential right to purchase or acquire any material assets;

(xv) all Contracts for personal services (including with consultants and lobbyists); and

(xvi) any other material Contract not otherwise covered in subsections (i) through (xv) hereof.

(b) A true copy of each Material Contract has been provided to Parent or Parent’s counsel. Each Material Contract is valid and binding on the Company, and, to the Knowledge of the Knowledgeable Sellers, the other parties thereto, and is in full force and effect and enforceable against the Company and, to the Knowledge of the Knowledgeable Sellers each other party thereto in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now of hereafter in effect, affecting creditors’ rights generally. The Company is not in material breach of or default under any Material Contract and, to the Knowledge of the Knowledgeable Sellers, no other party to any Material Contract is in breach thereof or default thereunder. No event has occurred and is continuing or, to the Knowledge of the Knowledgeable Sellers, is threatened, which, after the giving of notice, the lapse of time or otherwise, would (i) constitute a material breach or default by the Company under any Material Contract or, to the Knowledge of the Knowledgeable Sellers, any other party to any Material Contract or (ii) result in a termination of any Material Contract. Except as set forth on Schedule 3.12(b) of the Disclosure Schedule, each Material Contract is in writing.

(c) Except as set forth on Schedule 3.12(c) of the Disclosure Schedule or in the Financial Statements (as defined in Section 3.18 hereof), there is no Indebtedness outstanding. For all purposes under this Agreement, “Indebtedness” means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof, but if not to the whole of the assets, a pro rata amount of such obligations equal to such portion thereof) including, without limitation, principal accrued and unpaid interest, and other fees and out-of-pocket costs related thereto; (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) the capitalized portion of any obligations of such person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”), (iv) all obligations of a person other than the Company or any Subsidiary that is secured by a lien on any asset of the Company; (v) all Indebtedness of others guaranteed by such person to the extent of such guarantee; (vi) all obligations of such person under conditional sale or other title retention agreements relating to assets purchased by such person; and (vii) any off-balance sheet receivables financing arrangements.

3.13 Related-Party Transactions. Except as set forth on Schedule 3.13 of the Disclosure Schedule, no Affiliate, officer, Key Employee or director of Sellers, the Company or any of the Subsidiaries (a “Related Party”) or member of such Related Party’s immediate family, or any person in which such Related Party is an officer, director, partner or member, or in which such Related Party has significant ownership interests or otherwise controls, has any

Indebtedness (or committed to undertake any Indebtedness or extend or guarantee credit) to the Company or any of the Subsidiaries, nor do the Company or any of the Subsidiaries have any Indebtedness (or have any commitments to undertake any Indebtedness or extend or guarantee credit) to any of such persons other than for accrued salary and bonuses in the ordinary course of business. Except as set forth on Schedule 3.13 of the Disclosure Schedule, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any of the Subsidiaries is affiliated or, to the Knowledge of the Knowledgeable Sellers, with which the Company or any of the Subsidiaries has a business relationship, or to the Knowledge of the Knowledgeable Sellers, any firm or corporation that competes with the Company or any of the Subsidiaries, except that officers, Key Employees or directors of the Company or any of the Subsidiaries and members of such Related Party’s immediate families may own stock in publicly traded companies, representing no more than 5% of the voting securities of any such company, that may compete with the Company or the Subsidiaries.

3.14 Registration Rights. None of the Company or any of the Subsidiaries has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity and which will remain effective at the Closing.

3.15 Corporate Documents. The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or similar organizational documents of each of the Company and the Subsidiaries, each as amended and currently in effect.

3.16 Real Property.

(a) Neither the Company nor any Subsidiary has any ownership interest in any real property. Schedule 3.16(a) of the Disclosure Schedule sets forth a true and complete list of all real property of the Company and the Subsidiaries which is leased or subleased by the Company or the Subsidiaries (such real property leased or subleased is herein referred to as the “Leased Real Property”). The Company and the Subsidiaries have made available to Parent true and complete copies of each lease with respect to the Leased Real Property (each, a “Lease”), each sublease (including any amendments or modifications thereto) and each other material agreement to which the Company or a Subsidiary is a party pertaining to the Leased Real Property. With respect to each Lease: (i) each is in full force and effect and there are no existing monetary defaults or material non-monetary defaults under any Lease by the Company or the Subsidiaries or, to the Knowledge of the Knowledgeable Sellers, the lessor or sublessor thereof; (ii) to the Knowledge of the Knowledgeable Sellers, no event has occurred that (with notice, lapse of time or both) would constitute a monetary breach or default or material non-monetary breach or default under any Lease by any party thereto; (iii) Since January 1, 2006, the Company’s and the Subsidiaries’ possession and quiet enjoyment of any Leased Real Property under such Lease has not been disturbed in any material respect; and (iv) except as set forth on Schedule 3.16(a) of the Disclosure Schedule, there are no leases, subleases, licenses, concessions or other agreements or arrangements granting to any third party or parties the right of use or occupancy of any portion of any Leased Real Property and neither the Company nor any of the Subsidiaries has assigned its interest under any Lease or sublet any part of the premises covered thereby or exercised any right or option thereunder.

(b) The Company and the Subsidiaries have a valid leasehold interest in the Leased Real Property leased or subleased by the Company and the Subsidiaries, in each case free and clear of all Encumbrances, except for (i) Encumbrances listed or described on Schedule 3.16(b) of the Disclosure Schedule or (ii) Permitted Encumbrances.

(c) For all purposes under this Agreement, “Permitted Encumbrances” means (i) statutory liens for current Taxes (as defined in Section 3.20 hereof) or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate Action and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairmen’s and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable (excluding any liens arising under ERISA (as defined in Section 3.19(a) hereof)); (iii) easements, rights of way, encroachments, or restrictions affecting or burdening the Leased Real Property which individually or in the aggregate do not detract materially from the current use or value of the Leased Real Property; (iv) zoning, building, fire, health, environmental and pollution control Laws, ordinances, rules and safety regulations; and (v) liens that will be released at or prior to the Closing.

(d) For all purposes under this Agreement, “Encumbrance” means any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, or encumbrance.

3.17 Sufficiency of Assets.

(a) The Company and the Subsidiaries own or lease or have contractual arrangements for all buildings, machinery, equipment, personal property, Leased Real Property and other tangible assets that are material to, the operation of the business of the Company and the Subsidiaries (taken as a whole) as it is currently conducted (the “Assets”).

(b) Except as set forth on Schedule 3.17 of the Disclosure Schedule, the Company and the Subsidiaries have good, valid and marketable title or a valid leasehold interest in all of the Assets free and clear of all Encumbrances, except for Permitted Encumbrances.

(c) All material equipment and other material items of tangible personal property and material assets of the Company and its Subsidiaries (taken as a whole) (i) are in operating condition and capable of being used for their intended purposes, ordinary wear and tear excepted and (ii) are usable in the ordinary course of business.

3.18 Financial Statements.

(a) The Company has delivered to Parent or Parent’s counsel true and complete copies of the consolidated audited balance sheet of the Company and the related consolidated audited statements of income, stockholders’ equity and cash flows of the Company, including information relating to each of its consolidated Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountants, as of and for the fiscal years ended December 31, 2006 and December 31, 2005, and the consolidated unaudited balance sheet of the Company and the related statements of income and cash flows of the Company, as of and for the nine month period ended September 30, 2007 (collectively, the “Financial Statements”). Except as set forth on Schedule 3.18(a) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices of the Company throughout the periods indicated and with each other, except that the unaudited Financial Statements are subject to normal year-end adjustments and do not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company on a consolidated basis, as of the dates, and for the periods, indicated therein. Except as set forth on Schedule 3.18(a) of the Disclosure Schedule or as set forth in the Financial Statements, none of the Company nor any of the Subsidiaries has any liabilities, contingent or otherwise of a type required by GAAP to be reflected in the Financial Statements, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2007 (the “Financial Statement Date”), (ii) liabilities expressly specified on the Disclosure Schedules, (iii) obligations under Contracts and (iv) liabilities that would not be materially adverse to the Company and its Subsidiaries, taken as a whole. The Company’s unaudited balance sheet as of the Financial Statement Date shall be referred to as the “Unaudited Balance Sheet”.

(b) Except as set forth on Schedule 3.18(b) of the Disclosure Schedule, all accounts receivable reflected on the Unaudited Balance Sheet, and the accounts receivable of the Company and its Subsidiaries outstanding as of the date hereof (“Receivables”) (i) are valid, existing and collectible in the ordinary course of business (net of reserves consistent with past practice); provided; however, that this item (i) shall not be deemed to be a guaranty of collection and (ii) represents monies due for goods sold and delivered or services rendered in the ordinary course of business. Except as set forth on Schedule 3.18(b) of the Disclosure Schedule, all Receivables in existence on the date hereof are 90 days old or less, and there are no material disputes regarding the collectibility of any such Receivables (other than immaterial disputes which are otherwise reserved for on the Company’s books or which arise after the date hereof and prior to the Closing Date in the ordinary course of business).

3.19 Employee Benefit Plans.

(a) Schedule 3.19(a) of the Disclosure Schedule contains a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) whether or not subject to ERISA, and all bonus, deferred compensation, severance pay, pension, profit sharing, retirement, insurance, stock purchase, stock option, restricted stock, incentive, vacation pay, sick pay or other fringe benefit plan or arrangement, or employment, change in control or consulting agreements or arrangements to which the Company or any of the Subsidiaries, or any person that is, together with the Company or the Subsidiaries, treated as a single employer under Section 414 of the Code, or Section 4001(b) of ERISA (each, an “ERISA Affiliate”), is a party, with respect to which the Company, any of the Subsidiaries or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company, any of the Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, officer, director, manager or consultant of the Company, any of the Subsidiaries or any ERISA Affiliate (each, a “Benefit Plan”).

(b) The Company has furnished or made available to Parent or Parent’s counsel a true and complete copy of each Benefit Plan (or a written summary of any Benefit Plan that is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each Benefit Plan, including (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Benefit Plan, (iv) the most recently received Internal Revenue Service determination or opinion letter for each Benefit Plan intended to qualify under Section 401(a) of the Code, (v) the two most recently prepared actuarial reports and financial statements, if any, in connection with each Benefit Plan (if not included in such annual report), (vi) pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any Governmental Authority (including the Department of Labor and the Internal Revenue Service), and (vii) service agreements, stop loss insurance policies, and related contracts and documents (including, but not limited to, all compliance reports and testing results for the past three (3) years and material employee communications), closing letters, audit finding letters, revenue agent findings and similar documents.

(c) None of the Benefit Plans is subject to Title IV of ERISA or Section 412 of the Code, and none of the Company, any Subsidiary or any ERISA Affiliate has ever maintained or contributed to a plan that is subject to Title IV of ERISA or Section 412 of the Code. None of the Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Section 413(c) or Section 414(f) of the Code. Except as set forth on Schedule 3.19(c) of the Disclosure Schedule, none of the Benefit Plans provides a self-insured benefit. None of the Benefit Plans is a “MEWA” as defined in Section 3(40)(A) of ERISA.

(d) Except as set forth on Schedule 3.19(d) of the Disclosure Schedule, each Benefit Plan is now and since April 20, 2004 has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA, the Code and Section 4980B of the Code (“COBRA”). No Action is pending or, to the Knowledge of the Knowledgeable Sellers, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and to the Knowledge of the Knowledgeable Sellers, no fact or event exists that could give rise to any such Action. No Benefit Plan which is a welfare benefit plan (as defined in Section 3(1) of ERISA) provides benefits to former employees of the Company or any of the Subsidiaries (other than as required by COBRA or other similar Law). Each Benefit Plan may be amended, terminated or otherwise discontinued at any time without material liability to the participants, the Company, any Subsidiary or any ERISA Affiliate, other than ordinary administration expenses. The Company, its ERISA Affiliates, and all fiduciaries of the Benefit Plans have complied with the provisions of the Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder, except for non-compliances which would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

(e) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, the application for such letter was accurate and complete in all material respects, and nothing has occurred since the date of such letter that would adversely affect the qualified status of such Benefit Plan.

(f) Neither the Company nor any Subsidiary, any Benefit Plan, any trust created thereunder, nor, to the Knowledge of the Knowledgeable Sellers, any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan or any such trust would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(g) Except as disclosed on Schedule 3.19(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(h) Except as set forth on Schedule 3.19(h) of the Disclosure Schedule, each Benefit Plan has been operated in good faith compliance with Section 409A of the Code and the regulations and other authoritative guidance thereunder. No Benefit Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Treas. Reg. § 1.409A-1) after October 3, 2004. No stock option or equity unit option granted under any Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code.

(i) With respect to the Benefit Plans, the Company and each ERISA Affiliate will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP, to the extent required by GAAP) as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date.

3.20 Taxes.

(a) Each of the Company and the Subsidiaries has filed all Tax Returns (as defined in this Section 3.20) as required by Law. These Tax Returns are true and correct in all material respects. Each of the Company and the Subsidiaries has paid all Taxes due. As of the Closing, there are no federal or state income taxes due and payable by the Company or which would be due and payable as of the Closing Date by the Company if such Tax liability were determined as if the taxable year of Company and each Subsidiary ended on the Closing Date, in each case with respect to the operations of the Company and its Subsidiaries through the Closing Date.

(b) Except as otherwise provided on Schedule 3.20(b) of the Disclosure Schedule, since January 1, 2006, (i) none of the Company nor any of the Subsidiaries has had any material Tax deficiency or material claim for additional Tax proposed or assessed against it and no such entity has executed or otherwise agreed to any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge; and (ii) none of the Company’s or the Subsidiaries’ federal income Tax Returns and no such entity’s state income or franchise Tax or sales or use Tax Returns or any other material Tax Return has been audited by any Governmental Authority responsible for the determination, assessment or collection of Taxes (“Tax Authority”), and no such entity has been notified in writing by any Tax Authority that any such audit is contemplated or pending.

(c) Except as otherwise provided on Schedule 3.20(c) of the Disclosure Schedule, each of the Company and the Subsidiaries has complied in all material respects with all applicable Laws relating to Taxes required to be withheld or collected.

(d) Neither the Company nor any Subsidiary has since January 1, 2006 agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(e) None of the Company or any Subsidiary (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns (other than a group of which the Company is the common parent) or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(f) Neither the Company nor any Subsidiary has any actual or potential liability for any Taxes of any person (other than the Company or any Subsidiary) under U.S. Treasury Regulations (“Treasury Regulations”) Section 1.1502-6 (or any similar provision of Law in any jurisdiction), or as a transferee or successor, by contract, or otherwise.

(g) The Company has made available to Parent or Parent’s counsel correct and complete copies of all income Tax Returns for the three (3) preceding taxable years.

(h) Neither the Company nor any Subsidiary has engaged in any transaction that may give rise to: (i) a registration obligation under Section 6111 of the Code and applicable Treasury Regulations; (ii) a list maintenance obligation under Section 6112 of the Code and applicable Treasury Regulations; (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and applicable Treasury Regulations or (iv) any obligation arising under any provision of state, local or foreign Law corresponding to or similar to the provisions in any of clauses (i), (ii) or (iii).

For all purposes under this Agreement, (i) “Tax” includes all federal, state, local and foreign taxes or assessments, including income taxes, sales taxes, gross receipts taxes, excise taxes, use taxes, value added taxes, royalty taxes, franchise taxes, payroll taxes, withholding taxes, property taxes and import taxes and any additions to tax, interest or penalties applicable thereto and (ii) “Tax Return” means any report, return, statement, declaration or other written information (including information returns and reports) required to be supplied to a Tax Authority in connection with Taxes and any amended returns, including claims for refund.

3.21 Insurance.

(a) Schedule 3.21(a) of the Disclosure Schedule sets forth a true and complete list of each insurance policy (each an “Insurance Policy”) that is maintained by, or was maintained at any time since January 1, 2006 by the Company or any of the Subsidiaries, the purpose of which is or was to insure against risk of loss to the Company, the Subsidiaries, the business of the Company or the Subsidiaries or the employees of the Company and the Subsidiaries, including director and officer insurance. Except as set forth on Schedule 3.21(a) of the Disclosure Schedule, there have been no material claims made under any such Insurance Policy during the last two years. True and correct copies of each Insurance Policy in effect on the date hereof have been furnished or made available to Parent or Parent’s counsel. With respect to each such Insurance Policy, (i) the policy is valid, binding and enforceable in accordance with its terms and is in full force and effect and (ii) no party to the policy has repudiated, or given notice to the Company or any Subsidiary of an intent to repudiate, any provision thereof.

(b) All insurance, reinsurance and coinsurance Contracts issued or assumed by the Company or any Subsidiary and now in force (each, an “Insurance Contract”) are, to the extent required under applicable Law, are in all material respects on forms approved by the Governmental Authorities of the state or jurisdiction where issued or filed. The Company has made available to Parent the forms of all such Insurance Contracts that are (i) currently in use, or (ii) proposed to be used and approved for use by the Company or any Subsidiary, and related documents, and the states or jurisdictions in which such forms are proposed to be used. Any premium rates required to be filed with or approved by any Governmental Authority have been so filed or approved and premiums charged materially conform thereto.

(c) All benefits paid or currently due by the Company or the Subsidiaries under any Insurance Contract have been paid in accordance in all material respects with applicable Laws and the terms of such Insurance Contract, except for such benefits for which the Company reasonably believes there is a basis to contest payment. To the Knowledge of the Knowledgeable Sellers, each agent or broker, at the time such agent or broker placed business in force for the Company or the Subsidiaries, was duly licensed as an insurance agent or broker (for the types of business placed in force by such insurance agent or broker) in the particular jurisdiction in which such agent or broker placed in force such business if such licensure was required by such jurisdiction, and no such insurance agent or broker violated, in any material respect, any Law applicable to the placement of business in force for the Company or the Subsidiaries.

(d) The Company has made available to Parent (i) all market conduct examination reports issued since January 1, 2006, and all draft market conduct examination reports issued and outstanding as of the date hereof and (ii) the reports reflecting the results of the most recent triennial and financial examinations of the affairs of the Company and the Subsidiaries by state regulatory officials. The Company has made available to Parent, upon request, if any, all documents dated as of January 1, 2006 or later related to other regulatory actions, enforcement actions, consent decrees or other similar actions. All material deficiencies or material violations in such reports or documents for any prior year have been resolved to the satisfaction of the applicable regulatory officials, except where the failure to resolve such deficiencies or violations would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Subsidiaries has utilized advertising or marketing materials which have not been approved by any regulatory authorities whose approval is required for such utilization, except where the failure to obtain such approval would not be materially adverse to the Company and its Subsidiaries, taken as a whole. All group enrollment and contracts to which the Company or any of the Subsidiaries is a party have either been approved by or filed for approval with all regulatory authorities whose approval of such agreements and contracts is required and neither the Company nor any of the Subsidiaries has been notified by any such regulatory authority of any material problem or material compliance issue as to such Contracts or agreements.

(f) The reserves and other liability amounts with respect to the Insurance Contracts (i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) are fairly stated in accordance with sound actuarial principles, (iii) are based on actuarial assumptions that are in accordance with those called for in the provisions of the related Insurance Contracts, (iv) were determined in all material respects in accordance with the requirements of all applicable Laws and (v) were determined in all material respects in accordance with GAAP consistently applied in accordance with the past practices of the Company.

3.22 Minute Books. The minute books of the Company provided to Parent or Parent’s counsel reflect all material actions taken, and resolutions adopted by the directors and stockholders since April 20, 2004.

3.23 Labor Agreements and Actions; Employee Compensation.

(a) Except as set forth on Schedule 3.23 of the Disclosure Schedule, none of the Company nor any of the Subsidiaries is bound by or subject to (and none of such entity’s assets or properties is bound by or subject to) any Contract with any labor union, labor organization or works council, and no employees of the Company or any of the Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of the Subsidiaries. Since January 1, 2006, no labor union, labor organization or works council has requested or, to the Knowledge of the Knowledgeable Sellers, has sought to represent any of the employees, of the Company or any of the Subsidiaries. There is no strike, lockout, slowdown, work stoppage, arbitration, material grievance or other material labor dispute involving the

Company or any of the Subsidiaries pending, or to the Knowledge of the Knowledgeable Sellers, threatened, nor are the Knowledgeable Sellers aware of any labor organization activity with respect to the Company’s employees. The Knowledgeable Sellers are unaware of any officer of the Company, or that any group of employees of the Company or any of the Subsidiaries, intends to terminate their employment with the Company or any of the Subsidiaries. Each of the Company and the Subsidiaries has complied in all material respects, and there is no material Action pending, or to the Knowledge of the Knowledgeable Sellers, threatened against the Company or any of the Subsidiaries regarding compliance, with all applicable state, local, federal and foreign Laws related to employment and employment practices, including but not limited to all Laws related to equal employment opportunity, non-discrimination, terms and conditions of employment, health and safety, wages and hours, employment of aliens and other provisions of the Immigration and Nationality Act, disability, affirmative action and government contractors, leaves of absence, workers’ compensation, labor relations and unemployment compensation.

(b) Except as set forth on Schedule 3.23(b) of the Disclosure Schedule, each of the Company and the Subsidiaries have at all times since April 20, 2004 properly classified, under applicable Law, each of its employees for purposes of the Fair Labor Standards Act (“FLSA”) and similar state laws, and each of its independent contractors has been properly classified as an independent contractor and has treated each person consistent with their FLSA or independent contractor status. There is no Action pending or, to the Knowledge of the Knowledgeable Sellers, threatened against the Company or any of its Subsidiaries challenging the classification of, payment to or failure to pay, any employee or independent contractor including any claim for unpaid benefits, for or on behalf of any such person.

(c) The Company and the Subsidiaries: (i) are not materially delinquent in payments to any employees or consultants or former employees or consultants for any services or amounts required to be reimbursed or otherwise paid; and (ii) are not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.

(d) To the Knowledge of the Knowledgeable Sellers, no Key Employee of the Company or any of the Subsidiaries is in violation of any term of any employment agreement, consulting agreement, nondisclosure agreement, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation of any such Key Employee relating to the right of such Key Employee to be employed by the Company or any of the Subsidiaries.

(e) The Company and the Subsidiaries are, and have been since April 20, 2004, in compliance in all material respects with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs.

3.24 Real Property Holding Company. None of the Company nor any of the Subsidiaries is currently, and none of such entities has been since April 20, 2004, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.25 Significant Customers and Suppliers. No customer or supplier that has paid the Company and/or its Subsidiaries at least $250,000 in 2007 or in the preceding calendar year, has terminated, materially reduced or, to the Knowledge of the Knowledgeable Sellers, threatened in writing to terminate or materially reduce its purchases from or provision of products or services to the Company or any of the Subsidiaries, as the case may be, except for such customers or suppliers listed on Schedule 3.25 of the Disclosure Schedule. Except as set forth on Schedule 3.25 of the Disclosure Schedule, no customer, during the twelve (12) month period ending on September 30, 2007 generated in excess of 5% of the gross revenues of the Company and its Subsidiaries, taken as a whole.

3.26 No Unlawful Payments. None of the Company or any of the Subsidiaries or any of their respective directors, managers, officers or, to the Knowledge of the Knowledgeable Sellers, any agent, employee, member or other person acting on behalf of the Company or any of the Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable Law, rule or regulation of any other jurisdiction, or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.27 Brokers’ Fees. Except for William Blair & Company, whose fees and expenses will be paid at Closing as part of the Company Transaction Expenses, none of the Company nor the Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, investment bank, finder or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

3.28 Environmental Laws. None of the Company or any of the Subsidiaries is in material violation of any applicable Environmental Laws (as defined in this Section 3.28), and at all times since April 20, 2004, each have been in compliance in all material respects with all applicable Environmental Laws, including possession and compliance in all material respects with the terms of all Permits related to Environmental Laws. The Company and the Subsidiaries have no Environmental Liabilities (as defined in this Section 3.28) which would be materially adverse to the Company and its Subsidiaries, taken as a whole, and have received no written allegations of any Environmental Liabilities. All Leased Real Property used by the Company or any of the Subsidiaries is, to the Knowledge of the Knowledgeable Sellers, free of material contamination from Hazardous Materials (as defined in this Section 3.28). For the purposes of this Agreement: (i) “Environmental Laws” means any and all Laws regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of the environment, as currently in effect; (ii) “Environmental Liabilities,” with respect to any person, means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such subsidiaries), which (x) arise under or relate to matters covered by

Environmental Laws and (y) relate to actions occurring or conditions existing on or prior to the Closing Date; and (iii) “Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant or a contaminant in or under any Environmental Laws including, but not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

3.29 Absence of Certain Changes. Except as set forth on Schedule 3.29 of the Disclosure Schedule, since December 31, 2006, there has not been a Material Adverse Effect. Except as set forth on Schedule 3.29 of the Disclosure Schedule, since December 31, 2006, each of the Company and the Subsidiaries has conducted its business and operations in the ordinary course of business consistent with past practice. Except as set forth on Schedule 3.29 of the Disclosure Schedule, since December 31, 2006 and other than in the ordinary course of business, consistent with past practices, each of the Company and the Subsidiaries have not: (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any material Encumbrance; (ii) incurred any material liability or Indebtedness; (iii) made any loan or advance to any person; (iv) assumed, guaranteed or otherwise become liable for any liability of any person; (v) committed for any capital expenditure in excess of $250,000; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or material Assets; (vii) waived or released any right or canceled or forgiven any material debt or claim; (viii) discharged any Encumbrance or discharged or paid any Indebtedness or other liability; (ix) amended or terminated any material Contract; (x) increased, or authorized an increase in, the compensation (or any grade level for purposes of compensation) or benefits paid or provided to any of their directors, officers or Key Employees; (xi) established, adopted or materially amended (including any amendment with a future effective date) any Benefit Plan; (xii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of securities, cash assets or other Assets; (xiii) repurchased, redeemed or otherwise reacquired any securities; (xiv) sold or otherwise issued any securities; (xv) amended its articles or certificate of incorporation or formation, bylaws or other organizational documents; (xvi) been a party to any merger, consolidation, recapitalization, reclassification of shares, membership interests, membership interests split or stock split, reverse stock or reverse membership interests split or similar transaction; (xvii) changed any of its methods of accounting or accounting practices in any material respect; or (xviii) made any Tax election.

3.30 Votes Required and Obtained. The affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all of the votes entitled to be cast thereupon by holders of Company Common Stock (collectively, the “Required Stockholder Approval”) is the only vote, approval or consent of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger). Simultaneously herewith, the Company has obtained the Required Stockholder Approval approving and adopting this Agreement and the transactions contemplated hereby (including the Merger).

3.31 Third Party Payers.

(a) Except as set forth on Schedule 3.31 of the Disclosure Schedule, where the Company or its Subsidiaries provide services that are reimbursed by Medicare, Medicaid or any other federal or state health care program (the “Government Programs”), the

Company and its Subsidiaries hold any and all material Permits for participation in, and are a party to a valid provider agreement for payment by such Government Programs for the provision of services provided by the Company. The Company and its Subsidiaries are in compliance in all material respects with all conditions of participation in and eligibility requirements for applicable Government Programs. The Company and its Subsidiaries have timely filed with each Governmental Authority all cost reports or similar filings required to be filed by it under federal and state law in connection with its operations, and all such cost reports or similar filings comply in all material respects with applicable legal requirements. Neither the Company nor any of its Subsidiaries has received any notice of any pending or possible investigation of, or loss of participation in any Government Program by, the Company or any of its Subsidiaries. All billing practices by the Company and its Subsidiaries to all third party payers, including the Government Programs and private insurance companies, have been true, fair and correct in all material respects and in material compliance with all applicable laws, regulations and policies of all such third party payers.

(b) The Company and its Subsidiaries have no material liabilities to any third party fiscal intermediary or carrier administering any Government Program, directly to the Government Programs or any Governmental Authority or to any other third party payer for the recoupment of any amounts previously paid to the Company or any Subsidiary by any such third party fiscal intermediary, carrier, Government Program or other third party payer. There are no pending and, to the Knowledgeable Sellers’ Knowledge threatened actions by any third party fiscal intermediary, carrier, Government Program or other third party payer to suspend payments to the Company or any Subsidiary.

(c) Except as would not be materially adverse to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries or any Seller has engaged in any activities which are grounds for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other Government Programs, including the submission of any claim in connection with any referrals that violate any applicable self referral Law or applicable state or local/municipal statutes, including any applicable state anti-kickback Law or any state false claim or fraud claims. Except as would not be materially adverse to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries or any Seller has knowingly or willfully solicited, received, paid or offered to pay any illegal remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for any referral in violation of any Law.

3.32 Merger Consideration Statement. Schedule 1.8 of the Disclosure Schedule, when delivered to Parent pursuant to Section 1.8 hereof, will accurately set forth the aggregate amount payable to each Seller at Closing in accordance with Section 1.5 hereof, and such amounts are the only amounts to which the Sellers are entitled at Closing upon consummation of the Merger. The Merger Consideration Statement is true and correct in all respects.

3A. Representations and Warranties of Sellers. Each of the Sellers, on a several and not joint basis, and solely with respect to itself, represents and warrants to Parent and Merger Sub that the following statements are correct:

3A.1 Power and Authorization. Each Seller that is an individual has the requisite power, authority, legal right and capacity necessary to enter into, deliver and perform its obligations pursuant to this Agreement and the Ancillary Agreement to which he or she is a party. Each Seller that is a limited partnership has the requisite limited partnership power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Documents to which it is a party. Each Seller that is a trust has the requisite power, authority and legal rights to enter into, deliver and perform its obligations pursuant to this Agreement and the Ancillary Agreements to which each is a party and the transactions contemplated therein. Each Seller that is a limited liability company has the requisite power, authority and legal rights to enter into, deliver and perform its obligations pursuant to this Agreement and the Ancillary Agreements to which it is a party. Each Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party has been duly authorized by such Seller and, in the case of the Sellers that are limited partnership, trust or a limited liability company, no other proceeding on the part of such Party is necessary to authorize this Agreement, the Ancillary Agreement to which each is a party and the transactions contemplated therein.

3A.2 Consents. Each Seller, for himself, herself or itself, represents and warrants that the execution and delivery of this Agreement by such Seller does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934 (“Exchange Act”) , as amended, state securities laws, and the rules and regulations thereunder.

3A.3 Binding Effect and Noncontravention.

(a) This Agreement and each Ancillary Agreement which each Seller is a party constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which he or it is a party and the consummation of transactions contemplated thereby do not and shall not (with or without notice or lapse of time or both): (i) result in the imposition of any Lien upon any of the properties or assets which would be materially adverse to the Company and its Subsidiaries, taken as a whole, (ii) except as set forth on Schedule 3A.3(b) of the Disclosure Schedule, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller is bound, in each case which would be materially adverse to the Company and its Subsidiaries, taken as a whole, (iii) result in a material breach or material violation by such Seller of any of the terms, conditions or provisions of any Law or order to which such Seller or any of his or its properties or assets is subject; or (iv) except as set forth on Schedule 3A.3(b) of the Disclosure Schedule, require any authorization, consent, approval, exemption or other action by or declaration or notice to or registration with any third person of Government Authority except for such consents, authorizations, exemptions, actions or approvals which would not be materially adverse to the Company and its Subsidiaries, taken as a whole.

3A.4 Capital Stock. Such Seller holds of record, owns beneficially and has good and valid title to all of its Company Common Stock set forth opposite to his or its name in Schedule 3A.4 of the Disclosure Schedule, all of which will be free and clear of any and all Encumbrances upon consummation of the Closing. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Common Stock that will survive the Closing Date.

3A.5 Investment Matters. All shares of Parent Common Stock to be issued to the Sellers hereunder are being acquired for each Seller’s own account and not on behalf of any other Person, and, subject to Parent’s obligations under Section 2.2 of this Agreement, all such shares of Parent Common Stock are being acquired by the Sellers for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of such shares of Parent Common Stock. Each of the Sellers has had the opportunity to ask questions and receive answers from Parent concerning Parent, and has been furnished with all other information about Parent that he has requested. Each Seller is an “accredited investor” as defined in Rule 501(a) of the Securities Act of 1933, as amended. Each Seller believes that he has sufficient knowledge and experience in business and financial matters, that he is capable of evaluating the merits and risks of an investment in the shares of Parent Common Stock. Each of the Sellers has been advised by Parent and Seller understand that, subject to the covenants set forth herein, (1) the shares of Parent Common Stock to be issued hereunder will not be registered under any securities Laws, including the securities Laws of the United States or any other jurisdiction, (2) such shares of Parent Common Stock must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available, (3) the certificates for such share of Parent Common Stock shall bear appropriate restrictive legends and (4) Parent shall have the right to place a stop order against such shares. Except as set forth on Schedule 3A.5 of the Disclosure Schedule, none of the Sellers has sold any shares of capital stock, membership interests or other securities of any of the Company or of Parent at any time during the 60-day period ending on the Closing Date.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Sellers that the following statements are correct as of the date hereof and as of the Closing.

4.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation, respectively, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on such entity’s business as now conducted and as currently proposed to be conducted. Each of Parent and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would, individually or in the aggregate, reasonably be expected to have a material adverse effect on its business (as presently conducted and as currently proposed to be conducted), operations, properties or financial condition or its obligations under this Agreement and the Ancillary Agreements, as such agreements are in effect as of the date hereof.

4.2 Merger Sub. Merger Sub is a newly formed corporation under the laws of the State of Delaware with no material assets or liabilities, except for liabilities arising under this Agreement. Merger Sub has not conducted and, prior to executing this Agreement, will not conduct any business or activities other than the issuance of its stock to Parent prior to the Merger. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of 100% of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for purposes of effecting the Merger and the other transactions contemplated hereby. Parent’s equity interest in Merger Sub has been duly authorized and validly issued.

4.3 Authority, Authorization and Enforceability. Parent has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it shall be a party. Merger Sub has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it shall be a party and to consummate the Merger and the other transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the filing and recordation of the Certificate of Merger. All corporate action on the part of Parent and Merger Sub and their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Ancillary Agreements to which each shall be a party, and the performance of all obligations of Parent and Merger Sub hereunder and thereunder, has been taken prior to Closing. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and each Ancillary Agreement to which Parent or Merger Sub will become a party on or prior to Closing, will be, when executed by Parent or Merger Sub, as applicable, duly and validly executed and delivered by Parent or Merger Sub, as applicable, and, in each case, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a valid and legally binding agreement of Parent and/or Merger Sub, as applicable, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by as a matter of public policy under applicable federal or state securities Laws.

4.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Parent or Merger Sub is required in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation of the transactions contemplated by this Agreement (including the Merger), except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (ii) the filing required by the HSR Act.

4.5 Required Consents. Except as contemplated hereby, no agreement or other instrument binding upon Parent or Merger Sub requires a consent or other action by any person as a result of the execution, delivery and performance of this Agreement, the failure of which to obtain or take, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent’s business (as presently conducted and as currently proposed to be conducted), operations, results of operations, properties or financial condition or prevent the consummation of, or materially delay Parent’s or Merger Sub’s ability to perform its obligations hereunder or to consummate, the transactions contemplated hereby (including the Merger).

4.6 Brokers’ Fees. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, investment bank, finder or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements, except for any such fees or commissions for which Parent and Merger Sub shall be solely responsible.

4.7 Funds. Subject to obtaining appropriate and satisfactory acquisition financing at Closing, Parent will have immediately available funds at Closing sufficient to enable Parent to pay, or cause to be paid, in cash, the cash portion of the Merger Consideration and all other amounts payable by Parent pursuant to this Agreement.

5. Conditions of Obligations of Parent and Merger Sub at the Closing. The obligations of Parent and Merger Sub to close under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

5.1 Representations and Warranties. The representations and warranties of the Company and Sellers contained in Sections 3 (other than the representations and warranties contained in Section 3.7) and 3A hereof shall be true and correct in all material respects (provided that representations and warranties modified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects), both as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that (a) those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date and (b) the representations and warranties contained in Section 3.7 shall not be required to be true and correct.

5.2 Performance. The Company and Sellers shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Closing Deliverables. The Company and Sellers shall have delivered the closing documents to be delivered on the part of the Company and Sellers as identified on Exhibit F to this Agreement.

5.4 Governmental Qualifications. Aside from the matters described in Section 5.6 below, the authorizations, approvals, and Permits of, filings and registrations with, and notifications to, each Governmental Authority that are required in connection with the Closing of the Merger, as indicated on Schedule 5.4 of the Disclosure Schedule hereof, shall have been obtained or made and remain effective, and all waiting periods required by Law shall have expired, as of the Closing.

5.5 Orders and Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No action taken by any Governmental Authority, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal.

5.6 HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

5.7 Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

5.8 Company Stock Options. Each of John L. Shermyen, Albert Cortina, Thomas E. Oram, Herman M. Schwarz, M. Chinta Gaston and Robert Cornell shall have, simultaneously with the execution of this Agreement, executed and delivered to the Company (a) a Stock Option Cancellation and Exchange Agreement in the form of Exhibit G-1 to this Agreement and (b) a Lock-Up Agreement in the form of Exhibit G-2 to this Agreement.

5.9 FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that the Company Common Stock is not U.S. real property interests; provided, however, that if the Company fails to deliver such certificate, the Closing shall proceed at Parent’s option, and Parent shall be entitled to withhold amounts required to be withheld pursuant to Section 1445 of the Code, as determined by Parent in good faith.

5.10 Senior Management Employment Arrangements. Each of the executives listed on Schedule 5.10 of the Disclosure Schedule shall have, simultaneously with the execution of this Agreement, entered into a “Terms of Employment” agreement with an Affiliate of Parent, and each such agreement shall be in full force and effect.

5.11 Consents. The Company and Sellers shall have obtained and delivered to Parent written consents or waivers in form reasonably satisfactory to Parent of the third parties to those Contracts set forth on Schedule 5.11 of the Disclosure Schedule, and all such consents and waivers shall be in full force and effect.

5.12 Guaranty Agreement. The guarantors set forth on Exhibit H-1 shall have executed and delivered to the Company a Guaranty Agreement in the form of Exhibit H-2.

5.13 Closing Date Indebtedness; Release of Encumbrances. The Company and Sellers shall have delivered to Parent payoff letters (“Payoff Letters”) from each lender to the Closing Date Indebtedness evidencing the aggregate amount of such Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full and that all Encumbrances affecting any real or personal property of the Company or any of its Subsidiaries will be released.

5.14 Shareholder Agreement and Other Affiliate Agreements. The agreements listed on Schedule 7.8 of the Disclosure Schedule shall have been terminated and the Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing such termination.

5.15 Merger Consideration Statement. The Company shall have delivered to Parent the Merger Consideration Statement at least two business days prior to the Closing Date.

5.16 Management Agreement(s). Each outstanding management agreement, if any, shall have been terminated and the Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing such termination.

5.17 280G Stockholder Approval. The Company shall have (i) received the 280G Stockholder Approval (as defined in Section 7.2(c) hereof) and (ii) delivered to Parent evidence reasonably satisfactory concerning the receipt by the Company of the 280G Stockholder Approval.

5.18 Opinion of Company Counsel. Parent shall have received an Opinion of Proskauer Rose LLP, counsel to the Company, dated the Closing Date, in a form satisfactory to Parent.

5.19 Financing. The conditions precedent set forth in the Commitment Letter shall have been satisfied or waived.

5.20 Amendments. (a) Each of Solutions and Eastern Investment Advisors (“EIA”) shall have executed and delivered an amendment to the Master Trust Agreement, dated as of August 8, 2007, by and between Solutions and EIA, in a form reasonably satisfactory to each of Parent and the Company and (b) Solutions shall have executed and delivered an amendment to Solution’s Deferred Compensation Plan in a form reasonably satisfactory to each of Parent and the Company.

6. Conditions of the Company’s and Sellers’ Obligations at the Closing. The obligation of the Company and Sellers to close under this Agreement is subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 4 hereof shall be true and correct in all material respects (provided that the representations and warranties modified by “materiality” shall be true and correct in all respects), both as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date.

6.2 Performance. Parent and Merger Sub shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each of them on or before the Closing.

6.3 Closing Deliverables. Parent and Merger Sub shall have delivered the closing documents to be delivered on the part of Parent and Merger Sub, respectively, as identified on Exhibit F to this Agreement.

6.4 Orders and Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No action taken by any Governmental Authority, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal.

6.5 HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

6.6 Opinion of Parent Counsel. The Company shall have received an opinion of Blank Rome LLP, counsel to Parent, dated the Closing Date, in a form satisfactory to the Company.

7. Additional Covenants.

7.1 No Solicitation by the Company.

(a) Commencing upon the receipt of written consent of holders of Company Common Stock representing at least a majority of the then outstanding shares of Company Common Stock approving the Merger, and continuing until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Section 8.1 below, the Company shall not, and shall cause the Company’s Subsidiaries and any of their respective Affiliates, officers, directors, employees, agents or representatives, not to: (i) solicit or initiate any inquiries or participate in the making of any proposal which constitutes a Company Takeover Proposal (as defined in this Section 7.1(a) below), (ii) enter into any agreement regarding any Company Takeover Proposal, or (iii) make or authorize any statement, recommendation or solicitation in support of any Company Takeover Proposal. For purposes of this Agreement, “Company Takeover Proposal” means any inquiry, proposal or offer from any third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, sale, lease, exchange, transfer or other disposition (including a contribution to a joint venture), dissolution or similar transaction, for consideration consisting of cash, securities, or both, at least 10% of the combined voting power of the shares of the Company’s capital stock then outstanding or at least 10% of the assets of the Company and the Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

(b) During the time period set forth on the first sentence of Section 7.1(a) above, the Board of Directors of the Company shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent and Merger Sub, the Company Recommendation or take any action or make any statement in connection with any meeting of the Company’s stockholders which is inconsistent with the Company

Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal (each action or failure to act set forth in clause (i) or (ii), a “Change in Company Recommendation”), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Company Takeover Proposal.

7.2 Employee Benefits.

(a) Parent and Merger Sub shall, or shall cause the Surviving Entity to: (i) give those employees of the Company or any of the Subsidiaries who are, as of the Effective Time, employed by the Company or by any of the Subsidiaries (the “Continuing Employees”) full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Parent or the Surviving Entity or any subsidiary of Parent or the Surviving Entity for such Continuing Employees’ service with the Company or any Subsidiary (or any predecessor entity) to the same extent recognized by the Company and the Subsidiaries, and (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and provide credit under any such welfare plan for any copayments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

(b) Nothing in this Agreement, express or implied, shall (i) be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) alter or limit Parent’s or the Surviving Entity’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iii) confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Entity or any subsidiary of Parent or the Surviving Entity, or shall interfere with or restrict in any way the rights of Parent, the Surviving Entity or any subsidiary of Parent or the Surviving Entity, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Entity or any subsidiary of Parent or the Surviving Entity and the Continuing Employee.

(c) As soon as practicable following the date hereof, but in all cases prior to the Closing Date, the Company shall (i) seek approval of its stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations thereunder, which shall include adequate written disclosure prior to a vote of all persons entitled to vote thereon (the “280G Stockholder Approval”), of all payments and benefits, which would constitute “excess parachute payments” that would not otherwise be deductible under Section 280G of the Code absent such 280G Stockholder Approval (the “Potential 280G Benefits”); (ii) to the extent it has not done so prior to the date hereof, secure from each of the individuals who has a right to any Potential 280G Benefits a waiver of such individual’s rights to some or all of such Potential

280G Benefits so that all remaining Potential 280G Benefits shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code; and (iii) deliver to Parent, prior to seeking such 280G Stockholder Approval, advance notice of such stockholder vote and evidence reasonably satisfactory to Parent that the 280G Stockholder Approval of the Potential 280G Benefits will be solicited in all material respects in accordance with Section 280G(b)(5)(B) of the Code and the regulations thereunder.

7.3 Conduct of Business Pending Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8 hereof and the Effective Time:

(a) The Company and the Subsidiaries shall conduct its business in the usual, regular and ordinary course consistent with past practice in all material respects (except to the extent (i) expressly provided otherwise in this Agreement, (ii) necessary to perform its express obligations under this Agreement, or (iii) consented to in writing by Parent);

(b) The Company and the Subsidiaries shall: (i) pay all of its debts and taxes when due (consistent with past practice), (ii) pay or perform its other obligations when due (consistent with past practice), (iii) maintain all insurance policies and pay all premiums when due (consistent with past practice), and (iv) use commercially reasonably efforts to (1) preserve intact its present business organizations, (2) keep available the services of its satisfactorily performing present officers and Key Employees; (3) preserve its relationships with customers, suppliers and other third parties; and (4) maintain all Permits; and

(c) The Knowledgeable Sellers shall notify Parent within a reasonable time after they become aware of any change, occurrence or event which is reasonably likely to cause any of the conditions to closing set forth in Section 5 hereof not to be satisfied. From the date hereof through the Closing Date, the Company and Sellers shall, as promptly as practicable, notify each of Parent and Merger Sub of the commencement or threatened commencement of any Action against the Company or the Subsidiaries, or seeking to enjoin, modify or impose conditions upon the transactions contemplated by this Agreement (including the Merger) and the Ancillary Agreements, in each case Known to the Knowledgeable Sellers. Notwithstanding Parent’s Knowledge of any breach or breaches of any representation or warranty contained in Section 3 hereof, Parent shall have the right to consummate the transactions provided for herein, in which case Parent’s Knowledge of such information shall be disregarded, and to the extent such information discloses events, changes, circumstances, developments, effects or states of facts that constitute a breach of any representation, warranty, covenant or agreement contained herein, all of Parent’s rights and remedies with respect to such breach (including Parent’s right to be indemnified as provided in Section 10 hereof) shall be preserved and may be asserted against the Company and the Sellers without regard to Parent’s Knowledge of such information, it being agreed that Parent, in entering into this Agreement, has bargained for the correctness of each representation, warranty, covenant and agreement of the Company contained herein. The provisions of the immediately preceding sentence shall not apply if such breach or breaches, individually or in the aggregate, exceed the Indemnification Threshold (as defined in Section 10.3(a) hereof).

7.4 Restrictions on Conduct of Business of the Company and the Subsidiaries. Without limiting the generality or effect of the provisions of Section 7.3 above, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8 hereof and the Effective Time, the Company and the Subsidiaries shall not, do, cause or permit any of the following (except to the extent (i) expressly provided otherwise in this Agreement, (ii) necessary to perform its express obligations under this Agreement, or (iii) consented to in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed:

(a) cause or permit any amendments to its organizational documents;

(b) other than in the ordinary course of business consistent with past practice, declare, pay or set aside for payment any dividends on, or declare or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, or split, combine or reclassify any of its capital stock;

(c) other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any material lease or other material Contract;

(d) other than in the ordinary course of business consistent with past practice, make any loans or advances to, or any investments in or capital contributions to, any person (other than one of the Subsidiaries);

(e) transfer or license to any person any rights to any of the Company’s Owned Intellectual Property or Licensed Intellectual Property or materially impair the value of, or fail to maintain, any of the Company’s Owned Intellectual Property or Licensed Intellectual Property;

(f) sell, lease, license or otherwise dispose of or encumber any material part of the Assets (other than in the case of Permitted Encumbrances) or acquire or agree to acquire a substantial equity interest in or a substantial portion of the assets of, any business or any person;

(g) create, incur or assume any Indebtedness, guarantee any Indebtedness, issue or sell any debt securities or guarantee any debt securities of others or cancel or forgive any debts or claims;

(h) make any individual capital expenditures or commitments, capital additions or capital improvements in an amount exceeding $250,000 per expenditure except for expenditures set forth in the Company’s budget provided to Parent or Parent’s counsel;

(i) materially reduce the amount of any insurance coverage provided by existing insurance policies;

(j) except as set forth on Schedule 7.4(j) of the Disclosure Schedule, adopt any new employee benefit plan or compensation plan, including any stock purchase, stock issuance or stock option plan or, except as required by Law, amend any existing plan;

(k) issue, deliver or sell any securities of the Company or any Subsidiary (including any options, warrants, calls, conversion rights, commitments, stock appreciations rights or other securities relating to such securities) or authorize or propose any change in the Company’s or any Subsidiary’s authorized, issued and outstanding shares;

(l) except as provided in Section 7.4(a) above, increase in any manner the base compensation of, grant to, confer on or award, or enter into any new bonus or incentive agreement or arrangement with respect to, equity-based compensation awards, bonuses or other incentives with, any of the officers or Key Employees of the Company or any Subsidiary, pay or agree to pay any additional pension, retirement allowance or other employee benefit to any such officers or Key Employee, whether past or present, accelerate vesting of any options, stock appreciation rights or other equity-based compensation awards, or enter into any new collective bargaining agreement, employment, severance, retention, consulting, or other compensation agreement with any existing officers or Key Employee or, except as required by Law, amend any such existing agreement; provided, however, that Parent’s consent to an action otherwise restricted by this clause (l) shall not be unreasonably withheld or delayed;

(m) make, or elect to make, any change in its customary methods of accounting or accounting practices, other than changes required by GAAP or applicable Law;

(n) except as set forth on Schedule 7.4(n) of the Disclosure Schedule, waive, release, settle or compromise any pending or threatened Action that would result in material payments being made by or to the Company or the Subsidiaries, other than in respect of any pending Action as to which there is a reserve on the Company’s Financial Statements;

(o) enter into any transactions with Affiliates;

(p) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender or compromise any right to claim a Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(q) change in any material respect its regulatory, investment or risk management or other similar policies of the Company or any Subsidiary;

(r) terminate any satisfactorily performing officers or Key Employees; or

(s) authorize, commit or agree to do any of the foregoing.

7.5 Access to Information.

(a) Until the earlier of the termination of this Agreement pursuant to Section 8 hereof and the Effective Time, subject to the Mutual Confidentiality Agreement, dated May 1, 2007, previously executed by LogistiCare and Parent (the “Confidentiality Agreement”), the Company shall afford Parent and its accountants, counsel, financial advisors, auditors and other representatives, reasonable access during normal business hours to (i) the Company’s and each Subsidiaries’ properties, books, Contracts and records, offices, properties and personnel and (ii) all other information concerning the business, properties, senior management and employees of the Company or any of the Subsidiaries as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (1) any applicable Law requires the Company or the Subsidiaries to restrict or prohibit access to any such properties, records or information, (2) such information is privileged, or (3) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of the Subsidiaries is bound, which confidentiality obligation, commitment or provision shall be disclosed to Parent so long as disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party; provided, further, however, that the Company and the Subsidiaries will use its reasonable best efforts to obtain any required consents for the disclosure of such information or documents and take such other action (such as the redaction of identifying or confidential information or entry into a joint defense agreement or other arrangement to avoid loss of the applicable privilege) with respect to such information or documents as is necessary to permit disclosure to Parent and its accountants, counsel, financial advisors, auditors and other representatives. Prior to gaining access to senior management and Key Employees of the Company and the Subsidiaries, the parties shall arrange a reasonable protocol (such as, for example, the time, place, duration and scope of meetings).

(b) Parent agrees that it will not, and will cause its accountants, counsel, financial advisors, auditors and other representatives not to, use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the transactions contemplated hereby, except with the prior written consent of the Company.

(c) The parties hereto acknowledge and agree that the Confidentiality Agreement survives the execution and delivery of this Agreement, and the termination of this Agreement, if any, and shall survive otherwise in accordance with its terms.

7.6 Supplements to Disclosure Schedules; Notification. From time to time up to the Closing, the Company shall have the right to supplement or amend the Disclosure Schedules that it has delivered with respect to any matter. No supplement or amendment to any Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 5.1 hereof. The Company and Sellers shall promptly notify the Parent at such time, if any, as the Knowledgeable Sellers become aware of: (a) any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (b) any written notice or other communication from any person alleging that the consent of such person is or may be required under a Material Contract in connection with the transactions contemplated hereby; (c) any material written notice or other material communication from any Governmental Authority in connection with the transactions contemplated hereby; (d) any written action, suit, claim, investigation or proceeding commenced or, to the Knowledge of the Knowledgeable Sellers, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.7 of this Agreement; and (e) any matter or matters which would constitute an Indemnifiable Loss which, individually or in the aggregate, could reasonably be calculated to exceed the Indemnification Threshold.

7.7 Financing.

(a) The Company and its Subsidiaries shall use commercially reasonable efforts to cooperate in connection with the arrangement of Parent’s financing (whether debt, convertible debt or otherwise) including, without limitation (i) cooperating with Parent to provide the banks and other institutions or entities arranging or providing Parent’s financing all information (financial and other) with respect to the Company and its Subsidiaries and the transactions contemplated by this Agreement reasonably requested by Parent (except to the extent the Company is prohibited from doing so under applicable confidentiality agreements), (ii) causing the Company’s senior officers and other Company representatives to be available to Parent and the banks and other institutions or entities arranging or providing Parent’s financing to participate in due diligence sessions and to participate in presentations related to any transaction comprising Parent’s financing, including “road show” presentations to rating agencies, potential lenders and other investors, (iii) assisting in the preparation of one or more appropriate offering documents and assisting Parent and the banks and other institutions arranging or providing Parent’s financing in preparing other appropriate marketing materials, in each case to be used in connection with such financing, and (iv) requesting the Company’s independent auditors to prepare and deliver (at Parent’s expense) “comfort letters”, dated the date of each offering document used in connection with any transaction comprising Parent’s financing (with appropriate bring down comfort letters delivered on the closing date for each financing), in compliance with professional standards. Notwithstanding the foregoing, the officers of the Company shall not be required to perform services pursuant to clauses (ii) or (iii) above to the extent the performance of such services would materially interfere with the ordinary course of business operations of the Company. All out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with the performance of the obligations set forth in this Section 7.7 shall be borne by Parent in accordance with Section 11.6.

(b) Each of Parent and Merger Sub will use all commercially reasonable efforts to comply in all material respects with its obligations, covenants and agreements set forth in the Commitment Letter and to satisfy in all material respects the conditions set forth in the Commitment Letter. In the event that the Commitment Letter is terminated, each of Parent and Merger Sub will use all commercially reasonable efforts to obtain comparable alternative third party financing. Each of Parent and Merger Sub shall use all commercially reasonable efforts to negotiate and enter into as soon as practicable after the date hereof, all definitive agreements necessary in order to obtain the credit facilities contemplated by the Commitment Letter. As used in this Agreement, the term “Commitment Letter” shall mean the commitment letter dated November 6, 2007, by and between Parent, on the one hand, and CIT Healthcare LLC and CIT Capital Securities LLC, on the other hand.

7.8 Shareholder Agreement and Other Affiliate Agreements. The Company and Sellers shall take all commercially reasonable actions necessary to terminate the Agreements listed on Schedule 7.8 of the Disclosure Schedule at or prior to Closing.

7.9 Management Agreement. The Company shall take all action necessary to terminate each outstanding management agreement, if any, at or prior to Closing.

7.10 Directors’ and Officers’ Indemnification. The Surviving Entity shall indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and the Subsidiaries in respect of acts and omissions occurring on or prior to the Effective Time to the extent legally required by the Company’s articles of incorporation and bylaws in effect on the date hereof. The parties agree that the Company will, at or prior to the Closing, purchase “tail” coverage in the amount of $5,000,000 for a period of at least six years following the Closing Date under the directors and officers liability insurance policy of the Company, as in effect on the Closing Date and such policy shall have the same coverages and policy limits as the Company’s existing directors and officers liability insurance policy. The aggregate amount necessary to purchase such “tail” coverage shall be referred to as the “D&O Tail Premium”. Notwithstanding any provision in this Agreement or the insurance policies contemplated by this Section 7.10, no provision or indemnification right in such policies shall limit in any way the right of any Acquiror Indemnified Party or the obligation of the Sellers under Section 10 of this Agreement.

7.11 Public Disclosure. The parties shall agree upon a press release with respect to the Merger to be issued promptly following execution of this Agreement. Prior to the Effective Time, none of the parties to this Agreement shall issue any other press release or otherwise make any public statement with respect to the Merger, this Agreement or any transaction contemplated hereby without the prior written consent of each other party, except as may be required by Law or any regulations of a national securities exchange.

7.12 Consents; Cooperation.

(a) Upon the terms of, and subject to the conditions set forth in, this Agreement, each party hereto agrees to use, and to cause its respective stockholders to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Each of Parent, Merger Sub and the Company shall, promptly after the execution of this Agreement, and in any event no later than 10 business days (or in the case of the pre-merger notification filing under the HSR Act, no later than seven business days) after the date of this Agreement (except where applicable Laws require or only permit filing at a later time), apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and the other transactions contemplated by this Agreement (it being understood that Parent shall not be required to undertake the disposition of any material assets to obtain any such consents or approvals).

(b) Each of Parent, Merger Sub and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, including under the HSR Act. Parent (and its subsidiaries) and the Company (and the Subsidiaries) shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable Laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by Law or governmental regulation; and (iii) substantially complying with any second request for information in accordance with the HSR Act, provided, however, that no party shall be obligated under this Section 7.11(b) if such party reasonably believes that its compliance with this section will result in out-of-pocket costs to it in excess of $1,500,000.

7.13 Legal Requirements. Each of Parent, Merger Sub and the Company shall take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement.

7.14 Securities Matters. The Company and each of its Subsidiaries shall not to directly, or through any agent, (i) engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of Parent Common Stock in the Merger in any manner involving a public offering of Parent Common Stock within the meaning of Section 4(2) of the Securities Act, other than as contemplated by this Agreement, (ii) make any offers or sales of any security or solicit any offers to buy any security under circumstances that would require registration of Parent Common Stock under the Securities Act or cause the offering of Parent Common Stock in the Merger to be integrated with any prior offering of securities of Parent for purposes of the Securities Act, or (iii) furnish to any person any information regarding Parent Common Stock in connection with the offering of Parent Common Stock in the Merger without Parent’s prior written consent.

7.15 Merger Sub Compliance. Prior to the Effective Time, Merger Sub shall not engage in any business other than activities in furtherance of the Merger.

7.16 Audited Closing Financial Statements. Parent and the Company shall cooperate and use commercially reasonable efforts, at the sole cost of the Company (which cost shall be accrued for on the Estimated Closing Statement), to cause PriceWaterhouseCoopers LLP to complete an audit for the nine (9) months ended September 30, 2007 within sixty (60) days of Closing (the “Audited Closing Financial Statements”); provided, however, notwithstanding the foregoing, the Parent shall bear the costs of PriceWaterhouseCoopers LLP for services provided the Company in connection with the audit which are in excess of the ordinary and customary audit services provided to the Company.

7.17 Release and Covenant Not to Sue.

(a) Charter LogistiCare LLC, Summit LogistiCare LLC, Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit VI Entrepreneurs Fund, L.P., Summit VI Advisors Fund, L.P. and Summit Investors VI, L.P. (each, a “Releasor”), severally and not jointly, for themselves, their heirs, executors, administrators, personal representatives, predecessors, agents, successors (by merger or otherwise) and assigns (as applicable) hereby fully release, remise and forever discharge the Company, the Company’s Subsidiaries and Parent and their past, present and future agents, representatives, employees, officers, directors, affiliates, controlling persons, shareholders, partners, subsidiaries, predecessors, successors (by merger or otherwise) and assigns (collectively, the “Released Persons”) from any and all claims, demands, actions, causes of action, rights, suits, accountings, judgments, obligations, covenants, contracts, agreements, duties, debts and liabilities and obligations of whatsoever kind or nature, fixed or contingent, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, the “Claims”) which the Releasor or its heirs, executors, administrators, personal representatives, predecessors, successors (by merger or otherwise) and assigns now have, have ever had or may hereafter have against any Released Person on account of, arising out of or relating in any way to any matter, cause or event relating solely to time periods on or prior to the Effective Time, including, but not limited to, such Claims relating to or in connection with (i) the business or operations of the Company and/or its Subsidiaries, (ii) the Releasor’s ownership of stock in the Company prior to the date hereof, and (iii) the Releasor’s management, directorship and/or employment positions with Parent; provided, however, it shall be understood that the release set forth in this Section 7.17(a) shall specifically exclude any Claims against the Released Persons arising under the express provisions of this Agreement and any agreement, document or certificate specifically contemplated herein or hereby.

(b) Each Releasor, severally and not jointly, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any proceeding of any kind against any Released Person, based on any matter purported to be released in Section 7.17(a) above.

(c) Each Releasor understands the legal effect of the release and covenant not to sue in Sections 7.17(a) and 7.17(b), respectively, and has had the opportunity to obtain all information necessary (including the terms of this Agreement) for its decision to enter into this release.

(d) Other than with respect to (i) the payment of the Merger Consideration and the Earn-Out Payments, a breach of this Agreement by any party shall not effect the terms and provisions of this Section 7.17 or the enforceability of such terms and provisions. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.17 shall in no way limit or adversely effect the rights of the Sellers with respect to Parent’s obligations under this Agreement, including its obligations under Section 10 hereof.

8. Termination.

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding the receipt of the Required Stockholder Approvals:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by December 31, 2007, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if any restraint or prohibition of the type described in Sections 5.5 or 6.4 hereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such restraint or prohibition; or

(iii) if any regulatory approval referred to in Sections 5.4, 5.6, 6.4 or 6.5 hereof has been denied and such denial has become final and nonappealable;

(c) by Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of any condition set forth in Section 5 hereof, and (ii) is incapable of being cured by the Company or is not cured within 30 days of written notice thereof; or

(d) by the Company, if Parent or Merger Sub shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6 hereof, and (ii) is incapable of being cured by Parent or Merger Sub or is not cured within 30 days of written notice thereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 8.1 shall give written notice of such termination to the other parties in accordance with Section 11.5 hereof, specifying the provision hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1 above, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, except that the provisions of this Section 8.2, Section 10, Section 11 hereof and the Confidentiality Agreement, shall survive such termination, provided, however, that nothing herein shall relieve any party from any liability for fraud or any breach by a party of this Agreement.

9. Stockholders’ Representative.

9.1 Appointment. At the Effective Time, CLCI Agent, LLC shall be constituted and appointed as the Stockholders’ Representative and shall act by decision of Persons entitled to receive a majority of the Merger Consideration. By virtue of approval of this Agreement by the Company’s stockholders, all security holders of the Company and employees entitled to receive any portion of the Merger Consideration shall be deemed to have appointed and constituted the Stockholders’ Representative as their agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement and the Escrow Agreement. The Stockholders’ Representative shall be the exclusive agent for and on behalf of the Company’s stockholders, and holders of Company Stock Options immediately prior to the Effective Time to: (i) give and receive notices and communications to or from Parent, Merger Sub and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries to Parent and Merger Sub of cash or other property from the Escrow Fund in satisfaction of claims asserted by Parent and Merger Sub (on behalf of itself or any other Indemnified Person (as defined in Section 10.6(a) below), including by not objecting to such claims); (iii) object to such claims; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; and (v) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any person under any circumstance. Notwithstanding the foregoing, the Stockholders’ Representative shall not consent or agree to or negotiate or enter into any settlement and compromise of any claim that includes any admission of guilt, criminal liability or wrong-doing by any former holder of capital stock of the Company unless approved in writing in advance by such former holder. The Stockholders’ Representative shall be the sole and exclusive means of asserting or addressing any of the above and no former stockholder of the Company or holder of Company Stock Options shall have any right to act on its own behalf with respect to any such matters or other matters relating to this Agreement or the transactions contemplated hereby, other than any claim or dispute against the Stockholders’ Representative. The persons serving as the Stockholders’ Representative may be replaced from time to time by Persons entitled to receive a majority of the Merger Consideration upon not less than 10 days’ prior written notice to Parent and the Escrow Agent. Parent and its Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Stockholders’ Representative without independent investigation. No bond shall be required of the Stockholders’ Representative. The Stockholders’ Representative shall receive no fees for his services but shall be entitled to reimbursement for his reasonable out-of-pocket expenses as provided below and in the Escrow Agreement. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Company’s former stockholders and holders of Company Stock Options immediately prior to the Effective Time.

9.2 Limitations on Liability; Expenses. The persons serving as Stockholders’ Representative shall not be liable for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of such good faith. The persons to whom the Merger Consideration is distributed shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

Parent and its Affiliates shall have no liability to any of the Company’s former stockholders and holders of Company Stock Options or any other constituencies for any acts or omissions of the Stockholders’ Representative (including any failure to deliver amounts paid to the Stockholders’ Representative on behalf of any of the Company’s former stockholders and holders of Company Stock Options or any other constituencies), or any acts or omissions taken or not taken by any other persons at the direction of the Stockholders’ Representative.

9.3 Access. The Stockholders’ Representative shall have, and Parent shall cooperate in providing, reasonable access to information about the Company and the reasonable assistance of the Company’s former officers and employees for purposes of performing his duties and exercising its rights hereunder, provided that the Stockholders’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

9.4 Actions of the Stockholders’ Representative. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Representative that is within the scope of the Stockholders’ Representative’s authority under this Section 9 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all stockholders of the Company and holders of Company Stock Options immediately prior to the Effective Time and shall be final, binding and conclusive upon each such holder and each Acquiror Indemnified Person (as defined in Section 10.1 hereof), and the Escrow Agent and Parent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company stockholder and holder of Company Stock Options.

10. Indemnification and Escrow.

10.1 Indemnification. Subject to the other provisions of this Section 10, from and after the Effective Time, Sellers, severally and not jointly (in proportion to each such Seller’s respective share of the Merger Consideration and in amounts not to exceed the aggregate amount of Merger Consideration received by each such Seller), shall indemnify and hold harmless Parent and its Affiliates (including the Surviving Entity), officers, directors, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each of the foregoing, an “Acquiror Indemnified Person”), from and against any and all losses, liabilities, damages, claims, suits, settlements, costs and expenses, including costs of investigation, settlement, and defense and reasonable legal fees, court costs, and any interest costs or penalties (collectively, such items, as they relate to Acquiror Indemnified Persons under this Section 10.1 or Target Indemnified Persons under Section 10.2, are referred to as “Indemnifiable Losses”), arising out of:

(a) any breach of any representation or warranty made by the Company or Sellers in this Agreement;

(b) any breach of, or failure to timely perform, any of the covenants or agreements made by the Company or Sellers in this Agreement;

(c) any Closing Date Indebtedness and Company Transaction Expenses, in each case to the extent not paid by the Company prior to the Closing Date or not requested by the Company to be paid at Closing by Parent pursuant to Section 1.5(a) hereof;

(d) the information solely with respect to the Sellers supplied to Parent for inclusion or incorporation by reference into the Registration Statement, as of the date it is filed with the SEC, containing any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no liability shall be imposed under this Section 10.1(d) with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any stockholder of the Company (in his, her or its capacity as such) for inclusion or incorporation by reference in any such documents;

(e) subject to Section 10.3(b), any amounts paid after the Effective Time in settlement of or to satisfy any judgment on account of, or any third-party fees (including legal and other professional fees) incurred by the Company or its Subsidiaries in connection with, any Action set forth on Schedule 10.1(e) of the Disclosure Schedule or any other Action commenced prior to the date of this Agreement; or

(f) any amounts paid after the Effective Time in settlement of or to satisfy any judgment on account of, or any third-party fees (including legal and other professional fees) incurred by the Company or its Subsidiaries in connection with, any Action (i) commenced after the date of this Agreement and prior to the Closing and (ii) not already set forth on Schedule 10.1(e) of the Disclosure Schedule.

Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any Seller have any liability hereunder in excess of the aggregate amount of Merger Consideration actually received by such Seller; provided, however, that this limitation shall not apply to any Seller in the case of fraud on the part of such Seller.

10.2 Parent Indemnification. Subject to the other provisions of this Section 10, from and after the Effective Time, Parent shall indemnify and hold harmless each Seller and each of their respective Affiliates, officers, directors, agents and employees and each of their heirs, executors, successors and assigns of any of the foregoing (collectively, the “Target Indemnified Person”) from and against any and all Indemnifiable Losses arising out of:

(a) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement; or

(b) any breach of, or failure to timely perform, any of the covenants or agreements made by Parent or Merger Sub in this Agreement.

10.3 Limitations on Indemnification.

(a) Neither the Acquiror Indemnified Persons nor the Target Indemnified Persons may recover in respect of any claim for indemnification as a result of any breach of any representation or warranty in accordance with Sections 10.1(a), 10.1(f) or 10.2(a), respectively, unless and until the Indemnifiable Losses in accordance with Sections 10.1(a), 10.1(f) or 10.2(a), respectively, have been incurred, paid or accrued in an aggregate amount greater than $1,400,000 (the “Indemnification Threshold”). Once the Indemnification Threshold has been exceeded with respect to claims as a result of a breach of any representation or warranty pursuant to Sections 10.1(a) or 10.1(f) above, the Acquiror Indemnified Persons shall be entitled to recover all Indemnifiable Losses as a result of a breach of such representation or warranty incurred, paid or accrued by them in excess of the Indemnification Threshold. Once the Indemnification Threshold has been exceeded with respect to claims as a result of a breach of any representation or warranty pursuant to Section 10.2(a) above, the Target Indemnified Persons shall be entitled to recover from Parent all Indemnifiable Losses as a result of a breach of such representation or warranty incurred by them in excess of the Indemnification Threshold; provided, however, that the Indemnification Threshold shall not apply to Indemnifiable Losses suffered resulting from a breach of Section 3.2 (Capitalization and Voting Rights of the Company), Section 3.3 (Capitalization and Voting Rights of the Subsidiaries), Section 3.5 (Authority, Authorization and Enforceability),the fourth sentence of Section 3.20(a) (Taxes), Section 3.30 (Votes Required and Obtained), Section 3.32 (Merger Consideration Statement), Section 3A.1 (Power and Authorization), Section 3A.4 (Capital Stock) and Section 4.3 (Authority, Authorization and Enforceability). Notwithstanding anything to the contrary in this Agreement, in no event shall the Indemnification Threshold apply to any Indemnifiable Loss suffered by (i) any Acquiror Indemnified Person pursuant to Sections 10.1(b), (c), (d), or (e) or (ii) any Target Indemnified Person pursuant to Section 10.2(b).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Acquiror Indemnified Persons may not recover in respect of any claim for indemnification pursuant to Section 10.1(e) unless and until the Indemnifiable Losses pursuant to Section 10.1(e) have been incurred, paid or accrued in an aggregate amount greater than $250,000 (the “Litigation Indemnification Threshold”). Once the Litigation Indemnification Threshold has been exceeded with respect to claims for indemnification pursuant to Section 10.1(e), the Acquiror Indemnified Persons shall be entitled to recover all Indemnifiable Losses as a result of a claim for indemnification pursuant to Section 10(e) incurred, paid or accrued by them in excess of the Litigation Indemnification Threshold. From and after the Effective Time, the General Counsel of the Company and his or her staff, at the direction of the Stockholders’ Representative, shall have oversight for and shall handle all day-to-day matters with respect to the Actions set forth on Schedule 10.1(e) of the Disclosure Schedule. The parties agree that (i) no material fee or expense shall be incurred in connection with any such Action and (ii) no such Action shall be settled or otherwise resolved, in each case without the prior written consent of the Stockholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(c) The maximum aggregate liability of the Sellers pursuant to Section 10.1(a) or 10.1(f) above will not exceed $19,100,000 (the “Seller Indemnification Cap”); provided, however, that the Seller Indemnification Cap shall not apply with respect to Indemnifiable Losses resulting from a breach of Section 3.2 (Capitalization and Voting Rights of the Company), Section 3.3 (Capitalization and Voting Rights of the Subsidiaries), Section 3.5 (Authority, Authorization and Enforceability), the fourth sentence of Section 3.20(a) (Taxes), Section 3.30 (Votes Required and Obtained), Section 3.32 (Merger Consideration Statement), Section 3A.1 (Power and Authorization) and Section 3A.4 (Capital Stock), for which purposes the Seller Indemnification Cap shall be deemed to be the Merger Consideration actually received by the Sellers. Notwithstanding anything to the contrary in this Agreement, in no event shall the Seller Indemnification Cap apply to any Indemnifiable Loss suffered by any Acquiror Indemnified Person pursuant to Sections 10.1(b), (c), (d) or (e), for which purposes the Seller Indemnification Cap shall be deemed to be the Merger consideration actually received by the Sellers. The maximum liability of Parent pursuant to Section 10.2(a) above will not exceed $19,100,000 (the “Parent Indemnification Cap”); provided, however, that the Parent Indemnification Cap shall not apply with respect to the Indemnifiable Losses resulting from a breach of Section 4.3 (Authority, Authorization and Enforceability). Notwithstanding anything to the contrary in this Agreement, in no event shall the Parent Indemnification Cap apply to any Indemnifiable Loss suffered by any Target Indemnified Person pursuant to Section 10.2(b).

(d) The period during which claims for indemnification under this Section 10 may be initiated shall commence upon the date hereof and terminate at 5:00 p.m., prevailing New York City time, on the first anniversary of the Closing Date (the “Claim Period”), provided, however, that any claim initiated by written notice from Parent to Stockholders’ Representative or from Stockholders’ Representative to Parent, as the case may be, setting forth the nature of the claim in reasonable detail, including the estimated amount of the claim, prior to expiration of the Claim Period shall not terminate until the claim is finally resolved. Notwithstanding the foregoing, the right of the Acquiror Indemnified Persons to assert an indemnification claim for a breach of Section 3.2 (Capitalization and Voting Rights of the Company), Section 3.3 (Capitalization and Voting Rights of the Subsidiaries), Section 3.5 (Authority, Authorization and Enforceability), the fourth sentence of Section 3.20(a) (Taxes), Section 3.30 (Votes Required and Obtained), Section 3.32 (Merger Consideration Statement), Section 3A.1 (Power and Authorization), Section 3A.4 (Capital Stock) shall survive until the applicable statute of limitation date plus 90 days. Notwithstanding the foregoing, the right of the Target Indemnified Persons to assert an indemnification claim for a breach of Section 4.3 (Authority, Authorization and Enforceability) shall survive until the applicable statute of limitation date plus 90 days. All representations and warranties of the parties contained in this Agreement shall survive the consummation of the Merger and continue until the expiration of the Claim Period, after which time such representations and warranties shall terminate, except that claims with respect to any breach of any representation or warranty initiated prior to the expiration of the Claim Period in accordance with the foregoing do not terminate until such claims are finally resolved.

(e) All calculations of Indemnifiable Losses shall take into account any insurance proceeds actually received by the applicable Indemnified Person in connection with the matter out of which such Indemnifiable Losses arose. Indemnification payments under this Section 10 shall be paid without reduction for any Tax benefits available to the applicable Indemnified Person; provided, however, that, to the extent that a Indemnified Person recognizes Tax benefits with respect to any Indemnifiable Losses for which indemnification is provided under this Section 10, such Indemnified Person shall pay the amount of such Tax benefits to the Obligated Person as such Tax benefits are actually recognized by such Indemnified Person.

(f) Notwithstanding anything herein, the limitations set forth in Sections 10.3(a), (b), (c) and (d) as applicable (i) to the Company and Sellers, shall not be applicable in the case of fraud on the part of the Company or any of the Sellers, and (ii) to Parent, shall not be applicable in the case of fraud on the part of Parent.

(g) For purposes of this Section 10, the determination of whether any representation, warranty or covenant has been breached shall give effect to a Material Adverse Effect qualification or other materiality qualification contained in the representation, warranty or covenant. Once a representation, warranty or covenant has been breached, the amount of Indemnifiable Losses arising out of such breach shall be determined without giving effect to any Material Adverse Effect qualification or other materiality qualification.

10.4 Release of Indemnity Escrow Fund; Reduction of Option Values. Subject to the limitations set forth in this Section 10, (a) (i) the Escrow Fund (or any portion thereof) and (ii) reductions in the value of the shares of Parent Common Stock issued pursuant to the Stock Option Cancellation and Exchange Agreements, in an aggregate amount equal to $822,000, shall be used to satisfy Indemnifiable Losses of the Acquiror Indemnified Persons under this Section 10 as provided in the Escrow Agreement and the Option Holder Agreements, respectively, and (b) the Escrow Fund (or any portion thereof) shall be released to the Acquiror Indemnified Persons or the Stockholders’ Representative, as applicable, as provided in the Escrow Agreement.

10.5 Exclusive Remedy. Subject to the specific terms of this Agreement, absent fraud on the part of the Company or any of the Sellers, the indemnification provided for in this Section 10 and specific performance as applicable to any matters for which the remedy of specific performance or injunctive relief are available shall be the sole and exclusive post-Closing remedies available to Parent, the Surviving Entity and the other Acquiror Indemnified Persons for any claims arising in connection with the Merger or in connection with, under or based upon this Agreement. Subject to the specific terms of this Agreement, absent fraud on the part of Parent or Merger Sub, the indemnification provided for in this Section 10 and specific performance as applicable to any matters for which the remedy of specific performance or injunctive relief are available shall be the sole and exclusive post-Closing remedies available to the Target Indemnified Persons for any claims arising in connection with the Merger or in connection with, under or based upon this Agreement, and in any case, neither Parent nor Merger Sub shall be liable for an amount exceeding the Merger Consideration.

10.6 Indemnification Procedures. In the case of any claim or litigation asserted by any Target Indemnified Person or any Acquiror Indemnified Person, as the case may be (which person asserting a claim is referred to as an “Indemnified Person”), written notice setting forth the nature of the claim or litigation in reasonable detail (including the estimated amount of the claim or litigation) shall be given by the Indemnified Person to Parent or the Stockholders’ Representative, as the case may be, as the agent of the party or parties required to provide indemnification (the “Obligated Person”) as soon as practicable after such Indemnified Person has actual knowledge of the claim or litigation as to which indemnity may be sought; provided, however, that the failure by any Indemnified Person to give such notice shall not relieve the Obligated Person of its indemnification obligation under this Agreement except and only to the extent that such Obligated Person is actually and materially prejudiced or damaged as a result of such failure to give notice.

(b) In the case of any claim or litigation as to which Parent (or any Acquiror Indemnified Person) is the Indemnified Person and which, if successfully asserted, would be reasonably likely to exceed the Seller Indemnification Cap, Parent shall have the right to elect to assume and control the defense of any such claim or any litigation resulting therefrom (at the expense of the Obligated Person) for a period of 30 days from its receipt of or giving of, as the case may be, written notice pursuant to Section 10.6(a) above. If Parent does not make a timely written election to assume and control the defense of any such claim or litigation as described above, then the Obligated Person shall assume and control the defense of such claim or litigation (at its own expense).

(c) In the case of any claim or litigation as to which Parent (or any Acquiror Indemnified Person) is the Indemnified Person and which is not reasonably likely to exceed the Seller Indemnification Cap, the Stockholders Representative, on behalf of the Obligated Person, shall assume and control the defense of such claim or litigation (at its own expense).

(d) In the case of any claim or litigation as to which Parent is the Obligated Person, Parent shall assume and control the defense of such claim or litigation (at the expense of Parent).

(e) With respect to any such claim or litigation for which an Obligated Person assumes and controls the defense thereof pursuant to this Section 10.6, the Obligated Person shall have the full right to defend against any such claim or litigation; provided, however, that Obligated Person shall not enter into any settlement or compromise that provides for injunctive or other non-monetary relief affecting the Indemnified Person or that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Person from all liability with respect thereto unless the Obligated Person obtains prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed). Notwithstanding the assumption of the defense of any such claim or litigation by an Obligated Person, the Indemnified Person may participate in such defense at its own expense. The Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such claim or litigation, and the Obligated Person shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the Indemnified Person shall have determined in good faith that an actual or likely conflict of interest makes representation by the same counsel or the counsel selected by the Obligated Person inappropriate or (ii) the Obligated Person shall have authorized the Indemnified Person to employ separate counsel at the Obligated Person’s expense.

(f) With respect to any claim or litigation for which Parent, as the Indemnified Person, makes a timely written election to assume and control the defense thereof pursuant to Section 10.6(b), Parent shall have the full right to defend against any such claim or litigation (at the expense of the Obligated Person); provided, however, that Parent shall not enter into any settlement or compromise unless Parent obtains prior written consent of the Obligated Person (which consent shall not be unreasonably withheld or delayed).

(g) Each party shall give its full reasonable cooperation to the party defending any claims subject to indemnification hereunder. Such cooperation shall include using commercially reasonable efforts toward (i) furnishing and, upon request, procuring the attendance of potential witnesses for interview, preparation, the submission of witness statements and the giving of evidence at any related hearing; (ii) promptly furnishing documentary evidence to the extent available to it or its Affiliates; and (iii) providing access to any other relevant party, including any agents of or advisers to the parties as reasonably needed. In no event shall an Indemnified Person enter into any settlement or compromise of any claim or litigation as to which an Indemnified Person is entitled to indemnity hereunder without the prior written consent of the Obligated Person. In any event, the Indemnified Person and the Obligated Person and their counsel shall cooperate in the defense of any such claim or litigation subject to this Section 10 and keep such persons informed of all material developments relating to any such claim or litigation, subject to privilege limitations or potential or actual conflicts of interest, and provide copies of all relevant correspondence and documentation relating thereto.

11. Miscellaneous.

11.1 Successors and Assigns; Third Parties. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

11.2 Governing Law. THIS AGREEMENT IS MADE UNDER, AND ALL DISPUTES, CONTROVERSIES OR OTHER MATTERS ARISING IN CONNECTION WITH OR RELATING TO THIS AGREEMENT AND THE SUBJECT MATTER HEREOF, SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

11.3 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.4 Titles and Headings. The titles, subtitles, headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth below (or at such other addresses as shall be specified by notice given in accordance with this Section 12.6).

(a)	if to the Company, to:

Charter LCI Corporation.
1800 Phoenix Boulevard
Suite 120
College Park, GA 30349
Attention: Chinta Gaston
Facsimile No.: 770-907-7598
Telephone No.: 405-825-1801
E-Mail: chintag@logisticare.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Attention: Stephen W. Rubin
Facsimile No.: 212-969-2900
Telephone No.: 212-969-3330
E-mail: srubin@proskauer.com

(b)	If to the Stockholders’ Representative:

CLCI Agent, LLC
c/o Charterhouse Group, Inc.
535 Madison Avenue
New York, NY 10022
Attention: Jay M. Gates
Facsimile No.: (212) 750-9704
Telephone No.: (212) 584-3200
E-mail: jgates@charterhousegroup.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299 Attention: Stephen W. Rubin

Facsimile No.: 212-969-2900
Telephone No.: 212-969-3330
E-mail: srubin@proskauer.com

(c)	If to Parent or Merger Sub:

The Providence Service Corporation
5524 East Fourth Street
Tucson, Arizona 85711
Attention: Fred Furman, Esq.
General Counsel
Facsimile No.: 520-747-6605
Telephone No.: 520-747-6672
E-Mail: ffurman@provcorp.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
Attention: Steven Dubow
Facsimile No.: 215-832-5755
Telephone No.: 215-569-5755
E-mail: dubow@blankrome.com

11.6 Expenses. Subject to the subsequent sentence, all fees and expenses incurred by the Company’s stockholders, the Company and its Subsidiaries in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement not paid prior to Closing shall be paid at the Company’s direction by Parent at Closing, and all such fees and expenses incurred by Parent and Merger Sub shall be paid by Parent; provided that: (a) all fees and expenses incurred by the Company pursuant to Section 7.7; and (b) all fees and expenses incurred by the Company pursuant to Section 7.16, with respect to the proviso in such Section, shall each be paid entirely by Parent. The fee associated with the HSR Act pre-merger notification filing shall be paid 50% by the Company (and thus included as a Company Transaction Expense) and 50% by Parent. Notwithstanding anything to the contrary set forth in this Agreement, all Management Transaction Expenses shall be paid entirely by Parent. For the purposes of this Agreement, “Management Transaction Expenses” means all fees and expenses incurred by Latham & Watkins LLP for holders of Company Stock Options and each Knowledgeable Seller in connection with the transactions contemplated by this Agreement and any related agreements.

11.7 Amendments and Waivers. This Agreement may be amended at any time, in writing, by Parent, the Company and Sellers holding a majority of the Company Common Stock; provided, however, that, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

11.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.9 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

11.10 Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

11.11 Assignment. This Agreement shall bind, benefit, and be enforceable by and against Parent, Merger Sub, the Company, Stockholders’ Representative and their respective successors and consented-to assigns. No party shall in any manner assign any of its, his or her rights or obligations under this Agreement without the prior written consent of the other parties; provided that Parent may assign, without the prior written consent of the other parties, its rights, interests and obligations hereunder in whole or in part to any one or more of its Affiliates; provided, further, that if Parent makes any assignment of this Agreement, Parent shall remain fully liable for all obligations of Parent pursuant to this Agreement.

11.12 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

11.13 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. References to: (i) the term “person” shall include any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; (ii) the term “business day” shall means any day other than a Saturday, a Sunday or a legal holiday on which banks in the States of New York are not open; (iii) an “Affiliate” of any person means another person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by Contract, as trustee or executor, or otherwise, (iv) “party” shall mean Parent, Merger Sub, the Company, the Sellers or with respect to Sections 9 and 11 of this Agreement, the Stockholders’ Representative, (v) “hereof,” “hereby,” “hereunder” and “herein” shall mean this Agreement as a whole and not any particular provision of this Agreement and (vi) “including,” “includes” or “include” shall mean including without limitation.

11.14 Jurisdiction and Process. In any Action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (i) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (ii) if any such Action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such Action to any federal court located in the State of Delaware, (iii) each of the parties irrevocably waives the right to trial by jury, and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.5.

11.15 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.16 Neutral Construction. In view of the fact that each of the parties hereto has been represented by its own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

11.17 Survival of Obligations. Except when another time period is specified herein, all of the covenants of the parties set forth in this Agreement shall survive until they have been performed in full or waived in writing by the party entitled to the benefit of such performance.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the undersigned parties, intending to be legally bound hereby, have executed this Agreement as of the date first above written.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Fletcher J. McCusker
Name:	Fletcher J. McCusker
Title:	Chairman and Chief Executive Officer

{SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER}

IN WITNESS WHEREOF, the undersigned parties, intending to be legally bound hereby, have executed this Agreement as of the date first above written.

PRSC ACQUISITION CORPORATION

By:	/s/ Fletcher J. McCusker
Name:	Fletcher J. McCusker
Title:	President

{SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER}

IN WITNESS WHEREOF, the undersigned parties, intending to be legally bound hereby, have executed this Agreement as of the date first above written.

CHARTER LCI CORPORATION

By:	/s/ John L. Shermyen
Name:	John L. Shermyen
Title:	President and Chief Executive Officer

{SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER}

IN WITNESS WHEREOF, the undersigned parties, intending to be legally bound hereby, have executed this Agreement as of the date first above written.

Acknowledged and accepted, only as to the Sections of this Agreement expressly applicable to it, only in the role of the undersigned as the Stockholders’ Representative:

CLCI Agent, LLC

By:	/s/ Jay Gates
Name:	Jay Gates
Title:	President

{SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER}

Exhibit A

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

PRSC ACQUISITION CORPORATION

(a Delaware Corporation)

INTO

CHARTER LCI CORPORATION

(a Delaware Corporation)

In compliance with the requirements of Section 251 of the General Corporation Law of the State of Delaware, as amended or supplemented from time to time, the undersigned corporation hereby certifies that:

FIRST: The name and jurisdiction of formation or organization and domicile of each of the constituent entities are as follows:

(i)	PRSC Acquisition Corporation	Delaware

(ii)	Charter LCI Corporation	Delaware

SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent entities in accordance with the provisions of Sections 103 and 251 of the General Corporation Law.

THIRD: The name of the surviving entity in the merger herein certified is Charter LCI Corporation (herein sometimes referred to as the “Surviving Entity”).

FOURTH: The executed Agreement and Plan of Merger between the aforesaid constituent entities is on file at an office of the Surviving Entity at                                         .

FIFTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Entity, on request and without cost, to any stockholder of PRSC Acquisition Corporation or to any stockholder of Charter LCI Corporation.

SIXTH: The merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

1

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be signed by a duly authorized officer as of the      day of             , 2007.

CHARTER LCI CORPORATION

By:
Name:
Title:

2

Exhibit B

Cancellation and Exchange of Company Stock Options into Parent Common Stock

As of the Effective Time, in accordance with the terms of the Company’s 2004 Stock Option Plan (the “Company Stock Option Plan”), pursuant to Section 1.5(f) of the Agreement and the approval of the Committee (as defined in the Company Stock Option Plan) pursuant to Section 4.2(b) of the Company Stock Option Plan and without any action on the part of the holders of any Company Stock Options, each Company Stock Option granted to each participant under the Company Stock Option Plan that is outstanding immediately before the Effective Time, whether vested or unvested, shall be cancelled and, in exchange for such cancellation, each such participant shall be issued (subject to delivery to Parent of an appropriate Option Cancellation and Exchange Agreement by no later than March 15, 2008 after which time Parent shall not be liable to any such participant for shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law), immediately after the Effective Time, under the Parent’s 2006 Long-Term Incentive Plan or otherwise, the number of shares of Parent Common Stock (a “Stock Grant”) that is equal to the Net Option Value.

The “Net Option Value” is equal to quotient of (1) the product of (i) the Company Merger Share Price for each Company Stock Option less the exercise price per share for each Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to each Company Stock Option divided by (2) $31.42, provided however, that the maximum number of shares of Parent Common Stock into which the aggregate Company Stock Options shall be exchanged shall not exceed 431,936 (“Parent Share Maximum”). If the aggregate Net Option Value for all Stock Grants as calculated above exceeds the Parent Share Maximum, then each of the Company Stock Options shall be exchanged into (i) the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the Parent Share Maximum multiplied by the Net Option Value Percentage applicable to such Company Stock Option and (ii) the amount of any Excess Payment (as defined in the supplemental letter from Parent to the holders of Company Stock Options). The “Net Option Value Percentage” of the Company Stock Options is equal to the quotient of (1) the Net Option Value of the Company Stock Option issued to a participant as would otherwise be calculated except for exceeding the Parent Share Maximum divided by (2) the aggregate Net Option Value of all Company Stock Options issued to all participants as would otherwise be calculated except for exceeding the Parent Share Maximum.

The “Company Merger Share Price” is calculated as follows: divide (1) the Merger Consideration (prior to adjustments pursuant to Sections 2.4 and 2.5 of the Agreement) by (2) 769,170.

The number of shares of Parent Common Stock equal to the product of 4.92% times the number of shares of each Stock Grant (rounded up to the nearest whole share amount) plus 4.92% of the amount of any Excess Payment (as defined in the supplemental letter from Parent to the holders of Company Stock Options) (the “Escrowed Shares”) shall be deposited with Parent as security and a source of payment for Sellers’ indemnification obligations and recovery of any Working Capital Deficit under the Agreement. Parent may offset against the Escrowed Shares for recovery of any of Sellers’ indemnification obligations and for recovery of any Working Capital Deficit under the Agreement at a price per share of Parent Common Stock of

$31.42, unless the holder elects to receive the Escrowed Shares in exchange for paying Parent $31.42 per share. Until the Escrow Fund is fully distributed and the Escrow Agreement is terminated by its terms, (i) the Escrowed Shares and any interest thereon shall not be sold, pledged, hypothecated or otherwise transferred by holder and (ii) the Escrowed Shares shall remain in the custody of Parent acting as escrow agent and as custodian for holder’s account in accordance with this Exhibit B and pursuant to each holder’s Option Cancellation and Exchange Agreement. To the extent any holder’s obligation for Indemnifiable Losses under the Agreement (treating each holder of Company Stock Options as if such holder were a signatory to the Agreement solely for the purpose of determining John Shermyen’s obligation arising from this Exhibit B and his Option Cancellation and Exchange Agreement) exceeds the value of the Escrowed Shares, John Shermyen shall be solely responsible for any and all such Indemnifiable Losses. John Shermyen shall deposit in escrow with Parent, in addition to Escrowed Shares deposited pursuant to the first sentence of this paragraph, 18,775 shares of Parent Common Stock (the “Additional Escrowed Shares”). The Additional Escrowed Shares shall be security and a source of payment for holder’s obligations for Indemnifiable Losses under the Agreement (treating each holder of Company Stock Options as if such holder were a signatory to the Agreement solely for the purpose of determining John Shermyen’s obligation arising from this Exhibit B and his Option Cancellation and Exchange Agreement). Parent may offset against the Additional Escrowed Shares for recovery of any such holder obligation, unless John Shermyen elects to receive the Additional Escrowed Shares in exchange for paying Parent $31.42 per share.

Each holder of a Company Stock Option shall be entitled to share in such Earn Out Payment and any Working Capital Surplus determined on a pro rata basis based on the number of shares in each holder’s Stock Grant. Such right to participate in any Earn Out Payment and any Working Capital Surplus shall be additional consideration for the cancellation of each Company Stock Option as set forth herein. All payments, to the extent required by Law, shall be reduced by all applicable withholdings.

To the extent any Stock Grant and any Excess Payment is subject to applicable tax withholding (as determined in good faith by Parent and net of any Excess Payment which shall be utilized to offset any applicable tax withholding), the holder of such Stock Grant (excluding John Shermyen) shall accept a loan from Parent in an amount equal to the applicable tax withholding (each a “Holder Loan”). In lieu of accepting the Holder Loan, the holder of such Stock Grant may pay to Parent the amount of the applicable withholding obligation (as determined in good faith by Parent) in immediately available funds on or prior to the Effective Time (if such holder’s Option Cancellation and Exchange Agreement is delivered to Parent on or prior to the Effective Time) or at the time of delivery of such holder’s Option Cancellation and Exchange Agreement (if such holder’s Option Cancellation and Exchange Agreement is delivered to Parent after the Effective Time). Parent shall utilize such payment or the proceeds of such Holder Loan to satisfy the applicable withholding obligation (as determined in good faith by Parent).

Such Holder Loan shall be evidenced in the applicable holder’s Option Cancellation and Exchange Agreement, may be prepaid without penalty and shall accrue interest at a rate of 6% per annum, and all obligations under such Holder Loan shall be due and payable on the date that is 180 days after the Effective Time or 180 days after delivery of the holder’s Option Cancellation and Exchange Agreement if such agreement is delivered after the Effective Time.

It shall constitute an event of default under such Holder Loan if the applicable holder fails to pay in full all obligations under such Holder Loan on or before the due date thereof or if such holder becomes subject to any bankruptcy or similar proceeding (in which case all obligations under such Holder Loan shall be automatically accelerated without further action on the part of Parent).

As collateral security for the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) for all existing and future obligations under such Holder Loan, the applicable holder shall grant a security interest to Parent in such holder’s right, title and interest in and to 40% of such holder’s Stock Grant, exclusive of the holder’s Escrowed Shares, together with all proceeds (as defined in the Uniform Commercial Code of any applicable jurisdiction thereof (the “UCC”)) thereof with respect to such shares (the “Collateral”). In order to perfect such security interest, Parent shall be deemed to have taken delivery (as defined in the UCC) of the securities certificates constituting the Collateral in registered form evidencing such shares by maintaining possession of such securities certificates. Unless a holder requests physical delivery of certificated shares, Parent shall use commercially reasonable efforts to electronically deposit the shares constituting the Stock Grant which are not Escrowed Shares or Collateral in a brokerage account designated by each holder immediately after the Effective Time (if such holder’s Option Cancellation and Exchange Agreement is delivered to Parent on or prior to the Effective Time) or immediately after the time of delivery of such holder’s Option Cancellation and Exchange Agreement (if such holder’s Option Cancellation and Exchange Agreement is delivered to Parent after the Effective Time). Upon each holder’s sale of shares constituting the Stock Grant, each holder shall use commercially reasonable efforts to immediately remit the proceeds of such sale of shares to Parent in payment of the applicable Holder Loan. After the Holder Loan is repaid in full, Parent shall use commercially reasonable efforts to immediately deliver the remaining shares of each holder’s Stock Grant to holder, other than the Escrowed Shares.

If an event of default shall occur and be continuing under such Holder Loan, Parent may exercise all rights and remedies of a secured party under the UCC or any other applicable law. In furtherance of Parent’s rights and remedies during the existence of an event of default, each holder will irrevocably constitute and appoint Parent and any officer or agent thereof, with full power of substitution, coupled with an interest, as such holder’s true and lawful attorney-in-fact in the place and stead of such holder, and in the name of such holder or in its own name, without notice to or further assent by such holder, to execute, in connection with any sale or other disposition of the Collateral any endorsements, assignments or other instruments of conveyance or transfer, and to take such other appropriate action and to execute any and all documents and instruments which may be necessary or desirable, as determined by Parent, to accomplish the purpose of carrying out the terms of such holder’s Holder Loan and the security therefor.

Exhibit C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of [            ], 2007 by and among The Providence Service Corporation, a Delaware corporation (“Parent”), CLCI Agent, LLC, as Stockholders’ Representative, and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”). Capitalized terms used and not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

BACKGROUND

A. Parent, Charter LCI Corporation, a Delaware corporation (the “Company”), the stockholders of the Company, Merger Sub (a wholly owned subsidiary of Parent) and the Stockholders’ Representative are parties to that certain Agreement and Plan of Merger dated as of November 6, 2007 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent, as more fully described in the Merger Agreement.

B. Upon the consummation of the transactions contemplated by the Merger Agreement, the Sellers have agreed to severally, but not jointly, indemnify the Acquiror Indemnified Persons on the terms and conditions set forth in Section 10 of the Merger Agreement.

C. As security for the indemnification obligations of certain of the Sellers pursuant to Section 10 of the Merger Agreement, Section 1.5(i) of the Merger Agreement provides that $11,178,000 in cash (the “Escrow Funds”) of the Merger Consideration be deposited with the Escrow Agent at the Closing, to be held and administered as hereinafter provided.

D. Under the Merger Agreement and under this Agreement, the Stockholders’ Representative has been appointed as the agent of the Sellers, with the authority to enter into, and act on behalf of each Seller for purposes of, this Agreement.

NOW THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1. Designation of Escrow Agent. The parties hereby designate Escrow Agent, and Escrow Agent hereby agrees to act, as the agent of the parties hereto pursuant to the terms and conditions stated in this Agreement.

2. Formation of Escrow.

(a) Simultaneously with the execution of this Agreement, Parent shall deliver or cause to be delivered on behalf of the Sellers to the Escrow Agent, the Escrow Funds. The Escrow Funds shall be held and distributed by the Escrow Agent in accordance with the terms and conditions hereof. The Escrow Agent shall acknowledge receipt of the Escrow Funds in writing to each of Parent and the Stockholders’ Representative.

(b) Set forth on Schedule A attached hereto is a list of the names and addresses of each Seller contributing to the Escrow Funds showing the respective percentage ownership of each such Seller of the aggregate Escrow Funds (each, an “Escrow Ownership Percentage”).

(c) No portion of the Escrow Funds, nor any beneficial interest with respect thereto, may be pledged, sold, assigned, transferred or otherwise encumbered, including by operation of law, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Sellers, prior to the delivery to any Seller of such Seller’s Escrow Ownership Percentage or to Parent, as applicable, as provided herein; provided that a Seller may transfer its beneficial interest in the Escrow Funds to an Affiliate of such Seller upon the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

3. Investment of Escrow Funds.

(a) Permitted Investments. Pending distribution of the Escrow Funds in accordance with the terms and conditions of the Merger Agreement and this Agreement, the Escrow Funds shall be invested and reinvested by Escrow Agent in accordance with the written directions of the Stockholders’ Representative in one or more of the following:

(i) interest bearing time deposits with maturity dates of thirty (30) days or less of any bank located within the United States of America, including one or more accounts maintained in the commercial banking department (if any) of the Escrow Agent; provided that any amount held on deposit in any bank not having unsecured, non-subordinated indebtedness outstanding that is rated as “investment grade” by a nationally recognized rating agency shall be so invested only if such amount is fully insured by the Federal Deposit Insurance Corporation (“FDIC”);

(ii) certificates of deposit with maturity dates of thirty (30) days or less issued by the commercial banking department (if any) of the Escrow Agent, or of any bank located in the United States of America, provided that either (A) any such bank shall have unsecured, non-subordinated indebtedness outstanding that is rated as “investment grade” by a nationally recognized rating agency, or (B) the full amount of each and every certificate of deposit issued by any such bank to Escrow Agent hereunder shall be fully insured by the FDIC;

(iii) direct obligations of, or obligations guaranteed as to all principal and interest by, the United States of America, in each case with maturity dates of thirty (30) days or less;

(iv) commercial paper with maturity dates of thirty (30) days or less that is rated A-1 by Standard & Poor’s Corporation or Prime-1 by Moody’s Investors Service, Inc., or better; or

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(v) investments in Wells Fargo Money Market Funds as designated on Exhibit A to this Agreement which invest principally in obligations permitted by Sections 3(a)(i) through 3(a)(iv) above. In the absence of written instructions from the Stockholders’ Representative at closing, the Escrow Agent is hereby directed to invest the Escrow Funds in the Wells Fargo Advantage Funds, 100% Treasury Money Market Fund, Service Class Shares. The Stockholders’ Representative shall sign Exhibit A at Closing or shortly thereafter acknowledging its receipt of sufficient disclosure with respect to the Wells Fargo Advantage funds and confirming its direction to invest in such funds.

The parties acknowledge that no party to this Agreement shall be responsible for any diminution in the Escrow Funds due to losses resulting from investments or sales of investments made pursuant to this Agreement. The parties hereto acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

(b) Disposition of Securities. At the time the Escrow Agent shall be required to make any payment under this Agreement, the Escrow Agent shall promptly liquidate the investments held hereunder to the extent necessary to make such payment.

(c) Reports. The Escrow Agent shall provide to Parent and the Stockholders’ Representative monthly statements identifying transactions, transfers or holdings of the Escrow Fund, and each such statement shall be deemed to be correct and final upon receipt thereof by Parent and the Stockholders’ Representative unless the Escrow Agent is notified in writing to the contrary within thirty (30) business days after the date of such party’s receipt of such statement. In addition, the Escrow Agent shall respond to reasonable telephone requests for account balances during normal business hours.

(d) Taxation of Income Earned on Investment of the Escrow Funds. Any disbursement of all or a portion of the Escrow Funds to the Sellers or to Parent under this Agreement shall also include and be accompanied by the interest accrued on such disbursement through the date of disbursement of such funds. Parent and the Stockholders’ Representative hereby acknowledge and agree that, for federal, state or local income tax purposes, the interest on the Escrow Funds distributed to such party shall be income of such party. Each of Parent and the Stockholders’ Representative shall provide the Escrow Agent with its taxpayer identification number documented by an appropriate Form W 8 or Form W 9 promptly following execution of this Agreement. Failure to provide such forms may prevent or delay disbursements of the Escrow Funds and may also result in the assessment of a penalty and the Escrow Agent’s being required to withhold tax on any interest or other income earned on the Escrow Funds. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

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4. Disbursement of Escrow Funds.

(a) Payment on Payment Date. Subject to the remainder of this Section 4, on the first anniversary of the date of this Agreement (the “Payment Date”), the Escrow Agent shall disburse the Escrow Funds to the respective Sellers as specified on Schedule A hereto and in accordance with the Escrow Ownership Percentage for each Seller as specified on Schedule A hereto.

(b) Notice of Claim for Losses. Notwithstanding anything to the contrary set forth in Section 4(a) of this Agreement, at any time prior to the Payment Date, Parent shall give written notice of any claim for Indemnifiable Losses for which an Acquiror Indemnified Person reasonably believes it is entitled to indemnification by the Sellers under Section 10 of the Merger Agreement (each, a “Notice of Claim”) to the Escrow Agent specifying in reasonable detail the nature of the claim and the amount (if then ascertainable) of the Indemnifiable Losses alleged to have been suffered and stating whether such claim, either individually or together with any prior claims, is in excess of the Indemnification Threshold or the Litigation Indemnification Threshold as applicable. The Escrow Agent shall promptly (no later than two (2) business days after the Escrow Agent has been given the Notice of Claim) provide such Notice of Claim to the Stockholders’ Representative and shall confirm in writing with Parent that such Notice of Claim has been given to the Stockholders’ Representative. If, within thirty (30) days after receipt by the Stockholders’ Representative of the Notice of Claim, the Stockholders’ Representative has not given the Escrow Agent and Parent written notice that any such claim is disputed, the Escrow Agent shall pay 93.15% of such amount to Parent in accordance with Section 4(d) of this Agreement. To the extent the amount of a claim becomes ascertainable prior to a Joint Notice or Court Order as specified below, Parent may amend its Notice of Claim to specify the amount of the claim.

(c) Disputed Notice of Claim. If, within thirty (30) days after receipt by the Stockholders’ Representative of a Notice of Claim or an amendment to a Notice of Claim, the Stockholders’ Representative gives the Escrow Agent and Parent written notice that any such Indemnifiable Losses are disputed, then the Escrow Agent shall not disburse all or any portion of the amount claimed in the Notice of Claim unless and until it receives (i) a joint written notice directing disbursement (the “Joint Notice”) executed by the Stockholders’ Representative and Parent, or (ii) a final, unappealable order of a court of competent jurisdiction directing disbursement or decision of an arbitrator or arbitration tribunal registered with or recognized by a court of competent jurisdiction as having the same force and effect as an order of such court (any such order or decision called a “Court Order”). The Escrow Agent, within three (3) business days after receipt of a Joint Notice or a Court Order, shall deliver such Escrow Funds in accordance with Section 4(d) of this Agreement. The amount of the Escrow Funds delivered shall be equal to 93.15% of the amount of the Indemnifiable Losses which are the subject of the Joint Notice or Court Order.

(d) Distributions of Escrow Funds. Any disbursement of all or a portion of the Escrow Funds to the Sellers under this Agreement shall be allocated on a pro rata basis in accordance with each Seller’s Escrow Ownership Percentage and distributed accordingly by the Escrow Agent.

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(e) Payments on and after Payment Date; Termination of Agreement. On the Payment Date, the Escrow Agent shall distribute to the Sellers all of the Escrow Funds, less that amount of the Escrow Funds having a total value equal to 93.15% of the aggregate amount set forth in any then outstanding Notice of Claim. After the Payment Date, upon resolution of each remaining outstanding Notice of Claim in accordance with the procedures set forth in this Section 4, the Escrow Agent shall distribute to the Sellers the remainder of the Escrow Funds then held by the Escrow Agent (other than those funds to be distributed to Parent, if any, as a result of a resolved Notice of Claim, determined in accordance with this Section 4), less that amount of the Escrow Fund having a total value equal to 93.15% of the aggregate amount set forth in any then outstanding Notice of Claim.

5. Duties of Escrow Agent.

(a) Notwithstanding any provision of this Agreement to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any party hereto or any other person under this Agreement.

(b) The Escrow Agent shall be entitled to rely exclusively upon the written statements and instructions provided in accordance with this Agreement and may assume the genuineness of all signatures and documents and the authority of all signatories. The Escrow Agent shall have no liability except for its own gross negligence or willful misconduct in the performance of its duties hereunder and shall not have any liability for any action taken (or any failure to act) in good faith upon the advice of its independent legal counsel.

(c) In the event there are any Escrow Funds held by the Escrow Agent five (5) years after the date of this Agreement that are subject to a complaint filed by either Parent or the Stockholders’ Representative, the Escrow Agent may deposit such remaining Escrow Funds with the court where such complaint was filed for the court’s disposition, whereupon this Agreement and the Escrow Agent’s duties and appointment shall terminate.

(d) The Escrow Agent shall hold and safeguard the Escrow Funds from the date of this Agreement until the termination of this Agreement pursuant to Section 7 and shall treat such funds as escrow funds in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Funds only in accordance with the terms hereof.

(e) The Escrow Agent will identify in its books the Escrow Funds held in escrow under this Agreement from time to time and ensure that the Escrow Funds are held separate and distinct from other funds held by it. The Escrow Agent will keep complete and accurate records regarding the Escrow Funds and will provide any party to this Agreement with full details of the management and status of the Escrow Funds within a reasonable time following receipt of a written request therefore, but no more frequently than monthly.

(f) The Escrow Funds will not be subject to any right, lien or claim of any kind in favor of the Escrow Agent or in favour of any of its creditors. The Escrow Agent will notify each of Parent and the Stockholders’ Representative promptly in writing of any attempt

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by any person to assert any claim against any of the Escrow Funds and will not make any admission or concession in respect of such claim except to the extent authorized by Parent and the Stockholders’ Representative.

(g) The parties acknowledge that the Escrow Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information to meet the Escrow Agent’s legal and regulatory requirements.

(h) THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(i) No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights hereunder.

(j) Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(k) The Escrow Agent shall have no duties or responsibilities with respect to administering tax withholding, payments or reporting for persons receiving distributions, including those distributions relating to wages.

6. Successor Escrow Agent. The Escrow Agent shall have the right to resign upon thirty (30) days prior written notice to the parties hereto. Upon the resignation of the initial Escrow Agent, the parties, upon their mutual agreement, shall have the right to select a successor escrow agent; if the parties have not appointed a successor within the fifteen (15) days of the date of the Escrow Agent’s registration notice, the Escrow Agent may petition a court of competent jurisdiction to appoint a successor to serve under the same terms and conditions herein set forth. Upon appointment of a successor, the initial Escrow Agent shall have no further responsibilities or obligations under this Agreement.

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7. Termination of Agreement. The escrow created by this Agreement shall continue until the earliest to occur of the following events, after which point all of the Escrow Agent’s duties shall terminate:

(a) the distribution of all the Escrow Funds in accordance with the terms of this Agreement; or

(b) Parent’s and the Stockholders’ Representative’s written agreement to terminate such escrow, in which case the Escrow Agent shall distribute the Escrow Funds in accordance with the written instructions of Parent and the Stockholders’ Representative.

8. Indemnification. The duties of the Escrow Agent under this Agreement shall be entirely administrative and not discretionary. The Escrow Agent shall not be liable to any third party as a result of any action or omission taken or made by the Escrow Agent, except for the Escrow Agent’s willful misconduct or gross negligence. No rights are herein intended to be granted to any third party beneficiary. Parent and the Stockholders’ Representative, on behalf of the Sellers, jointly and severally, shall indemnify, defend and save harmless the Escrow Agent and reimburse the Escrow Agent from and for any and all liability, costs and expenses the Escrow Agent may suffer or incur by reason of its execution and performance of this Agreement except as a result of the Escrow Agent’s willful misconduct or gross negligence. The provisions of this section shall not preclude any party from pursuing rights of contribution from another party. The provisions of this Section 8 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

9. Consultation of Counsel. In the event any legal question arises concerning Escrow Agent’s duties hereunder which requires consultation with legal counsel, such Escrow Agent may consult with its counsel and rely upon the written opinions of such counsel.

10. Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and assigns. No rights herein may be assigned by Parent or the Stockholders’ Representative without prior written notice to the Escrow Agent, and no modifications hereof shall be binding or enforceable unless in writing and signed by the party against whom enforcement is sought.

11. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to Parent (with a copy to its outside legal counsel) and the Stockholders’ Representative (with a copy to its outside legal counsel) at their respective addresses stated in the Merger Agreement. Notices to the Escrow Agent shall be sent to: [                    ]. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within twenty four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 11, provided that any such change of address notice shall not be effective unless and until received.

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12. Entire Agreement. This Agreement constitutes the entire and whole agreement between the Escrow Agent, on the one hand, and the Stockholders’ Representative and Parent, on the other hand. This Agreement may not be modified or amended, nor may any of its provisions be waived, except by a written instrument, signed by each of the parties hereto, expressing such amendment or modification. Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof of the exercise of any other right.

13. Invalid Provisions. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

14. Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made, delivered and to be performed entirely within such State.

15. Counterparts. This Agreement may be executed in counterpart copies and by facsimile, each of which will be deemed an original and all of which, when taken together, will be deemed a fully executed original.

16. Fees of Escrow Agent. Parent and the Stockholders’ Representative (on behalf of the Sellers) agree to share the fees of the Escrow Agent equally. The Escrow Agent’s fees are attached hereto as Exhibit B.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PARENT:

THE PROVIDENCE SERVICE CORPORATION

By:
Name:
Title:
Address:

STOCKHOLDERS’ REPRESENTATIVE:

CLCI AGENT, LLC

By:
Name:
Title:
Address:

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:
Address:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

Schedule A

Selling Holder/Address	Escrow Ownership Percentage
[ ]

[ ]

[ ]

[ ]

[ ]

[ ]

[ ]

[ ]

Total:	100%

Exhibit A

Investments

Exhibit B

Fees and Expenses of Escrow Agent

EXHIBIT D

FORM OF LETTER OF TRANSMITTAL

CHARTER LCI CORPORATION

[        ], 2007

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

Dear Charter LCI Corporation Securityholder:

We are sending you the enclosed Letter of Transmittal in connection with the proposed merger (the “Merger”) of PRSC Acquisition Corporation (“PRSC”), a wholly owned subsidiary of The Providence Service Corporation (“Parent”), with and into Charter LCI Corporation (the “Company”), pursuant to an Agreement and Plan of Merger dated as of November 6, 2007 (the “Merger Agreement”), by and among Parent, PRSC, the Company and CLCI Agent, LLC (the “Stockholders’ Representative”). Upon completion of the merger, the Company will become a wholly owned subsidiary of Parent. Certain information about the Merger is available in the following enclosed documents, each of which you should review carefully:

•	the Merger Agreement;

•	the Letter of Transmittal; and

•	a copy of Section 262 (Appraisal Rights) of the Delaware General Corporation Law.

The Merger and the Merger Agreement were approved by an affirmative vote of the holders of outstanding Shares representing at least a majority of all of the votes entitled to be cast thereupon by holders of Shares (as defined below) in a Written Consent of Stockholders, dated as of the date of the Merger Agreement, a copy of which is also enclosed.

Generally, in accordance with and subject to the terms of the Merger Agreement, upon the consummation of the Merger, (i) each share of Class A common stock, par value $.01 per share, and Class B common stock, par value of $.01 per share, of the Company (collectively, “Shares”) will be automatically canceled in exchange for the Common Stock Merger Consideration (as defined in the Merger Agreement); and (ii) each warrant to purchase Shares will be automatically canceled in exchange for an amount of cash equal to the difference between (1) the product of (x) the Common Stock Merger Consideration multiplied by (y) the number of Shares issuable upon exercise of the warrant, and (2) the aggregate exercise price of the warrant for such Shares. The portion of the Merger Consideration (as defined in the Merger Agreement) you are entitled to receive at the closing of the Merger is set forth in Schedule I attached hereto. The amount of the payment, and the time when you will be entitled to receive it, is set forth in the Merger Agreement and the escrow agreement to be executed and delivered in connection with the consummation of the Merger.

In order to receive payment of your portion of the Merger Consideration, you must properly complete and sign the enclosed Letter of Transmittal and send it, together with your Company stock certificate(s) and/or agreements representing warrant(s), to the Stockholders’ Representative at the following address:

CLCI Agent, LLC

c/o Proskauer Rose LLP

1585 Broadway

New York, NY 10036

Attention: Jared Hershberg

No payment will be made to you until the Stockholders’ Representative has received your properly completed and duly executed Letter of Transmittal together with your Company stock certificate(s) and/or agreements representing warrant(s).

We strongly encourage you to read carefully the enclosed documents, including the instructions to the Letter of Transmittal.

If you have questions about the Letter of Transmittal or if you need any additional information, please contact Jared Hershberg at (212) 969-3313. You should return the completed and duly executed Letter of Transmittal, together with your Company stock certificate(s) and/or agreements representing warrant(s) as soon as possible, but in any event no later than [        ], 2007.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

LETTER OF TRANSMITTAL

TO SURRENDER AND EXCHANGE SHARES OF CLASS A COMMON STOCK, CLASS B COMMON STOCK

AND WARRANTS OF

CHARTER LCI CORPORATION

in connection with the merger of

CHARTER LCI CORPORATION

with a wholly owned subsidiary of

THE PROVIDENCE SERVICE CORPORATION

THIS FORM SHOULD BE COMPLETED, SIGNED AND SENT TOGETHER WITH YOUR CERTIFICATE(S) FOR SHARES OF CHARTER LCI CORPORATION CLASS A OR CLASS B COMMON STOCK AND/OR AGREEMENTS REPRESENTING WARRANT(S), TO THE ADDRESS BELOW. DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN THAT BELOW DOES NOT CONSTITUTE A VALID DELIVERY.

CLCI Agent, LLC

c/o Proskauer Rose LLP

1585 Broadway

New York, NY 10036

Attention: Jared Hershberg

CONTINUED ON NEXT PAGE

TO: CHARTER LCI CORPORATION SECURITYHOLDERS

Ladies and Gentlemen:

In connection with the merger (the “Merger”) of PRSC Acquisition Corporation (“PRSC”) with and into Charter LCI Corporation (the “Company”), pursuant to which the Company will become a wholly owned subsidiary of The Providence Service Corporation (“Parent”), the undersigned hereby surrenders to Parent all of the shares of Class A Common Stock and Class B Common Stock of the Company (collectively, the “Shares”), and/or warrants to purchase Shares (collectively, the “Warrants”), owned by the undersigned as set forth in Item A below in exchange for the applicable consideration described in the Agreement and Plan of Merger, dated as of [        ], 2007 (the “Merger Agreement”), by and among Parent, PRSC, the Company and CLCI Agent, LLC (the “Stockholders’ Representative”).

The undersigned (i) hereby agrees to be bound by all provisions of the Merger Agreement applicable to the undersigned as if the undersigned were directly party thereto as a “Seller”; (ii) represents and warrants that it is, as of the date hereof, the registered holder of the Shares and/or Warrants listed in Item A below with good and valid title thereto and with full right, power and authority to deliver, surrender, sell, assign and transfer such Stock and Warrants as provided herein free and clear of all liens, restrictions, charges and encumbrances, (iii) represents and warrants that the Shares and Warrants listed in Item A below are the only shares of capital stock and warrants to purchase shares of capital stock of the Company held by the undersigned, (iv) represents and warrants that this Letter of Transmittal is duly and validly executed by the undersigned and constitutes the valid and binding agreement of the undersigned enforceable against the undersigned in accordance with its terms and (v) understands and agrees that the Instructions to this Letter of Transmittal are part of the terms and conditions for surrender of the enclosed Share certificate(s) and/or agreement(s) representing Warrants and are incorporated by reference herein. The undersigned will, upon request, execute any additional documents necessary or desirable to complete the delivery, surrender, transfer and exchange of all of its Shares and Warrants for cancellation in exchange for that portion of the Merger Consideration (as defined in the Merger Agreement) the undersigned is entitled to receive under the Merger Agreement. The undersigned hereby irrevocably ratifies the appointment of the Stockholders’ Representative as agent of the undersigned to effect the exchange and cancellation. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

Notwithstanding anything to the contrary in this Letter of Transmittal, it is understood that the undersigned will not receive any of the Merger Consideration until and unless (i) the Merger is completed, (ii) a properly completed and duly executed copy of this Letter of Transmittal is received by Parent (by way of delivery from the undersigned to the Stockholders’ Representative), (iii) certificates representing the Shares held by the undersigned are effectively surrendered to and received by Parent (by way of delivery from the undersigned to the Stockholders’ Representative), (iv) the agreements representing Warrants held by the undersigned are effectively surrendered to and received by Parent (by way of delivery from the undersigned to the Stockholders’ Representative) and (v) the undersigned is not in breach of any representation or warranty contained or incorporated by reference in this Letter of Transmittal, except, in each case in this item (v), any breach that is not in any manner adverse to the Company or Parent. It is understood that the method of delivery of the Letter of Transmittal, certificates representing Shares, agreements representing Warrants and all other required documents is at the option and risk of the undersigned and that the risk of loss of such Shares and/or Warrants shall pass only after Parent has actually received the Letter of Transmittal and the certificates representing Shares or agreements representing Warrants from the Stockholders’ Representative. It is further understood that no interest will accrue on the Merger Consideration except as expressly set forth in the Merger Agreement or the escrow agreement to be entered into in connection with the consummation of the Merger (the “Escrow Agreement”).

By executing and delivering this Letter of Transmittal, the undersigned hereby:

(i) irrevocably ratifies the appointment, pursuant to section 9 of the Merger Agreement, of CLCI Agent, LLC, the Stockholders’ Representative, as its stockholder representative;

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(ii) waives and releases Parent, the corporation surviving the Merger and their respective affiliates, representatives, successors-in-interest and assigns from and against any and all losses, liabilities, actions, causes of action, fees, expenses, damages or claims (collectively, the “Claims”) in each case of whatsoever kind or nature, whenever occurring (including after the effective time of the Merger), arising out of (a) the purchase or ownership of Shares and Warrants by the undersigned, (b) the surrender by the undersigned of its Shares and Warrants for cancellation and conversion into the portion of the Merger Consideration the undersigned is entitled to receive pursuant to the Merger Agreement, (c) the delivery of the certificate(s) representing such Shares and agreement(s) representing such Warrants pursuant to this Letter of Transmittal, (d) the cancellation and conversion of such Shares and Warrants into the right to receive the portion of the Merger Consideration allocated to such Shares or Warrants in the form and amount determined as set forth in the Merger Agreement, (e) the calculation of the amount of the Merger Consideration payable to the undersigned, and (f) disputes among securityholders of the Company and the Stockholders’ Representative (it being understood that the waivers and releases set forth in clauses (a) through (f) above shall in no way limit or adversely effect the rights of the undersigned with respect to Parent’s obligations under the Merger Agreement, including Parent’s obligations under Section 10 thereof);

(iii) agrees to indemnify and hold harmless the Stockholders’ Representative from and against all Claims arising out of or relating to the performance by the Stockholders’ Representative of its duties under the Merger Agreement or the Escrow Agreement, other than for willful misconduct;

(iv) understands and agrees that all calculations of the amount of the Merger Consideration payable to the undersigned will be made by the Stockholders’ Representative and not by Parent or the Company;

(v) understands and agrees that as a result of the cancellation of the undersigned’s Warrants, the undersigned will have no right to acquire any of the capital stock of the corporation surviving the Merger;

(vi) represents and warrants that except as set forth in Item A, the undersigned owns no capital stock or warrants or has any other right to purchase capital stock of the Company;

(vii) represents and warrants that, except as set forth in Schedule II, attached hereto, the undersigned owns no options to purchase capital stock of the Company; and

(viii) waives all rights to an appraisal of the fair value of the Shares pursuant to Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Exhibit A.

In exchange for the surrender and cancellation of the certificate(s) for Shares and agreement(s) representing Warrants that are enclosed, please issue check(s) or wire money for the applicable payment of Merger Consideration in the name of the holder(s) appearing below under “DELIVERY INSTRUCTIONS” to the address(es) and account information provided.

The undersigned acknowledges and agrees that (i) it has consulted with any legal counsel and tax professionals that it deems advisable in connection with the Merger, the Merger Agreement and the transactions contemplated by this Letter of Transmittal and it is not relying on the Company, Parent or any of their affiliates for any financial, legal or tax advice, (ii) it is incumbent upon the undersigned to notify the Company at the address listed in Instruction 9 if the undersigned’s address, name or account information for payment changes, (iii) Parent or the escrow agent, as applicable, will mail or wire payment to the undersigned at the most recent address or bank account that the Company has on file for the undersigned, and (iv) none of Parent, the Company, the escrow agent and the Stockholders’ Representative will have any responsibility if the undersigned fails to receive payment because the undersigned’s payment information has changed but the undersigned has not notified the Company at the address listed in Instruction 9.

The undersigned hereby certifies that the statements made by the undersigned herein cover all of the Share certificate(s) and agreement(s) representing Warrants surrendered for cancellation and conversion into the portion of the Merger Consideration the undersigned is entitled to receive under the Merger Agreement by the undersigned pursuant to this Letter of Transmittal.

3

IF ANY OF YOUR STOCK CERTIFICATE(S) OR AGREEMENT(S) REPRESENTING WARRANTS LISTED IN ITEM A HAVE BEEN LOST OR DESTROYED, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH IN INSTRUCTION 11.

IF YOUR STOCK CERTIFICATE(S) ARE HELD BY THE COMPANY, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH IN INSTRUCTION 12.

THIS LETTER OF TRANSMITTAL CONSTITUTES THE VALID AND BINDING AGREEMENT OF THE UNDERSIGNED ENFORCEABLE AGAINST THE UNDERSIGNED IN ACCORDANCE WITH ITS TERMS AND, ONCE SUBMITTED, IS IRREVOCABLE.

4

Item A:	RECORD HOLDER AND SHARES OR WARRANTS SURRENDERED

Stock Certificate(s) and/or Warrant(s) Enclosed (Attach additional list, if necessary—See Instruction 6)
Name(s) and Address(es) of Holder(s) (if blank, please fill in exactly as name(s) appear(s) on Stock Certificate(s) or Warrant(s))	Class A Common Stock, Class B Common Stock or Warrant	Certificate Number(s) or Warrant Exercise Price	Number of Shares (or Warrant Shares)**
Total Shares of Class A Common Stock

Total Shares of Class B Common Stock

Total Warrant Shares of [Class A Common Stock or Class B Common Stock]

☐ Check the box to the left if you have lost any of your Share certificates or agreements representing Warrants and complete the appropriate Affidavit of Loss. (See Instruction 11.)

☐ Check the box to the left if the Company is in possession of your Share certificates and complete the Stock Power. (See Instruction 12.)

**	By submitting this Letter of Transmittal, you acknowledge that you are surrendering all of the shares of Class A Common Stock and Class B Common Stock and all of the Warrants to purchase shares of Common Stock that you own for cancellation in exchange for the portion of the merger consideration you are entitled to receive under the Merger Agreement.

Please read the instructions carefully before completing this Letter of Transmittal.

5

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS SET FORTH BELOW

BEFORE COMPLETING AND TRANSMITTING THIS LETTER OF TRANSMITTAL.

IMPORTANT: SIGN HERE

(Also Please Complete a Form W-9 (copy enclosed) or a Form W-8, if applicable)

The undersigned represents that he, she or it is a holder of Shares and/or Warrants and has read and agreed to all the terms and conditions of this Letter of Transmittal and the accompanying materials.

The check will be issued or wire made only in the name of the person(s) or entity submitting this Letter of Transmittal and will be mailed to the address or wired to the account shown in the box entitled “Name(s) and Address(es) of Holder(s)” unless Special Payment and/or Delivery Instructions are completed.

NAME OF SECURITYHOLDER: ______________________________________________________________________________

Signed by: _________________________________________________________________________________________________

Printed Name of Signatory: _______________________________________________________________________________

Title of Signatory: ______________________________________________________________________________________

Dated:                     , 200

(Must be signed by registered holder(s) exactly as name(s) appear(s) on Share certificate(s) and/or agreement(s) representing Warrants or by person(s) authorized to become registered holder(s) of Share certificate(s) and/or agreement(s) representing Warrants as evidenced by endorsement or stock or warrant powers transmitted herewith. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the full title of the person should be set forth. See Instruction 7).

Name(s): __________________________________________________________________________________________________
(Please Print)

Capacity (full title): _________________________________________________________________________________________
Address:
(Include Zip Code)

Payment Method (check one):              Check (to be sent by mail) or              Wire Transfer (if payment exceeds $500,000)

If payment is to be made by check:

Address: ___________________________________________________________________________________________________
(Include Zip Code)
If payment is to be made by wire transfer:

Bank Name:

ABA Number:

Customer Account Number:

Area Code and Telephone Number:

Taxpayer Identification or Social Security No.:

6

Signature(s) Guarantee

(See Instructions 4 and 7)

Complete ONLY if required by Instruction 4.

Your signature must be medallion guaranteed by an Eligible Institution (see Instruction 4).

NOTE: A notarization by a notary public is not acceptable.

FOR USE BY FINANCIAL INSTITUTION ONLY.

PLACE MEDALLION GUARANTEE IN SPACE BELOW.

SPECIAL PAYMENT AND/OR DELIVERY INSTRUCTIONS

(See Instruction 8)

To be completed ONLY if the check is to be issued or wire made in the name of the undersigned BUT delivered to an address or account other than the address or account of the undersigned.

Please transmit the applicable Merger Consideration of the undersigned to:

Name(s):
(Please Print)

Payment Method (check one):              Check (to be sent by mail) or              Wire Transfer (if payment exceeds $500,000)

Address:

(Include Zip Code)

If payment is to be made by wire transfer:

Bank Name:

ABA Number:

Customer Account Number:

Area Code and Telephone Number:

Taxpayer Identification or Social Security No.:

7

To be delivered to the Company at the address set forth in Instruction 5 or to such other addresses as the Company may indicate to the undersigned from time to time:

CHANGE TO NAME, PAYMENT ADDRESS OR WIRE TRANSFER INFORMATION

(See Instruction 9)

To be completed ONLY in the event of change of name, payment address or wire transfer information of the undersigned.

Current Name:
(Please Print)

Current Address:

(Include Zip Code)

Current Payment Account:

New Name:*
(Please Print)

Payment Method*:              Check (to be sent by mail) or              Wire Transfer (if payment exceeds $500,000)

If payment is to be made by check:*

Address:

(Include Zip Code)

If payment is to be made by wire transfer:*

Bank Name:

ABA Number:

Customer Account Number:

*	Complete only items to be changed.

The undersigned hereby requests that the Company change the information it has on file to reflect the updated information provided above.

NAME OF SECURITYHOLDER:

Signed by:

Printed Name of Signatory:

Title of Signatory:

8

INSTRUCTIONS

This Letter of Transmittal (or a copy thereof) should be properly filled in, dated and signed, and should be delivered, together with your Share certificate(s) and/or agreement(s) representing Warrants being surrendered for exchange by you, to the Company at the address set forth on the cover of this document. The method of delivery of this Letter of Transmittal and Share certificate(s) and/or agreement(s) representing Warrants is at the election and risk of the owner. However, if this Letter of Transmittal and the Share certificate(s) and/or agreement(s) representing Warrants are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested. Risk of loss of the associated Shares and/or Warrants shall pass only upon effective receipt of the Share certificate(s) and/or agreement(s) representing Warrants to purchase Shares by Parent (by way of delivery to the Stockholders’ Representative).

Please read and follow carefully the instructions regarding completion of this Letter of Transmittal below. These instructions and terms are part of the terms and conditions of the Letter of Transmittal.

1. Surrender and Cancellation of Securities. Once submitted, this Letter of Transmittal is irrevocable. Any surrender of Shares and/or Warrants that you make is irrevocable.

2. Termination of Merger Agreement. All Letters of Transmittal will be void and of no effect if the Merger Agreement is terminated pursuant to its terms. The Company will return Share certificate(s) and agreement(s) representing Warrants it had received previously to the person who submitted such Share certificate(s) or agreement(s) representing Warrants without charge to such person as promptly as practicable by first class, insured mail.

3. Execution and Delivery. This Letter of Transmittal or a copy hereof is to be used when you surrender your Shares and/or Warrants for cancellation in exchange for the portion of the Merger Consideration that you are entitled to receive under the Merger Agreement. For a holder of Shares and/or Warrants to receive the applicable Merger Consideration, this Letter of Transmittal must be properly completed, dated and signed in the signature box and must be received (together with Share certificate(s) and/or agreement(s) representing Warrants) by the Stockholders’ Representative at the appropriate address set forth on the cover of this document. If Share certificates and/or agreement(s) representing Warrants are delivered to the Stockholders’ Representative in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

Holders of Shares or Warrants who are nominees, trustees or are acting in another representative or fiduciary capacity only (a “Representative”) shall submit a separate Letter of Transmittal for each beneficial owner for whom such registered holder is a Representative; provided, however, that at the request of Parent, such holder shall certify to the satisfaction of Parent or the Company, as applicable, that such holder holds such Shares or Warrants as Representative for the beneficial owner thereof. Each beneficial owner for whom a Letter of Transmittal is submitted will be treated as a separate holder.

4. Guarantee of Signatures. No signature guarantee is required on this Letter of Transmittal if (i) this Letter of Transmittal is signed by the registered holder(s) of the Shares or Warrant(s) surrendered herewith or (ii) the Shares or Warrant(s) is surrendered for the account of an eligible guarantor institution such as a commercial bank, trust company, securities broker/dealer, credit union, or savings association participating in a Medallion Program approved by the Securities Transfer Association, Inc. (each of the foregoing being an “Eligible Institution”). In all other cases, all signatures on this Letter of Transmittal must be medallion guaranteed by an Eligible Institution. (See Instruction 7.) If you have any questions regarding the need for a signature guarantee, please call Jared Hershberg at (212) 969-3313.

5. Delivery of Letters of Transmittal, Share Certificates and Warrants. The Share certificate(s) and/or agreement(s) representing Warrants, together with a properly completed and duly executed and dated copy of this Letter of Transmittal or a duly executed copy hereof and any other documents required by this Letter of Transmittal, must be delivered to the Stockholders’ Representative at the appropriate address set forth on the cover of this document.

Parent reserves the right to waive any irregularities or defects in the surrender of any Shares or Warrants. A surrender will not be deemed to have been made until all irregularities have been cured or waived. Parent shall make reasonable efforts to notify any person of any defect in any Letters of Transmittal or any other required documents submitted to Parent.

6. Inadequate Space. If there is inadequate space to list all your Share certificate(s) and/or agreement(s) representing Warrants, please attach and sign a separate schedule setting forth the information called for in Item A of this Letter of Transmittal with respect to such Shares and/or Warrants.

7. Signatures on the Letter of Transmittal and Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Shares and/or Warrants surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Share certificate(s) or agreement(s) representing Warrants (if any) without any alteration or change whatsoever.

If the Shares or Warrants surrendered hereby are owned of record by two or more persons, all such persons must sign this Letter of Transmittal and any schedule prepared in accordance with Instruction 6. If the Shares and/or Warrants are registered in the names of different holders, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Shares or Warrants.

If this Letter of Transmittal is signed by the registered holder(s) of the Shares and/or Warrants listed and surrendered herewith, no endorsements of the Shares or Warrants or separate stock or warrant powers are required.

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares and/or Warrants surrendered hereby, such Shares and Warrants must be endorsed or accompanied by appropriate stock or warrant powers, and in either case, signed exactly as the name(s) of the record holder(s) appears on such Shares certificate(s) or agreement(s) representing Warrants or in the records of the Company, in which case the signatures on such Shares certificate(s), agreement(s) representing Warrants or stock or warrant powers must be guaranteed by an Eligible Institution or as otherwise agreed with Parent (as specified in Instruction 4).

If this Letter of Transmittal or any Share certificate(s), agreement(s) representing Warrants or stock or warrant power(s) are signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, must give his or her full title in such capacity, and must submit proper evidence of his or her authority to so act.

8. Special Payment and/or Delivery Instructions. The “Special Payment and/or Delivery Instructions” box on this Letter of Transmittal must indicate the name and address and/or account information of the person(s) to whom the check or wire is to be sent if different from the name and address and/or account information of the person(s) signing this Letter of Transmittal. Filling in the box will NOT change your address for other mailings.

9. Payment Address and Name. It is incumbent upon you to notify Charter LCI Corporation, 1800 Phoenix Boulevard, Suite 120, College Park, GA 30349, Attention: M. Chinta Gaston, if your address, name or account information for payment changes using the form of update of payment information attached to the Letter of Transmittal. Please allow 5 business days for processing of this form. Parent, or the escrow agent, as applicable, will mail or wire money to you at the most recent address or bank account that the Company has on file for you, and will have no responsibility if you fail to receive payment because your payment information has changed but you have not notified the Company at the address listed above.

10. Form W-9. Each surrendering U.S. holder of Share certificate(s) (or other payee) is required to provide the Company (for transmission to PRSC) with a correct Taxpayer Identification Number (“TIN”) and certain other information on the enclosed Form W-9. Failure to provide the information on the Form W-9 may subject the surrendering holder of Share certificate(s) and/or agreements representing Warrant(s) (or other payee) to federal backup withholding. If the surrendering holder of Share certificate(s) and/or agreements representing Warrant(s) (or other payee) has not been issued a TIN and has applied for one or intends to apply for one in the near future, such holder (or other payee) should write “Applied For” in the space provided for the TIN in

Part I of the Form W-9. If “Applied For” is written in Part I and Parent is not provided with a TIN by the time of payment, Parent or the escrow agent, as applicable, will withhold on all payments thereafter to such holder (or other payee) until a TIN is provided to Parent. If Parent is not provided with the correct TIN, the holder (or other payee) may be subject to a $50 penalty imposed by the Internal Revenue Service. A non-U.S. holder that certifies its non-U.S. status by completing an appropriate IRS Form W-8 will not be subject to backup withholding and will not need to complete a Form W-9. Non-U.S. holders should consult their tax advisors regarding the appropriate Form W-8 (which can be obtained from the Internal Revenue Service web site at http://www.irs.gov) and any other forms that may be required.

11. Lost, Stolen or Destroyed Certificates. If your Share certificate(s) and/or agreement(s) representing Warrants have been lost, stolen or destroyed, please complete and sign the Affidavit of Loss attached to this Letter of Transmittal as Exhibit B or Exhibit C, respectively, and return it with your completed and signed Letter of Transmittal in lieu of such lost stolen or destroyed Share certificate(s) and/or agreement(s) representing Warrants. This Letter of Transmittal cannot be processed until all certificates representing Shares and/or agreement(s) representing Warrants or a completed and signed Affidavit of Loss have been received.

12. Share Certificates Held by the Company. If your Share certificate(s) are held by the Company, please complete and sign the Stock Power attached to this Letter of Transmittal as Exhibit D and return it with your completed and signed Letter of Transmittal. This Letter of Transmittal cannot be processed until a completed and signed Stock Power has been received.

13. Information and Additional Copies. Information and additional copies of this Letter of Transmittal may be obtained by calling Jared Hershberg at (212) 969-3313.

IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, any cash payment made to a holder (or other payee) whose Share certificate(s) or agreement(s) representing Warrants are surrendered and canceled in connection with the Merger generally is required to be reported to the Internal Revenue Service and may be subject to federal backup withholding tax. In order to prevent backup withholding, a holder (or other payee) should follow the instructions listed above under the Instruction 10 above and heading “Form W-9”.

If backup withholding applies, Parent or the escrow agent, as applicable, will be required to withhold certain amounts from any payments made to the holder (or other payee) surrendering Share certificates or agreements representing Warrants. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service, provided that the required information is supplied to the Internal Revenue Service.

Exhibit A

Section 262 of the Delaware General Corporation Law

Delaware General Corporation Law § 262

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Exhibit B

AFFIDAVIT OF LOSS FOR CAPITAL STOCK

The undersigned, being duly sworn, deposes and says, under penalties of perjury:

1. The undersigned is the sole and registered owner of Stock Certificate No.              (the “Security”), representing              shares (the “Shares”) of                          [insert class and series of stock] of Charter LCI Corporation, a Delaware corporation (the “Company”).

2. The undersigned has made or caused to be made a diligent search for such Security and has been unable to find or recover it. The Security has been either lost, stolen or destroyed; the undersigned has not sold, assigned, pledged, transferred, deposited under any agreement or hypothecated the Security, the Shares or any interest therein, or signed any power of attorney or other authorization respecting the same, or otherwise disposed of the same; and no person, firm, corporation, agency, government or other entity other than the undersigned has asserted any right, title, claim, equity or interest in, to or respecting the Security or the Shares.

3. The undersigned hereby requests, and this Affidavit of Loss is made for the purpose of inducing, the Company, its transfer agents, registrars, trustees, depositaries, and redemption and paying agents to (i) refuse to recognize any person other than the undersigned as the owner of the Security or the Shares, (ii) refuse to make any payment, transfer, registration, delivery or exchange, including, without limitation, dividends or other distributions, with respect to the Security or the Shares to any person other than the undersigned and (iii) refuse to take any other action with respect to the Security or the Shares pursuant to the request or demand of any person other than the undersigned.

4. If the undersigned should find or recover the Security the undersigned will immediately surrender the same to the Company for cancellation without requiring any consideration therefor.

5. The undersigned further agrees to indemnify and hold harmless The Providence Service Corporation and its current or future subsidiaries, the Company and its affiliates and their respective successors and assigns (collectively, the “Indemnitees”) from any and all actions and proceedings, claims, demands, losses, expenses (including, without limitation, reasonable attorneys’ fees and expenses) and damages that may be made or brought against any of the Indemnitees on account of or by reason of such lost, stolen or destroyed Security.

IN WITNESS WHEREOF, the undersigned has executed this Affidavit of Loss this      day of                     , 200    .

Signature

Print Name

Signature of Co-Owner, if any

Print Name

Exhibit C

AFFIDAVIT OF LOSS FOR WARRANT

The undersigned, being duly sworn, deposes and says, under penalties of perjury:

1. The undersigned is the sole and registered owner of Warrant No.              (the “Security”), representing              shares (the “Shares”) of Common Stock of Charter LCI Corporation, a Delaware corporation (the “Company”).

2. The undersigned has made or caused to be made a diligent search for such Security and has been unable to find or recover it. The Security has been either lost, stolen or destroyed; the undersigned has not sold, assigned, pledged, transferred, deposited under any agreement or hypothecated the Security, the Shares or any interest therein, or signed any power of attorney or other authorization respecting the same, or otherwise disposed of the same; and no person, firm, corporation, agency, government or other entity other than the undersigned has asserted any right, title, claim, equity or interest in, to or respecting the Security or the Shares.

3. The undersigned hereby requests, and this Affidavit of Loss is made for the purpose of inducing, the Company, its transfer agents, registrars, trustees, depositaries, and redemption and paying agents to (i) refuse to recognize any person other than the undersigned as the owner of the Security or the Shares, (ii) refuse to make any payment, transfer, registration, delivery or exchange, including, without limitation, dividends or other distributions, with respect to the Security or the Shares to any person other than the undersigned and (iii) refuse to take any other action with respect to the Security or the Shares pursuant to the request or demand of any person other than the undersigned.

4. If the undersigned should find or recover the Security the undersigned will immediately surrender the same to the Company for cancellation without requiring any consideration therefor.

5. The undersigned further agrees to indemnify and hold harmless The Providence Service Corporation and its current or future subsidiaries, the Company and its affiliates and their respective successors and assigns (collectively, the “Indemnitees”) from any and all actions and proceedings, claims, demands, losses, expenses (including, without limitation, reasonable attorneys’ fees and expenses) and damages that may be made or brought against any of the Indemnitees on account of or by reason of such lost, stolen or destroyed Security.

IN WITNESS WHEREOF, the undersigned has executed this Affidavit of Loss this      day of                     , 200    .

Signature

Print Name

Signature of Co-Owner, if any

Print Name

Exhibit D

STOCK POWER

                                         , do hereby assign and transfer unto                                         ,              Shares of Class      Common Stock of Charter LCI Corporation, a Delaware Corporation (the “Corporation”), which shares are registered in                                      name on the books of said Corporation represented by Certificate No.              delivered herewith, and do hereby irrevocably constitute and appoint                                         , attorney to transfer said shares on the books of said Corporation with full power of substitution in the premises.

Dated	By:

Exhibit F

Closing Deliverables

Parent and Merger Sub Deliveries:

1. a certificate, dated as of the Closing Date, executed on behalf of Parent and Merger Sub by a duly authorized officer to the effect that each of the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

2. the Escrow Agreement, duly executed by Parent and Merger Sub and the Escrow Agent;

3. a certificate of the respective secretary of each of Parent and Merger Sub, attaching copies of each of its certificate of incorporation and bylaws, or certificate of formation and operating agreement, or similar governing documents, as applicable; and

4. a good standing certificate for each of Parent and Merger Sub issued by the Secretary of State of Delaware dated within five business days of the Closing Date.

The Company Deliveries:

1. a certificate, dated as of the Closing Date, executed on behalf of the Company by a duly authorized officer to the effect that each of the conditions set forth in Sections 5.1 and 5.2. have been satisfied;

2. the Escrow Agreement, duly executed by the Company, the Stockholders’ Representative and the Escrow Agent;

3. a certificate, dated as of the Closing Date, of the respective secretary of the Company and each of the Subsidiaries, attaching copies of each of its certificate of incorporation and bylaws, or certificate of formation and operating agreement, or similar governing documents, and board of directors, member or manager (or similar governing board) resolutions approving the transactions contemplated by this Agreement and stockholders’ actions, as applicable, in connection with the transactions contemplated by this Agreement;

4. executed resignations from each of the following directors of the Company: Paul Verrochi, Jay M. Gates, Thomas C. Dircks, John Carroll, J.J. Kardwell and John A. Svahn; and

5. a good standing certificate for each of the Company and the Subsidiaries issued by the Secretary of State of Delaware or the Secretary of State of South Carolina, as applicable, dated within five business days of the Closing Date.

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Exhibit H-1

Guarantors

Charterhouse Equity Partners IV, L.P.

Summit Ventures VI-A, L.P.

Summit Ventures VI-B, L.P.

Summit Subordinated Debt Fund III-A, L.P.

Summit Subordinated Debt Fund III-B, L.P.

Summit VI Entrepreneurs Fund, L.P.

Summit VI Advisors Fund, L.P.

Summit Investors VI, L.P.

1

Exhibit H-2

GUARANTY

GUARANTY, dated November____, 2007, made by Charterhouse Equity Partners IV, L.P., a Delaware limited partnership, (“Guarantor”), in favor of The Providence Service Corporation, a Delaware corporation (“Providence”).

BACKGROUND

A. Guarantor is an affiliate of Charter LogistiCare LLC (“Seller”), an equity holder of Charter LCI Corporation, a Delaware Corporation (“Company”).

B. Company, Providence, PRSC Acquisition Corporation, the stockholders of Company and CLCI Agent, LLC have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), in which Seller has undertaken certain obligations including, without limitation, indemnification obligations.

C. Capitalized terms used and not defined herein shall have their respective meanings as defined in the Merger Agreement.

D. On the terms and subject to the conditions contained herein, each Guarantor desires to execute and deliver this Guaranty.

NOW, THEREFORE, based upon the foregoing and in furtherance of its own business purposes, the Guarantors hereby agree as follows:

SECTION 1. Guaranty. The Guarantor hereby unconditionally and absolutely guarantees to Providence the payment and performance in full of any and all of the obligations of Seller under the Merger Agreement (the “Guaranteed Obligations”). Guarantor and Providence expressly acknowledge that if Seller shall fail to perform as required by the Merger Agreement, then Providence shall have no obligation to legally proceed against Seller before seeking payment or performance of any Guaranteed Obligations by Guarantor hereunder. Providence acknowledges and agrees that the Guarantor is giving this Guaranty in consideration and exchange for Providence’s performance of Providence’s obligations under the Merger Agreement.

SECTION 2. No Waivers. No failure or delay by Providence in exercising any right, power or privilege hereunder or under the Merger Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3. Defenses. Notwithstanding anything to the contrary contained herein, the Guarantor shall have the full benefit of and reserve the right to assert any and all defenses that the Seller may have to payment or performance of any Guaranteed Obligation, including without limitation the benefit of any right to assert any right of setoff, counterclaim or defense that the Seller may have against Providence under the Merger Agreement, other than rights of setoff, counterclaims and defenses that the Seller may possess relating to (i) the due organization or valid existence of the Seller, (ii) the lack of validity or enforceability of the Merger Agreement against the Seller, (iii) the Seller’s lack of authority to enter into or perform the Merger Agreement or the due execution and delivery thereof, or (iv) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership, or other reorganization of the Seller.

SECTION 4. Agreement Regarding Dissolution, Liquidation and Winding-Up of Affairs; Notice. Guarantor hereby agrees that, at any time prior to the one-year anniversary of the Closing under the Merger Agreement, if it shall determine to dissolve, liquidate its assets, or wind-up its business affairs, it shall provide Providence with not less than thirty (30) days prior written notice before commencing any such action.

SECTION 5. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, shall in any event be effective without the written consent of Providence and Guarantor.

SECTION 6. Governing Law. This Guaranty shall be construed in accordance with and governed by the laws of the State of Delaware.

SECTION 7. Integration. This Guaranty represents the complete understanding and agreement, of the parties hereto, and supersedes all prior understandings and agreements relating to the subject matter hereof.

SECTION 8. Severability. If any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 9. Interpretation. Section headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

SECTION 10. Effectiveness. This Guaranty is effective upon the consummation of the Merger under the Merger Agreement.

[Remainder of page left blank intentionally.]

2

IN WITNESS WHEREOF, Guarantor has executed this Guaranty by its duly authorized officer as of the date first above written.

CHARTERHOUSE EQUITY PARTNERS IV, L.P.

By:	CHUSA EQUITY INVESTORS IV, L.P., General Partner

By:	CHARTERHOUSE EQUITY IV, LLC, General Partner

By:
Name:
Title:

Acknowledged and Agreed:

THE PROVIDENCE SERVICE CORPORATION

By:
Name:
Title:

GUARANTY

GUARANTY, dated November____, 2007, made by Summit Subordinated Debt Fund III-A, L.P., a Delaware limited partnership, Summit Subordinated Debt Fund III-B, L.P., a Delaware limited partnership, Summit Investors VI, L.P. a Delaware limited partnership, Summit VI Entrepreneurs Fund, L.P., a Delaware limited partnership, Summit VI Advisors Fund, L.P., a Delaware limited partnership, Summit Ventures VI-A, L.P., a Delaware limited partnership and Summit Ventures VI–B, L.P., a Delaware limited partnership, (collectively, the “Guarantors” and each individually a “Guarantor”), in favor of The Providence Service Corporation, a Delaware corporation (“Providence”).

BACKGROUND

A. Guarantors are affiliates of Summit LogistiCare LLC (“Seller”), an equity holder of Charter LCI Corporation, a Delaware Corporation (“Company”).

B. Company, Providence, PRSC Acquisition Corporation, the stockholders of Company and CLCI Agent, LLC have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), in which Seller has undertaken certain obligations including, without limitation, indemnification obligations.

C. Capitalized terms used and not defined herein shall have their respective meanings as defined in the Merger Agreement.

D. On the terms and subject to the conditions contained herein, each Guarantor desires to execute and deliver this Guaranty.

NOW, THEREFORE, based upon the foregoing and in furtherance of its own business purposes, the Guarantors hereby agree as follows:

SECTION 1. Guaranty. The Guarantors, jointly and severally, hereby unconditionally and absolutely guarantee to Providence the payment and performance in full of any and all of the obligations of Seller under the Merger Agreement (the “Guaranteed Obligations”). Each Guarantor and Providence expressly acknowledge that if Seller shall fail to perform as required by the Merger Agreement, then Providence shall have no obligation to legally proceed against Seller before seeking payment or performance of any Guaranteed Obligations by any one or more of the Guarantors hereunder. Providence acknowledges and agrees that the Guarantors are giving this Guaranty in consideration and exchange for Providence’s performance of Providence’s obligations under the Merger Agreement.

SECTION 2. No Waivers. No failure or delay by Providence in exercising any right, power or privilege hereunder or under the Merger Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3. Defenses. Notwithstanding anything to the contrary contained herein, the Guarantors shall have the full benefit of and reserve the right to assert any and all defenses that the Seller may have to payment or performance of any Guaranteed Obligation, including without limitation the benefit of any right to assert any right of setoff, counterclaim or defense that the Seller may have against Providence under the Merger Agreement, other than rights of setoff, counterclaims and defenses that the Seller may possess relating to (i) the due organization or valid existence of the Seller, (ii) the lack of validity or enforceability of the Merger Agreement against the Seller, (iii) the Seller’s lack of authority to enter into or perform the Merger Agreement or the due execution and delivery thereof, or (iv) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership, or other reorganization of the Seller.

SECTION 4. Agreement Regarding Dissolution, Liquidation and Winding-Up of Affairs; Notice. Each Guarantor hereby agrees that, at any time prior to the one-year anniversary of the Closing under the Merger Agreement, if it shall determine to dissolve, liquidate its assets, or wind-up its business affairs, it shall provide Providence with not less than thirty (30) days prior written notice before commencing any such action.

SECTION 5. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, shall in any event be effective without the written consent of Providence and each Guarantor.

SECTION 6. Governing Law. This Guaranty shall be construed in accordance with and governed by the laws of the State of Delaware.

SECTION 7. Integration. This Guaranty represents the complete understanding and agreement, of the parties hereto, and supersedes all prior understandings and agreements relating to the subject matter hereof.

SECTION 8. Severability. If any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 9. Interpretation. Section headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

SECTION 10. Effectiveness. This Guaranty is effective upon the consummation of the Merger under the Merger Agreement.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, each Guarantor has executed this Guaranty by its duly authorized officer as of the date first above written.

Summit Subordinated Debt Fund III-A, L.P.

By:	Summit Partners SD III, L.P. Its General Partner

	By:	Summit Partners SD III, LLC Its General Partner

By:
Name:
Title:

Summit Subordinated Debt Fund III-B, L.P.

By:	Summit Partners SD III, L.P. Its General Partner

	By:	Summit Partners SD III, LLC Its General Partner

By:
Name:
Title:

Summit Investors VI, L.P.

By:	Summit Partners VI (GP), L.P. Its General Partner

	By:	Summit Partners VI (GP), LLC Its General Partner

By:
Name:
Title:

Summit VI Advisors Fund, L.P.

By:	Summit Partners VI (GP), L.P. Its General Partner

	By:	Summit Partners VI (GP), LLC Its General Partner

By:
Name:
Title:

Summit VI Entrepreneurs Fund, L.P.

By:	Summit Partners VI (GP), L.P. Its General Partner

	By:	Summit Partners VI (GP), LLC Its General Partner

By:
Name:
Title:

Summit Ventures VI-A, L.P.

By:	Summit Partners VI (GP), L.P. Its General Partner

	By:	Summit Partners VI (GP), LLC Its General Partner

By:
Name:
Title:

Summit Ventures VI-B, L.P.

By:	Summit Partners VI (GP), L.P. Its General Partner

	By:	Summit Partners VI (GP), LLC Its General Partner

By:
Name:
Title:

Address for Notice: c/o Summit Partners, LLC 222 Berkeley Street 18th Floor Boston, MA 02116 Facsimile: (617) 824-1100 Attention:

Acknowledged and Agreed:

THE PROVIDENCE SERVICE CORPORATION

By:
Name:
Title: